Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

among

QUINPARIO ACQUISITION CORP. 2,

QUINPARIO MERGER SUB I, INC.,

QUINPARIO MERGER SUB II, INC.,

NOVITEX HOLDINGS, INC.,

SOURCEHOV HOLDINGS, INC.,

NOVITEX PARENT, L.P.,

HOVS LLC, and

HANDSON FUND 4 I, LLC,

February 21, 2017

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5.18	Insurance	31
5.19	Brokers’ and Finders’ Fees	31
5.20	Customers and Suppliers	31
5.21	Company Information	32
5.22	No Additional Representations	32

Article VI REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		33

6.1	Standing; Qualification and Power of Parent, Novitex Merger Sub and SourceHOV Merger Sub	33
6.2	Capitalization of Parent	33
6.3	Authority; Execution and Delivery; Enforceability	35
6.4	No Conflict; Consents	35
6.5	Litigation	36
6.6	SEC Documents; Financial Statements	36
6.7	Information Supplied	37
6.8	NASDAQ Stock Market Quotation	37
6.9	Board Approval; Stockholder Vote	38
6.10	Investment Company Act	38
6.11	Trust Account	38
6.12	Title to Assets	38
6.13	Securities Laws Matters	39
6.14	Parent’s Business Investigation; Disclaimer Regarding Projections; No Knowledge of Misrepresentation	39
6.15	Financing	40
6.16	Solvency	41
6.17	Operations of Novitex Merger Sub and SourceHOV Merger Sub	41
6.18	Brokers’ and Finders’ Fees	41
6.19	Taxes	41
6.20	No Additional Representations	42

Article VII COVENANTS		42

7.1	Conduct of Business Prior to Closing	42
7.2	Access to Information	48
7.3	Confidentiality	49
7.4	Efforts to Consummate; Consents and Filings	49
7.5	Financing	51
7.6	Financing Cooperation	52
7.7	Expenses; Transfer Taxes	56
7.8	Tax-Free Reorganization	56
7.9	Publicity	57
7.10	Directors’ and Officers’ Indemnification and Insurance	57
7.11	Employee Matters	59
7.12	280G Shareholder Vote	60
7.13	Control of Operations.	61
7.14	Exclusivity	61
7.15	Trust Account	62
7.16	Proxy Statement; SEC Filings	63

7.17	Listing of Parent Common Stock	65
7.18	Section 16 of the Exchange Act	66
7.19	Notification of Certain Matters	66
7.20	Affiliate Agreements	66
7.21	Release	67
7.22	Intermediate Co; SourceHOV Shareholder Meeting; Consent Actions	68
7.23	No Claim Against Trust Amount	69
7.24	Subscription Agreements	70

Article VIII CONDITIONS PRECEDENT		70
8.1	Conditions to Each Party’s Obligations	70
8.2	Conditions to Obligations of Parent, Novitex Merger Sub and SourceHOV Merger Sub	71
8.3	Conditions to the Obligations of the Sellers and the Companies	72
8.4	Conditions to the Obligations of the HGM Group and SourceHOV	73
8.5	Conditions to the Obligations of Novitex and Novitex Parent	74
8.6	Frustration of Closing Conditions	75

Article IX TERMINATION		75
9.1	Termination	75
9.2	Effect of Termination	77

Article X GENERAL PROVISIONS		77
10.1	Survival of Representations and Warranties	77
10.2	Notices	77
10.3	Severability	80
10.4	Specific Performance	81
10.5	Entire Agreement	81
10.6	Assignment	81
10.7	No Third-Party Beneficiaries	81
10.8	Amendment	82
10.9	Waiver	82
10.10	Governing Law; Jurisdiction	82
10.11	Waiver of Jury Trial	84
10.12	Recourse	84
10.13	Limitation on Damages	85
10.14	Disclosure Schedules	85
10.15	Interpretation	86
10.16	No Presumption Against Drafting Party	86
10.17	Company and Principal Stockholder Privilege	87
10.18	Execution of Agreement	87

EXHIBITS

Exhibit A	Nomination Agreement

Exhibit B	Registration Rights Agreement

Exhibit C	Parent Amended and Restated Certificate of Incorporation

Exhibit D	Parent Amended and Restated Bylaws

Exhibit E	Subscription Agreement Material Terms

BUSINESS COMBINATION AGREEMENT, dated as of February 21, 2017 (together with all Schedules and Exhibits attached hereto, this “Agreement”), among Quinpario Acquisition Corp. 2, a Delaware corporation (“Parent”), Quinpario Merger Sub I, Inc., a Delaware corporation (“SourceHOV Merger Sub”), Quinpario Merger Sub II, Inc., a Delaware corporation (“Novitex Merger Sub” and, each of the SourceHOV Merger Sub and the Novitex Merger Sub, a “Merger Sub”), Novitex Holdings, Inc., a Delaware corporation (“Novitex”), SourceHOV Holdings, Inc., a Delaware corporation (“SourceHOV” and, together with Novitex, each a “Company” and collectively, the “Companies”), Novitex Parent, L.P. (“Novitex Parent”), HOVS LLC and HandsOn Fund 4 I, LLC (collectively, the “HGM Group” and, together with Novitex Parent, each a “Seller” and collectively, the “Sellers”).

WHEREAS, the board of directors of Parent has determined that it is fair to, advisable and in the bests interests of its public stockholders to enter into this Agreement and consummate the transactions contemplated thereby;

WHEREAS, the respective boards of directors of each of Parent, SourceHOV Merger Sub and SourceHOV have each duly approved (a) this Agreement, (b) the proposed merger (the “SourceHOV Merger”) of SourceHOV Merger Sub with and into SourceHOV in accordance with, and subject to, the terms and conditions set forth in this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”) and (c) the other transactions contemplated by this Agreement;

WHEREAS, the respective boards of directors of SourceHOV Merger Sub and SourceHOV have each (a) determined that it is fair to, advisable to and in the best interests of SourceHOV Merger Sub and SourceHOV, respectively, to enter into this Agreement and consummate the SourceHOV Merger and the other transactions contemplated by this Agreement, (b) directed that the adoption of this Agreement be submitted to a vote of their respective stockholders and (c) resolved and agreed to recommend to their respective stockholders that they vote in favor of the approval and adoption of this Agreement and the transactions contemplated hereby including the SourceHOV Merger, in each case on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, as a condition to the consummation of the transactions contemplated by this Agreement and in accordance with the terms hereof, Parent shall provide an opportunity to its stockholders to have their Parent Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement and Parent's Amended and Restated Certificate of Incorporation and Bylaws in conjunction with, inter alia, obtaining approval from the stockholders of Parent for the Business Combination;

WHEREAS, in connection with the transactions contemplated by this Agreement, Parent intends to seek to, in accordance with Section 7.24 hereof, enter into subscription agreements (the “Subscription Agreements”) with certain third party investors (the “PIPE Investors”) pursuant to which the PIPE Investors will commit to make a private investment in public equity in the form of Parent Common Stock (the “PIPE Investment”) up to an aggregate amount of $350,000,000 (after giving effect to the balance in the Trust Account (exclusive of expenses) less the redemptions each holder of Parent Common Stock is entitled to pursuant to Parent’s Amended and Restated Certificate of Incorporation and the Parent’s Bylaws).

WHEREAS, the affirmative consent of the HGM Group is the only consent required from the holders of equity interests of SourceHOV in connection with the SourceHOV Merger and the transactions contemplated by this Agreement;

WHEREAS, immediately following execution of this Agreement, on the date of this Agreement, the HGM Group will execute and deliver to Parent, SourceHOV Merger Sub, Novitex Merger Sub, Novitex and Novitex Parent a written consent (the “HGM Consent”), pursuant to which, among other things, the HGM Group will act by written consent in favor of the adoption of this Agreement, the approval of the SourceHOV Merger and the other transactions contemplated by this Agreement thereby waiving any and all rights under the DGCL or otherwise to assert dissenters’ rights or demand appraisal of its shares of SourceHOV Common Stock (as defined herein) in connection with the SourceHOV Merger;

WHEREAS, immediately following execution of this Agreement, on the date of this Agreement, Parent, as the sole stockholder of SourceHOV Merger Sub as the date hereof, will duly adopt this Agreement and approve the SourceHOV Merger and the transactions contemplated hereby (the “SourceHOV Parent Consent”);

WHEREAS, Novitex Parent owns all of the issued and outstanding equity interests of Novitex, par value $0.01 per share, (the “Novitex Common Stock”);

WHEREAS, the respective boards of directors of each of Parent, Novitex Merger Sub and Novitex have each duly approved (a) this Agreement, (b) the proposed merger (the “Novitex Merger”) of Novitex Merger Sub with and into Novitex in accordance with, and subject to, the terms and conditions set forth in this Agreement and the DGCL and (c) the other transactions contemplated by this Agreement;

WHEREAS, the respective boards of directors of Novitex Merger Sub and Novitex have each (a) determined that it is fair to, advisable to and in the best interests of Novitex Merger Sub and Novitex, respectively, to enter into this Agreement and consummate the Novitex Merger and the other transactions contemplated by this Agreement, (b) directed that the adoption of this Agreement be submitted for approval by their respective stockholders and (c) resolved and agreed to recommend to their respective stockholders that they vote in favor of the approval and adoption of this Agreement and the transactions contemplated hereby including the Novitex Merger, in each case on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the consent of Novitex Parent is the only consent required in connection with the Novitex Merger and the transactions contemplated by this Agreement;

WHEREAS, immediately following execution of this Agreement, Novitex Parent will execute and deliver to Parent, Novitex Merger Sub, the HGM Group and SourceHOV a written consent (the “Novitex Consent”), pursuant to which, among other things, Novitex Parent will act by written consent in favor of adoption of this Agreement, approval of the Novitex Merger and waive any and all rights under the DGCL or otherwise to assert dissenters’ rights or demand appraisal of its shares of Novitex Common Stock in connection with the Novitex Merger;

WHEREAS, immediately following execution of this Agreement, on the date of this Agreement, Parent, as the sole stockholder of Novitex Merger Sub as the date hereof, will duly adopt this Agreement and approve the Novitex Merger and the transactions contemplated hereby (the “Novitex Parent Consent”);

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WHEREAS, the SourceHOV Merger shall occur substantially concurrently with the Novitex Merger and conditionally upon on the occurrence of each other;

WHEREAS, at the Closing, Parent intends to enter into two nomination agreements, one of which shall be with Apollo Novitex Holdings, L.P., parent of Novitex Parent and the other with the HGM Group, each of which shall be in substantially the form set forth in Exhibit A (the “Nomination Agreement”);

WHEREAS, at the Closing, Parent and certain of its equity holders, including Apollo Novitex Holdings, L.P., the HGM Group and the holders of shares of Parent Common Stock as of the date of this Agreement who are parties to an existing registration rights agreement in respect of the shares of Parent Common Stock held by such holders intend to enter into a registration rights agreement in substantially the form set forth in Exhibit B (the “Registration Rights Agreement”); and

WHEREAS, simultaneously herewith, Parent, Quinpario Partners, LLC, Quinpario Partners 2, LLC, Game Boy Partners, LLC, Novitex, SourceHOV, Novitex Parent and the HGM Group are entering into that certain Forfeiture Agreement pursuant to which certain shareholders of Parent will forfeit a number of shares of Parent Common Stock and Parent Warrants (the “Forfeiture Agreement”).

NOW, THEREFORE, in consideration of the benefits to be derived from this Agreement, the SourceHOV Certificate of Merger and the Novitex Certificate of Merger and the representations, warranties, covenants, agreements and conditions set forth herein and in the SourceHOV Certificate of Merger and the Novitex Certificate of Merger, the parties hereto hereby agree as follows:

Article I

MERGERS

1.1	The Mergers

(a)                At the SourceHOV Effective Time (as defined herein) and in accordance with, and subject to, the terms and conditions set forth in this Agreement, the SourceHOV Certificate of Merger and the DGCL, SourceHOV Merger Sub shall be merged with and into SourceHOV and the separate corporate existence of SourceHOV Merger Sub shall cease, and SourceHOV shall continue its corporate existence under the DGCL as the surviving company in the SourceHOV Merger (hereinafter referred to as the “SourceHOV Surviving Company”).

(b)               At the Novitex Effective Time (as defined herein) and in accordance with, and subject to, the terms and conditions set forth in this Agreement, the Novitex Certificate of Merger and the DGCL, Novitex Merger Sub shall be merged with and into Novitex and the separate corporate existence of Novitex Merger Sub shall cease, and Novitex shall continue its corporate existence under the DGCL as the surviving company in the Novitex Merger (hereinafter referred to as the “Novitex Surviving Company”).

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1.2	Effective Time of the Mergers

(a)               The SourceHOV Merger shall become effective on the Closing Date upon the filing by SourceHOV of the SourceHOV Certificate of Merger with the Secretary of State of the State of Delaware (or at such later time as may be agreed upon by each Company and SourceHOV Merger Sub and set forth in the SourceHOV Certificate of Merger). The SourceHOV Certificate of Merger shall be executed and delivered in the manner provided under the DGCL. The time when the SourceHOV Merger shall become effective is referred to herein as the “SourceHOV Effective Time.”

(b)                The Novitex Merger shall become effective on the Closing Date upon the filing by Novitex of the Novitex Certificate of Merger with the Secretary of State of the State of Delaware (or at such later time as may be agreed upon by each Company and Novitex Merger Sub and set forth in the Novitex Certificate of Merger). The Novitex Certificate of Merger shall be executed and delivered in the manner provided under the DGCL. The time when the Novitex Merger shall become effective is referred to herein as the “Novitex Effective Time.”

1.3	Effects of the Mergers

(a)                The SourceHOV Merger shall have the effects set forth in the DGCL, this Agreement and the SourceHOV Certificate of Merger. The name of the SourceHOV Surviving Company shall be “SourceHOV Holdings, Inc.” at the SourceHOV Effective Time.

(b)               The Novitex Merger shall have the effects set forth in the DGCL, this Agreement and the Novitex Certificate of Merger. The name of the Novitex Surviving Company shall be “Novitex Holdings, Inc.” at the Novitex Effective Time.

1.4	Certificate of Incorporation; Bylaws; Officers and Directors of Surviving Companies

(a)                At the SourceHOV Effective Time, (a) the certificate of incorporation of SourceHOV shall be the certificate of incorporation of the SourceHOV Surviving Company until altered, amended or repealed as provided therein and by applicable Law, (b) the bylaws of SourceHOV shall become the bylaws of the SourceHOV Surviving Company, unless and until altered, amended or repealed as provided in the DGCL, the SourceHOV Surviving Company’s certificate of incorporation or such bylaws, or by applicable Law, (c)  the officers of SourceHOV immediately prior to the SourceHOV Effective Time shall become the officers of the SourceHOV Surviving Company, unless and until removed or until their terms of office shall have expired in accordance with the DGCL or the SourceHOV Surviving Company’s certificate of incorporation or bylaws, as applicable, and (d) the directors of SourceHOV Merger Sub immediately prior to the SourceHOV Effective Time shall become the directors of the SourceHOV Surviving Company, unless and until removed or until their terms of office shall have expired in accordance with applicable Law or the SourceHOV Surviving Company’s certificate of incorporation or bylaws, as applicable.

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(b)               At the Novitex Effective Time, (a) the certificate of incorporation of Novitex shall be the certificate of incorporation of the Novitex Surviving Company until altered, amended or repealed as provided therein and by applicable Law, (b) the bylaws of Novitex shall become the bylaws of the Novitex Surviving Company, unless and until altered, amended or repealed as provided in the DGCL, the Novitex Surviving Company’s certificate of incorporation or such bylaws, or by applicable Law, (c)  the officers of Novitex immediately prior to the Novitex Effective Time shall become the officers of the Novitex Surviving Company, unless and until removed or until their terms of office shall have expired in accordance with the DGCL or the Novitex Surviving Company’s certificate of incorporation or bylaws, as applicable, and (d) the directors of Novitex Merger Sub immediately prior to the Novitex Effective Time shall become the directors of the Novitex Surviving Company, unless and until removed or until their terms of office shall have expired in accordance with applicable Law or the Novitex Surviving Company’s certificate of incorporation or bylaws, as applicable.

1.5	Taking of Necessary Actions; Further Assurances

(a)                Prior to the SourceHOV Effective Time, and subject to the terms and conditions set forth in this Agreement, Parent, SourceHOV Merger Sub, SourceHOV and the HGM Group shall take or cause to be taken all such actions as may be necessary or appropriate in order to effectuate, as expeditiously as reasonably practicable, the SourceHOV Merger.

(b)               Prior to the Novitex Effective Time, and subject to the terms and conditions set forth in this Agreement, Parent, Novitex Merger Sub, Novitex and Novitex Parent shall take or cause to be taken all such actions as may be necessary or appropriate in order to effectuate, as expeditiously as reasonably practicable, the Novitex Merger.

Article II

PAYMENT OF PURCHASE PRICE; EFFECT OF MERGERS ON CAPITAL STOCK OF THE COMPANIES AND MERGER SUBS

2.1	Effect on Capital Stock

(a)                At the SourceHOV Effective Time, by virtue of the SourceHOV Merger and without any action on the part of SourceHOV, Parent or any Subsidiary, SourceHOV Merger Sub or the holders of any SourceHOV Common Stock (as defined herein) or SourceHOV Merger Sub Common Stock (as defined herein):

(i)                Conversion of SourceHOV Merger Sub Common Stock. The shares of common stock, par value $0.01 per share, in SourceHOV Merger Sub (the “SourceHOV Merger Sub Common Stock”) issued and outstanding immediately prior to the SourceHOV Effective Time shall be converted into 100% of fully paid and nonassessable shares of common stock, par value $0.01 per share of the SourceHOV Surviving Company with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the SourceHOV Surviving Company. From and after the SourceHOV Effective Time, any and all certificates representing shares of SourceHOV Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the SourceHOV Surviving Company into which such number of shares were converted into ratably in accordance with the immediately preceding sentence.

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(ii)               Cancellation of Treasury Stock and Parent-Owned Stock. All shares of common stock, par value $0.001 per share, in SourceHOV (the “SourceHOV Common Stock”) that are owned by SourceHOV as treasury stock and each share of SourceHOV Common Stock that is owned by Parent or SourceHOV Merger Sub immediately prior to the SourceHOV Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iii)              Conversion of SourceHOV Common Stock. Each share of SourceHOV Common Stock issued and outstanding immediately prior to the SourceHOV Effective Time (excluding SourceHOV Dissenting Shares and shares to be canceled in accordance with Section 2.1(a)(ii)) shall be converted into the right to receive the SourceHOV Merger Consideration. The SourceHOV Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of SourceHOV Common Stock immediately prior to the SourceHOV Effective Time shall cease to have any rights with respect thereto, except the right to receive the SourceHOV Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor and any dividends or other distributions to which holders become entitled upon the delivery of a Letter of Transmittal (including all certificates representing shares of SourceHOV Common Stock), without interest. Notwithstanding the foregoing, if, between the date of this Agreement and the SourceHOV Effective Time, the outstanding shares of Parent Common Stock or SourceHOV Common Stock shall have been changed into a different number of shares or a different class, by reason of any equity dividend, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of shares of Parent Common Stock or SourceHOV Common Stock, as the case may be, will be appropriately adjusted to provide to Parent and the holders of SourceHOV Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this sentence shall not be construed to permit Parent or SourceHOV to take any action with respect to its securities that is prohibited by the terms and conditions of this Agreement.

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(b)               At the Novitex Effective Time, by virtue of the Novitex Merger and without any action on the part of Novitex, Parent or any Subsidiary, Novitex Merger Sub or the holders of any Novitex Common Stock (as defined herein) or Novitex Merger Sub Common Stock (as defined herein):

(i)               Conversion of Novitex Merger Sub Common Stock. The shares of common stock, par value $0.01 per share, in Novitex Merger Sub (the “Novitex Merger Sub Common Stock”) issued and outstanding immediately prior to the Novitex Effective Time shall be converted into 100% of fully paid and nonassessable shares of common stock, par value $0.01 per share of the Novitex Surviving Company with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Novitex Surviving Company. From and after the Novitex Effective Time, any and all certificates representing shares of Novitex Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Novitex Surviving Company into which such number of shares were converted into ratably in accordance with the immediately preceding sentence.

(ii)              Cancellation of Treasury Stock and Parent-Owned Stock. All shares of Novitex Common Stock that are owned by Novitex as treasury stock and each share of Novitex Common Stock that is owned by Parent or Novitex Merger Sub immediately prior to the Novitex Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iii)             Conversion of Novitex Common Stock. Each share of Novitex Common Stock issued and outstanding immediately prior to the Novitex Effective Time (excluding shares to be canceled in accordance with Section 2.1(b)(ii)) shall be converted into the right to receive the Novitex Merger Consideration. The Novitex Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Novitex Common Stock immediately prior to the Novitex Effective Time shall cease to have any rights with respect thereto, except the right to receive the Novitex Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor (including all certificates representing shares of Novitex Common Stock), without interest. Notwithstanding the foregoing, if, between the date of this Agreement and the Novitex Effective Time, the outstanding shares of Parent Common Stock or Novitex Common Stock shall have been changed into a different number of shares or a different class, by reason of any equity dividend, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of shares of Parent Common Stock or Novitex Common Stock, as the case may be, will be appropriately adjusted to provide to Parent and the holders of Novitex Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this sentence shall not be construed to permit Parent or Novitex to take any action with respect to its securities that is prohibited by the terms and conditions of this Agreement.

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(c)                Notwithstanding anything in this Agreement to the contrary, any SourceHOV Common Stock issued and outstanding immediately prior to the SourceHOV Effective Time that are held by any holder who has not voted in favor of the SourceHOV Merger or consented thereto in writing and who is entitled to demand and properly demands appraisal of such Shares pursuant to Section 262 of the DGCL (“SourceHOV Dissenting Shares”) shall not be converted into the right to receive consideration set forth in Section 2.1(a)(iii) above, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder's right to appraisal under the DGCL. The holders of SourceHOV Dissenting Shares shall be entitled to receive payment of the fair value of such SourceHOV Dissenting Shares in accordance with the provisions of Section 262 of the DGCL. If any such holder fails to perfect such appraisal right in accordance with the DGCL or withdraws or otherwise loses any such right to appraisal, each such Share of such holder shall thereupon be converted into and become exchangeable only for the right to receive from the SourceHOV Surviving Company, as of the later of the SourceHOV Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the SourceHOV Merger Consideration, without any interest thereon. At the SourceHOV Effective Time, any holder of SourceHOV Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisals or compromise, offer to settle or settle, or otherwise make any binding agreement regarding, any such demands.

2.2	Delivery of Merger Consideration

(a)                Letter of Transmittal. As promptly as reasonably practicable after the SourceHOV Effective Time, Parent shall cause to be mailed to each holder of record of SourceHOV Common Stock a letter of transmittal in customary form (which shall have customary representations and warranties as to title, authorization, execution and delivery and a customary release consistent with Section 7.21(b) and shall specify that delivery shall be effected, and risk of loss and title to the SourceHOV Common Stock shall pass, only upon delivery of the SourceHOV Common Stock to Parent (including all certificates representing shares of SourceHOV Common Stock) and shall be in such form as Parent may specify, subject to SourceHOV’s reasonable approval, prior to the SourceHOV Effective Time) (the “Letter of Transmittal”) together with instructions thereto. Each holder of record of SourceHOV Common Stock receiving SourceHOV Merger Consideration who is not a party to the Registration Rights Agreement shall have the right to elect in its Letter of Transmittal to be treated as a “Holder” and “Third Party Holder” under the Registration Rights Agreement and, if such election is made, shall be deemed to have consented to Section 14(b) of the Registration Rights Agreement.

(b)               Merger Consideration Received in Connection with Exchange. Upon the receipt of a Letter of Transmittal (including all certificates representing shares of SourceHOV Common Stock), duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by Parent, the holder of such shares of SourceHOV Common Stock shall be entitled to receive in exchange therefor (A) the SourceHOV Merger Consideration into which such SourceHOV Common Stock have been converted pursuant to Section 2.1(a)(iii) and (B) any cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.2(e) and in respect of any dividends or other distributions which the holder has the right to receive pursuant to Section 2.2(c). Until surrendered as contemplated by this Section 2.2(b), each share of SourceHOV Common Stock (excluding SourceHOV Dissenting Shares and shares to be canceled in accordance with Section 2.1(a)(ii)) shall be deemed at any time from and after the SourceHOV Effective Time to represent only the right to receive upon such surrender the SourceHOV Merger Consideration which the holders of shares of SourceHOV Common Stock were entitled to receive in respect of such shares pursuant to this Section 2.2(b) (and cash in lieu of fractional shares pursuant to Section 2.2(e) and in respect of any dividends or other distributions pursuant to Section 2.2(c)).

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(c)               Treatment of Unissued Shares. No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the SourceHOV Effective Time shall be paid with respect to the shares of Parent Common Stock issuable to a former holder of SourceHOV Common Stock, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e), until the delivery of a Letter of Transmittal in accordance with this Article II. Subject to escheat, Tax or other applicable Law, following such delivery of a Letter of Transmittal (including all certificates representing shares of SourceHOV Common Stock), there shall be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the SourceHOV Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the SourceHOV Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

(d)                No Further Ownership Rights.

(i)                The shares of Parent Common Stock issued and cash paid in accordance with the terms of this Article II upon conversion of any shares of SourceHOV Common Stock (including any cash paid pursuant to Section 2.2(e)(i)) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of SourceHOV Common Stock. From and after the SourceHOV Effective Time, there shall be no further registration of transfers on the stock transfer books of the SourceHOV Surviving Company of SourceHOV Common Stock that were outstanding immediately prior to the SourceHOV Effective Time. If, after the SourceHOV Effective Time, any certificate formerly representing shares of SourceHOV Common Stock (excluding the SourceHOV Dissenting Shares) are presented for any reason, they shall be canceled and exchanged as provided in this Article II.

(ii)               The shares of Parent Common Stock issued and cash paid in accordance with the terms of this Article II upon conversion of any shares of Novitex Common Stock (including any cash paid pursuant to Section 2.2(e)(ii)) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Novitex Common Stock. From and after the Novitex Effective Time, there shall be no further registration of transfers on the stock transfer books of the Novitex Surviving Company of Novitex Common Stock that were outstanding immediately prior to the Novitex Effective Time. If, after the Novitex Effective Time, any certificate formerly representing shares of Novitex Common Stock are presented for any reason, they shall be canceled and exchanged as provided in this Article II.

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(e)                No Fractional Shares.

(i)                No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of SourceHOV Common Stock pursuant to Section 2.1(a)(iii). Notwithstanding any other provision of this Agreement, each holder of SourceHOV Common Stock converted pursuant to the SourceHOV Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all SourceHOV Common Stock exchanged by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the last reported sale price of Parent Common Stock on the NASDAQ Stock Market (the “NASDAQ”) (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by Parent and SourceHOV) on the last complete trading day prior to the date of the SourceHOV Effective Time.

(ii)               No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of Novitex Common Stock pursuant to Section 2.1(b)(iii). Notwithstanding any other provision of this Agreement, each holder of Novitex Common Stock converted pursuant to the Novitex Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Novitex Common Stock exchanged by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the last reported sale price of Parent Common Stock on the NASDAQ (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by Parent and Novitex) on the last complete trading day prior to the date of the Novitex Effective Time.

(f)                Withholding Rights. Each of Parent, SourceHOV Merger Sub, Novitex Merger Sub, Novitex and SourceHOV shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement any amounts required to be deducted and withheld with respect to the making of such payment under applicable Tax Law or under any other applicable Law. Amounts so withheld and paid over to the appropriate Governmental Authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

2.3	Treatment of Company Equity Awards

(a)                SourceHOV RSU Awards. Each SourceHOV RSU Award, whether vested or unvested, that is outstanding immediately prior to the SourceHOV Effective Time shall, as of the SourceHOV Effective Time, automatically and without any action on the part of the holder thereof, be assumed by Parent and converted into a Parent RSU Award covering the number of shares of Parent Common Stock equal to the SourceHOV Merger Consideration for each share of SourceHOV Common Stock that would have been received if such SourceHOV RSU Award had been settled in shares of SourceHOV Common Stock immediately prior to the SourceHOV Effective Time. Each such share of Parent Common Stock shall be subject to, the same terms and conditions (including the applicable time-vesting and/or performance-vesting conditions) as applied to the corresponding SourceHOV RSU Award immediately prior to the SourceHOV Effective Time.

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(b)               SourceHOV Actions. Prior to the SourceHOV Effective Time, the board of directors of SourceHOV (or, if appropriate, any committee thereof administering the SourceHOV Stock Plan) shall take all actions necessary to effect the foregoing provisions of this Section 2.3.

(c)                Parent Actions. Parent shall file with the SEC, as soon as reasonably practicable but in no event earlier than sixty (60) Business Days following the Closing, a registration statement on Form S-8, relating to the shares of Parent Common Stock issuable with respect to the SourceHOV RSU Awards assumed by Parent in accordance with this Section 2.3 and shall take all actions necessary to ensure that such registration statement remains effective at all times thereafter in which any SourceHOV RSU Award, as converted pursuant to this Section 2.3, remains outstanding.

Article III

CLOSING

3.1	The Closing

The closing (the “Closing”) of the transactions contemplated by this Agreement, as applicable, shall take place at the offices of Akin Gump Strauss Hauer & Feld LLP, One Bryant Park, New York, New York 10036 on a date that is no later than three (3) Business Days after all of the conditions precedent set forth in Article VIII have been satisfied or waived (other than those conditions which by their terms are intended to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible under applicable Law and the terms of this Agreement, waiver of those conditions), or such other date as may be mutually agreed upon by the parties (the “Closing Date”). On the Closing Date, (a) SourceHOV shall execute the SourceHOV Certificate of Merger, and file the SourceHOV Certificate of Merger with the Secretary of State of the State of Delaware pursuant to Section 1.2 hereof in accordance with the DGCL and (b) Novitex shall execute the Novitex Certificate of Merger, and file the Novitex Certificate of Merger with the Secretary of State of the State of Delaware pursuant to Section 1.2 hereof in accordance with the DGCL.

3.2	Closing Deliverables

(a)                At the Closing, each of the HGM Group and/or SourceHOV, as applicable, shall deliver or cause to be delivered to Parent, the Merger Subs, Novitex and Novitex Parent, as applicable:

(i)               a counterpart to each Related Document to which it is to be a party, duly executed by a duly authorized representative of such Person;

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(ii)               a certificate, executed by an executive officer of SourceHOV and dated as of the Closing Date, stating that the conditions specified in Section 8.5(a)- (c) have been satisfied; and

(iii)             a certificate or certificates in compliance with Treasury Regulation Section 1.1445-2, establishing that the transactions contemplated by this Agreement are exempt from withholding under Section 1445 of the Code.

(b)               At the Closing, each of Novitex Parent and/or Novitex, as applicable, shall deliver or cause to be delivered to Parent, the Merger Subs, SourceHOV and the HGM Group, as applicable:

(i)               a counterpart to each Related Document to which it is to be a party, duly executed by a duly authorized representative of such Person;

(ii)              a certificate, executed by an executive officer of Novitex and dated as of the Closing Date, stating that the conditions specified in Section 8.4(a)-(c) have been satisfied; and

(iii)             a certificate or certificates in compliance with Treasury Regulation Section 1.1445-2, establishing that the transactions contemplated by this Agreement are exempt from withholding under Section 1445 of the Code.

(c)                At the Closing, Parent, Intermediate Co, SourceHOV Merger Sub and/or Novitex Merger Sub, as applicable, shall deliver or cause to be delivered:

(i)                to Novitex Parent, the aggregate Novitex Merger Consideration into which its Novitex Common Stock has been converted pursuant to Section 2.1(b)(iii) and any cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.2(e) if it has delivered its share certificates duly endorsed for transfer or a stock power in lieu thereof;

(ii)               to each holder of SourceHOV Common Stock that has delivered a Letter of Transmittal (including all certificates representing shares of SourceHOV Common Stock), duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by Parent, at least two (2) Business Days prior to the SourceHOV Effective Time, the aggregate SourceHOV Merger Consideration into which its SourceHOV Common Stock has been converted pursuant to Section 2.1(a)(iii) and any cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.2(e);

(iii)             to each party designated in writing (with wire information) at least two (2) Business Days prior to the Closing, by the HGM Group, the Consulting Agreement Termination Fee;

(iv)             to each Seller, a certified copy of the Amended and Restated Certificate of Incorporation of Parent in substantially the form set forth in Exhibit C, as filed with the Secretary of State of the State of Delaware on the Closing Date (the “Parent Amended and Restated Certificate of Incorporation”);

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(v)               to each Seller, a certified copy of the Amended and Restated Bylaws of Parent in substantially the form set forth in Exhibit D, as adopted by the board of directors of Parent on the Closing Date (the “Parent Amended and Restated Bylaws”);

(vi)             to each Seller, a counterpart to each Related Document to which it is to be a party, duly executed and delivered by a duly authorized representative of such Person;

(vii)             to each Seller, a counterpart to the Registration Rights Agreement, duly executed and delivered by Quinpario Partners 2, LLC, Edgar G. Hotard, W. Thomas Jagodinski, Ilan Kaufthal, Roberto Mendoza, Dr. John Rutledge and Shlomo Yanai; and

(viii)           to each Seller, a certificate, executed by an executive officer of Parent, Novitex Merger Sub and SourceHOV Merger Sub and dated as of the Closing Date, stating that the conditions specified in Section 8.3(a) and Section 8.3(b) have been satisfied.

(d)               Except for the Indebtedness set forth in Section 3.2(d) of the Parent Disclosure Schedules, at the Closing, Parent shall repay, or cause to be repaid, on behalf of the Novitex Company Group and the SourceHOV Company Group, all obligations in respect of all Funded Indebtedness of the Novitex Company Group and the SourceHOV Company Group, by wire transfer of immediately available funds as directed by the holders of such Indebtedness, and Novitex and SourceHOV shall deliver to Parent all appropriate payoff letters (in a form reasonably acceptable to Parent) and make arrangements to deliver UCC-3 termination statements or similar documents evidencing the termination of all Encumbrances of the assets of the Novitex Company Group and the SourceHOV Company Group held by the lenders of such Indebtedness.

Article IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in each of the Seller Disclosure Schedules, (x) Novitex Parent hereby represents and warrants to the HGM Group, SourceHOV, Parent, Novitex Merger Sub and SourceHOV Merger Sub as of the date hereof and, on the occurrence of the Closing, as of the Closing Date as follows solely in respect of Novitex Parent and (y) the HGM Group hereby represents and warrants jointly, and not severally, to Novitex Parent, Novitex, Parent, Novitex Merger Sub and SourceHOV Merger Sub as follows solely in respect of the HGM Group, as applicable, as of the date hereof and, on the occurrence of the Closing, as of the Closing Date:

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4.1	Standing; Qualification and Power

(a)                Seller is duly organized, validly existing and in good standing (or has the equivalent status) under the laws of the jurisdiction of its organization, with all power and authority necessary to own, lease or operate the properties and assets owned, leased or operated by it and to carry on its business as currently conducted, in each case, in all material respects.

(b)               Seller is qualified or licensed to do business in each jurisdiction in which ownership of its property or assets or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not prevent or materially impair or delay Seller’s performance of its obligations hereunder.

4.2	Ownership

Seller has good, valid and marketable title to the Company’s equity interests owned (beneficially and of record) by it as set forth in the recitals to this Agreement free and clear of all Encumbrances. Assuming Parent has the requisite power and authority to be the lawful owner of the Purchased Equity, at the Closing, good, valid and marketable title to the Purchased Equity will pass to Parent, free and clear of all Encumbrances, other than those acts arising from Parent, Novitex Merger Sub, SourceHOV Merger Sub or their respective Affiliates. Other than this Agreement and except as set forth in Section 4.2 of the applicable Seller Disclosure Schedules, the equity interests of the Company are not subject to any voting trust agreement or other Contract.

4.3	Authority; Execution and Delivery; Enforceability

Seller has all requisite corporate power and authority to execute and deliver this Agreement and each of the Related Documents to which it will be a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement has been and, in the case of the Related Documents to which it will be a party, will be when delivered, and the consummation of the transactions contemplated hereby has been and the consummation of the transactions contemplated by the Related Documents to which it will be a party will be when delivered, duly authorized by all requisite action of Seller. This Agreement has been, and upon its execution and delivery, each of the Related Documents to which Seller will be a party will be, duly and validly executed and delivered by Seller and, assuming this Agreement and the Related Documents have been duly authorized, executed and delivered by the other parties hereto or thereto, as applicable, this Agreement constitutes, and upon its execution and delivery each of the Related Documents to which Seller will be a party will constitute, a valid and binding obligation of such Seller, enforceable against it in accordance with its terms, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or equity) (collectively, the “Enforceability Exceptions”).

4.4	Brokers’ and Finders’ Fees

Except as set forth in Section 4.4 of the Seller Disclosure Schedules, Seller has not employed, nor is it subject to any valid claim of liability or obligation to, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission in connection therewith.

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4.5	No Conflict; Consents

(a)                The execution, delivery and performance of this Agreement by Seller, and the consummation by Seller of the transactions contemplated hereby, will not (i)  violate any provision of the certificate of incorporation or bylaws (or other comparable governing documents) of Seller, (ii) result in a violation or breach of, or constitute (with or without the giving of notice or, the lapse of time or both) a default (or give rise to any right of termination or cancellation of obligations) under, any material Contract to which Seller is a party or by which any of their respective properties or assets are bound or (iii) assuming that all Approvals have been obtained and all filings, registrations and notifications have been made, each as contemplated by Section 4.5(b), Section 5.4(b) and/or Section 6.4(b), violate any Law applicable to Seller or by which any of their respective properties or assets are bound, other than, in the case of clauses (ii) and (iii) above, any such violations, breaches, defaults or rights of termination or cancellation of obligations which would not, individually or in the aggregate, materially impair or delay Seller’s ability to consummate the transactions contemplated hereby.

(b)               The execution, delivery and performance of this Agreement by Seller, and the consummation by Seller of the transactions contemplated hereby, will not require any waiver, authorization or other Permit of, or filing or registration with or notification to, any Governmental Authority, other than (i) compliance with all applicable Antitrust Laws, (ii) as may be required as a result of any facts or circumstances related to the Company Group, and (iii) such Approvals, filings, registrations or notifications which, if not made or obtained, would not, individually or in the aggregate, materially impair or delay Seller’s ability to consummate the transactions contemplated hereby.

4.6	Litigation

As of the date of this Agreement, (i) there are no Actions pending or, to the knowledge of Seller, threatened against Seller which, and (ii) Seller is not subject to any outstanding orders, writs, judgments, injunctions, decrees or awards that, if not complied with, in either case, would prevent or materially delay the Closing.

Article V

REPRESENTATIONS AND WARRANTIES OF THE COMPANIES

Except as set forth in each of the Company Disclosure Schedules, (x) Novitex hereby represents and warrants to the HGM Group, SourceHOV, Parent, Novitex Merger Sub and SourceHOV Merger Sub, as of the date hereof and, on the occurrence of the Closing, as of the Closing Date as follows solely in respect of Novitex and the Novitex Company Group and (y) SourceHOV hereby represents and warrants to Novitex Parent, Novitex, Parent, Novitex Merger Sub and SourceHOV Merger Sub as of the date hereof and, on the occurrence of the Closing, as of the Closing Date as follows solely in respect of SourceHOV and the SourceHOV Company Group.

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5.1	Standing; Qualification and Power

(a)                The Company is duly organized, validly existing and in good standing (or has the equivalent status) under the laws of the jurisdiction of its organization, with all power and authority necessary to own, lease or operate the properties and assets owned, leased or operated by it and to carry on the Businesses, as applicable, in each case, in all material respects. Each member of the Company Group is duly organized and validly existing under the laws of the jurisdiction of its organization, with all power and authority necessary to own, lease or operate the properties and assets owned, leased or operated by it and to carry on the Businesses, as applicable, in all material respects.

(b)               Each member of the Company Group is in good standing (or has the equivalent status) under the laws of the jurisdiction of its organization, in all material respects. Each member of the Company Group is qualified or licensed to do business in each jurisdiction in which ownership of its property or assets or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect. True and complete copies of the certificate of formation, operating agreement, certificate of incorporation and bylaws (or other comparable governing documents), as applicable, of each member of the Company Group, as in effect as of the date of this Agreement, have been heretofore made available to the other parties to this Agreement.

5.2	Capitalization of the Company and the Company Subsidiaries

(a)                Section 5.2(a) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, the number of authorized equity interests of each class of equity interests of the Company, the number of issued and outstanding equity interests of each class of equity interests of the Company, the record owners thereof and number of equity interests of each class owned by each such record owner, and in the case of incentive equity awards outstanding as of the date hereof, on an individual by individual and grant by grant basis, the date of grant, number of awards granted and exercise price (if applicable), and treatment in connection with the transactions contemplated by this Agreement.

(b)               All issued and outstanding equity interests of each member of the Company Group have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of any preemptive rights and at Closing will be free and clear of all Encumbrances except, in the case of any member of the Company Group other than the Company, for Permitted Encumbrances.

(c)                Except as set forth in Section 5.2(c) of the Company Disclosure Schedules, as of the date of this Agreement, there are no outstanding (i) securities convertible into or exchangeable for the capital stock of the Company, (ii) options, stock appreciation rights, phantom stock, warrants, calls or other rights to purchase or subscribe for capital stock of the Company or (iii) Contracts of any kind to which the Company is subject or bound requiring the issuance after the date of this Agreement of (A) any capital stock of the Company, (B) any convertible or exchangeable security of the type referred to in clause (i) or (C) any options, stock appreciation rights, phantom stock, warrants, calls or rights of the type referred to in clause (ii). Since September 30, 2016, Novitex Acquisition, LLC has not made, set aside, declared or paid any dividend or distribution payable in cash, stock, property or otherwise with respect to any of its capital stock or other equity interest.

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(d)               Except as set forth in Section 5.2(d) of the Company Disclosure Schedules, there are no voting trusts, proxies, stockholder, partnership or other Contracts with a stockholder of any member of the Company Group, investors’ rights Contracts, right of first refusal or co-sale Contract, or registration rights Contracts or other agreements or understandings to which any member of the Company Group is bound with respect to voting of any shares of capital stock or any other equity interest of any member of the Company Group.

(e)                Section 5.2(e) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a true and complete list of the Company Subsidiaries and, with respect to those Company Subsidiaries that are not wholly owned, the authorized and the issued and outstanding capital stock or other equity interests, as the case may be, of the Company Subsidiaries. Except as set forth in Section 5.2(e) of the Company Disclosure Schedules, there are no outstanding (i) securities convertible into or exchangeable for the capital stock or other ownership interests of any of the Company Subsidiaries, (ii) options, stock appreciation rights, phantom stock, warrants, calls or other rights to purchase or subscribe for capital stock or other ownership interests of any of the Company Subsidiaries or (iii) Contracts of any kind by which any member of the Company Group is subject or bound requiring the issuance after the date of this Agreement of (A) any capital stock or any other ownership interests of any of the Company Subsidiaries, (B) any convertible or exchangeable security of the type referred to in clause (i) or (C) any options, stock appreciation rights, phantom stock, warrants, calls or rights of the type referred to in clause (ii).

(f)                Except for the Company’s direct and indirect interests in its respective Company Subsidiaries, no member of the Company Group owns, directly or indirectly, any interest or investment in the form of equity in, and no member of the Company Group is subject to any obligation or requirement to provide for or make any investment in, any Person.

(g)               Except as set forth in Section 5.2(g) of the Company Disclosure Schedules, no member of the Company Group is the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

(h)               Section 5.2(h) of the Company Disclosure Schedules sets forth a true and complete summary of the identity of any obligor and/or guarantor and the principal amount and maturity of each such instrument, as of the close of business on February 17, 2017, of all Indebtedness of any member of the Company Group.

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5.3	Authority; Execution and Delivery; Enforceability

The Company has all requisite corporate power and authority to execute and deliver this Agreement and each of the Related Documents to which it will be a party and to consummate the transactions contemplated hereby and thereby. Subject to (a) the receipt of the HGM Consent, in the case of the HGM Group and SourceHOV, and (b) the receipt of the Novitex Consent, in the case of Novitex Parent and Novitex, the execution and delivery by the Company of this Agreement has been and, in the case of the Related Documents to which it will be a party, will be when delivered, and the consummation of the transactions contemplated hereby has been and the consummation of the transactions contemplated by the Related Documents to which it will be a party will be when delivered, duly authorized by all requisite action of the Company and its equity holders. This Agreement has been, and upon its execution and delivery, each of the Related Documents to which the Company will be a party will be, duly and validly executed and delivered by the Company and, assuming this Agreement and the Related Documents have been duly authorized, executed and delivered by the other parties hereto or thereto, as applicable, this Agreement constitutes, and upon its execution and delivery each of the Related Documents to which the Company will be a party will constitute, a valid and binding obligation of the Company, enforceable against it in accordance with its terms, in each case subject to the Enforceability Exceptions.

5.4	No Conflict; Consents

(a)                Except as set forth in Section 5.4(a) of the Company Disclosure Schedules, the execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, will not (i) violate any material provision of the certificate of formation, operating agreement, certificate of incorporation or bylaws (or other comparable governing documents), as applicable, of any member of the Company Group, (ii) result in a material violation or breach of, or constitute (with or without the giving of notice, the lapse of time or both) a material default (or give rise to any right of termination or cancellation of obligations) under, any Material Contract to which any member of the Company Group is a party or by which any of its properties or assets are bound or (iii) assuming that all Approvals have been obtained and all filings, registrations and notifications have been made, each as contemplated by Section 4.5(b), Section 5.4(b) and/or Section 6.4(b), materially violate any Law applicable to any member of the Company Group or by which any of its properties or assets are bound.

(b)               Except as set forth in Section 5.4(b) of the Company Disclosure Schedules, the execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, will not require any material waiver, material authorization or other material Permit of, or filing or registration with or notification to, any Governmental Authority, other than (i) compliance with all applicable Antitrust Laws, (ii) the filing of the SourceHOV Certificate of Merger, in the case of SourceHOV and the HGM Group, and the Novitex Certificate of Merger, in the case of Novitex Parent and Novitex, with, and the acceptance for record thereof by, the Secretary of State of the State of Delaware, and (iii) as may be required as a result of any facts or circumstances related to Parent, Novitex Merger Sub or SourceHOV Merger Sub.

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5.5	Financial Statements

(a)                Section 5.5(a) of the Company Disclosure Schedules contains true and complete copies of (i) the audited consolidated balance sheet of (A) Novitex Acquisition, LLC and its respective Company Subsidiaries in the case of Novitex Parent and Novitex and (B) SourceHOV LLC and its respective Company Subsidiaries in the case of SourceHOV and the HGM Group, each as of December 31, 2014 and 2015, and the related audited consolidated statements of income, stockholders’ equity and cash flows for the years ended December 31, 2014 and 2015 (the “Annual Financial Statements”) and (ii) the unaudited consolidated balance sheet of (A) Novitex Acquisition, LLC and its respective Company Subsidiaries in the case of Novitex Parent and Novitex and (B) SourceHOV LLC and its respective Company Subsidiaries in the case of SourceHOV and the HGM Group, each as of September 30, 2016, and the related unaudited consolidated statements of income, stockholders’ equity and cash flows for the three and nine months ended September 30, 2015 and 2016 (together with the Annual Financial Statements, the “Financial Statements”). Except as otherwise indicated in the Financial Statements (including the notes thereto) or as set forth in Section 5.5(a) of the Company Disclosure Schedules, the Financial Statements have been based upon the books and records of the Company and the Company Group, have been prepared in accordance with GAAP consistently applied during the periods involved and fairly present, in all material respects, the consolidated financial condition and the results of operations and cash flows of the Company and its respective Company Subsidiaries, taken as a whole, as of the dates and for the periods indicated therein. Novitex is a holding company with no material business, operations or liabilities. SourceHOV is a holding company with no material business, operations or liabilities. Novitex Acquisition, LLC is a wholly owned subsidiary of Novitex Intermediate, LLC, which in turn is a wholly owned subsidiary of Novitex Holdings, Inc. SourceHOV LLC is a wholly owned subsidiary of SourceHOV. During the periods presented, (i) Novitex Intermediate, LLC had no material operations other than holding its one asset, equity in Novitex Acquisition, LLC, and Novitex Holdings, Inc. had no material operations other than holding its one asset, equity in Novitex Intermediate, LLC, as well as cash and a receivable from Novitex Parent in the amount of $510,000 and (ii) SourceHOV had no material operations other than holding its one asset, equity in SourceHOV, LLC.

(b)               The books of account and other financial records of the Company Group have been kept accurately in all material respects in the ordinary course operation of the Business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company Group have been properly recorded therein in all material respects. The Company has established and maintains a system of internal accounting controls which is intended to provide, in all material respects, reasonable assurance: (i) that transactions, receipts and expenditures of the Company Group are being executed and made only in accordance with appropriate authorizations of management of the Company, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company Group, and (iv) that accounts, notes and other receivables and inventory are recorded accurately.

(c)                Section 5.5(c) of the Company Disclosure Schedules describes all of the Indebtedness of the Company Group, including the aggregate principal and interest owed in respect thereof, and the aggregate cash and cash equivalents of the Company Group that can be used without restriction and without the payment of any Taxes, fees or expenses, in each case, as of the close of business on February 17, 2017.

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5.6	Absence of Certain Changes

Except as set forth in Section 5.6 of the Company Disclosure Schedules, as contemplated by this Agreement or any of the Related Documents, since September 30, 2016, (a) the Business of each member of the Company Group has been conducted in accordance with the ordinary course of business consistent with past practices in all material respects, (b) each member of the Company Group has not taken or omitted to take any action that, if taken following the date hereof and prior to the Closing Date, would require the consent of Parent pursuant to Sections 7.1(b)(i), 7.1(b)(ii), 7.1(b)(iii), 7.1(b)(v), 7.1(b)(ix), 7.1(b)(xi), 7.1(b)(xii), 7.1(b)(xiv), and 7.1(b)(xx) (in each case, subject to the exceptions contained therein) and (c) there have not been any changes, developments or events that, individually or in the aggregate, has or have had a Material Adverse Effect. Since September 30, 2016, Novitex Acquisition, LLC has not made, set aside, declared or paid any dividend or distribution payable in cash, stock, property or otherwise with respect to any of its capital stock or other equity interest.

5.7	Compliance with Law; Permits

(a)                Each member of the Company Group is, and since the Lookback Date, has been, in compliance in all material respects with all Laws applicable to each member of the Company Group, the Owned Real Property, the Company Leases and the Real Property Leases except as set forth in Section 5.7(a) of the Company Disclosure Schedules. Since the Lookback Date and to the date of this Agreement, no member of the Company Group has received written notice from any Governmental Authority alleging any material violation or violations under any applicable Law except as set forth in Section 5.7(a) of the Company Disclosure Schedules.

(b)               Except as set forth in Section 5.7(b) of the Company Disclosure Schedules, the Company Group has all material Permits required under applicable Laws for the operation of such Business and the use of the Owned Real Property, and is in material compliance with the terms of such Permits.

(c)                Each member of the Company Group has been, since the Lookback Date, in compliance with applicable Laws related to (u) anti-corruption or anti-bribery, including the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., as amended, the UK Bribery Act 2010, as amended, and any other equivalent or comparable Laws of other countries; (v) economic sanctions administered, enacted or enforced by any Sanctions Authority (collectively, “Sanctions Laws”); (w) export controls, including the U.S. Export Administration Regulations, 15 C.F.R. §§ 730, et seq., as amended, and any other equivalent or comparable Laws of other countries (collectively, “Export Control Laws”); (x) anti-money laundering, including the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, as amended, and any other equivalent or comparable Laws of other countries; (y) anti-boycott, as administered by the U.S. Department of Commerce; and (z) importation of goods, including Laws administered by the U.S. Customs and Border Protection, Title 19 of the U.S.C. and C.F.R., and any other equivalent or comparable Laws of other countries (collectively, “International Trade Control Laws”).

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(d)               None of the members of the Company Group, nor any director or officer, nor, to the Knowledge of the Company, any employee, or agent of the Company Group, is or is acting under the direction of, on behalf of or for the benefit of a Person that (i) is the subject of Sanctions or identified on any sanctions or similar lists administered by a Sanctions Authority, including but not limited to the U.S. Department of the Treasury’s Specially Designated Nationals List, the U.S. Department of Commerce’s Denied Persons List and Entity List, the U.S. Department of State’s Debarred List, HM Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Bank List, or any similar list enforced by any other relevant Sanctions Authority, as amended from time to time, or any Person owned or controlled by any of the foregoing (collectively, “Prohibited Party”); (ii) is the target of any Sanctions Laws; (iii) is located, organized or resident in a country or territory that is, or whose government is, the target of comprehensive trade sanctions under Sanctions Laws, including, as of the date of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria; (iv) is an officer or employee of any Governmental Authority or public international organization, or officer of a political party or candidate for political office; (v) since the Lookback Date, has participated in any transaction involving a Prohibited Party, or a Person who is the target of any Sanctions Laws, or any country or territory that was during such period or is, or whose government was during such period or is, the target of comprehensive trade sanctions under Sanctions Laws; (vi) to the Knowledge of the Company, has exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in violation of any applicable Export Control Laws; or (vii) to the Knowledge of the Company, has participated in any transaction in violation of or connected with any purpose prohibited by any applicable International Trade Control Laws, including support for international terrorism and nuclear, chemical, or biological weapons proliferation.

5.8	Litigation

Except as set forth in Section 5.8 of the Company Disclosure Schedules, as of the date of this Agreement, there is no Action pending or, to the Knowledge of the Company, threatened in writing against any member of the Company Group that (i) involves a claim in excess of $250,000, (ii) involves a claim for an unspecified amount which would, if adversely determined, be reasonably likely to materially impact the Company’s Business, (iii) seeks injunctive relief, which would, if granted, be reasonably likely to materially impact the Company’s Business or (iv) is reasonably likely to impair the ability of the Company to perform its obligations under this Agreement. Except as set forth in Section 5.8 of the Company Disclosure Schedules, there are no material outstanding writs, judgments, injunctions, decrees, settlement agreements or similar orders by which any of the members the Company Group or any of its assets or properties are bound.

5.9	No Undisclosed Liabilities

Except as set forth in each of the Financial Statements (or the notes thereto) or as set forth in Section 5.9 of the Company Disclosure Schedules, no member of the Company Group has any material Indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due) which is of a nature required by GAAP to be reflected in a balance sheet, which is not accrued or reserved against in the September 30, 2016 balance sheet (or the notes thereto) included in each of the Financial Statements, other than (i) liabilities or obligations otherwise specifically disclosed in this Agreement or in such of the Company Disclosure Schedules hereto, (ii) liabilities and obligations arising under this Agreement and any Related Document or the performance by the Company of its obligations in accordance with the terms of this Agreement and any Related Document, (iii) liabilities or obligations incurred since September 30, 2016 in the ordinary course of such Business, (iv) liabilities arising from any action specifically permitted under the exceptions to the covenants set forth in Section 7.1(b) and (v) liabilities or obligations that have been discharged or paid in full in the ordinary course of Business.

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5.10	Taxes

Except as set forth in Section 5.10 of the Company Disclosure Schedules, (i) all material Tax Returns required to be filed by or on behalf of any member of the Company Group have been duly and timely filed with the appropriate Tax Authority (after giving effect to any valid extensions of time in which to make such filings); (ii) such Tax Returns were true and complete in all material respects when filed; (iii) all amounts shown on such Tax Returns as due, and all other material Taxes that have become due and payable by any member of the Company Group, have been fully and timely paid; (iv) no member of the Company Group has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency; (v) each of the members of the Company Group has complied with all applicable Laws relating to the collection or withholding of material Taxes; (vi) no member of the Company Group has been a member of a combined, consolidated, affiliated or unitary group for Tax filing purposes (other than a group the common parent of which was SourceHOV or Novitex, as applicable); (vii) no member of the Company Group is a party to any Tax allocation or sharing agreement (other than any agreement (A) that does not primarily relate to Taxes and (B) for which the Tax liability is not material); (viii) to the Knowledge of the Company, no claim has been made in writing by any Tax Authority in a jurisdiction in which the members of the Company Group do not file Tax Returns that any such person is or may be subject to taxation by that jurisdiction; (ix) no audit or other proceeding by any Tax Authority with respect to material Taxes owed by any member of the Company Group is pending and no Tax Authority has given written notice of any intention to commence an audit or other proceeding or assert any deficiency or claim for additional Taxes against any member of the Company Group; (x) no member of the Company Group has engaged in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2); and (xi) the Company is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

5.11	Intellectual Property; Privacy; Cybersecurity

(a)                Section 5.11(a) of the Company Disclosure Schedules sets forth a true and complete list, as of the date of this Agreement, of (i) all material Intellectual Property that is owned by or exclusively licensed to any member of the Company Group that is registered or the subject of a pending application for registration (“Owned Intellectual Property”); (ii) each Contract material to such Business, pursuant to which any member of the Company Group uses or has the right to use any Licensed Intellectual Property (excluding licenses for commercial “shrink wrap,” “click through,” “browse wrap” or other off-the-shelf software that has not been modified or customized); and (iii) each Contract material to such Business, pursuant to which any member of the Company Group licenses or sublicenses any Owned Intellectual Property and/or Licensed Intellectual Property to third parties. The Owned Intellectual Property is valid and enforceable.

(b)               One or more members of the Company Group own or have a valid and enforceable license to use all material Intellectual Property that is used in or necessary for the conduct of the Business. One or more members of the Company Group (i) own all right, title and interest in and to the Owned Intellectual Property, free and clear of all Encumbrances (other than Permitted Encumbrances and non-exclusive licenses and other non-exclusive arrangements entered into in the ordinary course of such Business), and (ii) have the valid and enforceable right to use the Licensed Intellectual Property.

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(c)                Except as set forth in Section 5.11(c) of the Company Disclosure Schedules, (i) the operation of the Business, as currently conducted, does not, directly or indirectly, infringe, misappropriate or otherwise violate the Intellectual Property Rights of any third party in any material respect; (ii) no member of the Company Group has received any written communication from any Person alleging a member of the Company Group directly or indirectly, infringes, misappropriates or otherwise violates the Intellectual Property Rights of any such Person in any material respect; (iii) there is no material Action pending or threatened in writing against any member of the Company Group alleging that a member of the Company Group is, directly or indirectly, infringing, misappropriating or otherwise violating any Intellectual Property Rights of any Person; (iv) there is no Action pending or threatened in writing by any member of the Company Group alleging that a third party has, directly or indirectly, infringed, misappropriated or otherwise violated any Intellectual Property Rights of a member of the Company Group in any material respect; and (v)  to the Knowledge of the Company, no Person is infringing upon, misappropriating or otherwise violating any Intellectual Property owned by any member of the Company Group and that is material to the Business.

(d)               Each member of the Company Group has established and implemented, and is operating in material compliance with, policies, programs and procedures that are commercially reasonable and consistent with reasonable industry practices, including administrative, technical and physical safeguards, to protect the confidentiality and security of Sensitive Data in their possession, custody or control against unauthorized access, use, modification, disclosure or other misuse, including maintaining security controls for all information technology systems, including computer hardware, software and networks (collectively, the “Company Computer Systems”) that are intended to safeguard the Company Computer Systems against the risk of business disruption arising from attacks (including virus, worm and denial-of-service attacks), unauthorized activities or access of any employee, hackers or any other person. To the Knowledge of the Company, since the Lookback Date, the Company Computer Systems have not suffered any material failure. The Company has remedied any material privacy or data security issues raised in any privacy or data security audits of its businesses (including third party audits of the Company Computer Systems).

(e)                The Company Group has in place a privacy policy (the “Privacy Policy”) regarding the collection and use of personally identifiable customer information.

(i)               The Company Group is, and since the Lookback Date, has been, in material compliance with all applicable Laws regarding the collection, use, dissemination, storage and protection of personally identifiable customer or employee information (“Personal Information”) and with the Company Group’s Privacy Policy.

(ii)               Except as set forth in Section 5.11(e)(ii) of the Company Disclosure Schedules, since the Lookback Date, there has been no material unauthorized access or use of Personal Information stored by any member of the Company Group.

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(iii)             The Company Group has commercially reasonable security measures in place intended to protect Personal Information stored in their computer systems from unlawful access or use by any third party or any other use by a third party that would materially violate the Privacy Policy.

(iv)            No material Actions are pending or, to the Knowledge of the Company, threatened in writing against any member of the Company Group relating to the collection, use, dissemination, storage and protection of Personal Information.

5.12	Employees and Employee Benefits

(a)                Section 5.12(a) of the Company Disclosure Schedules contains a correct and complete list, as of the date of this Agreement, of all material Benefit Plans.

(b)               With respect to each material Benefit Plan, if applicable, the Company has made available to the other parties to this Agreement, true and complete copies of (i) the plan document, including any related trust document, insurance contract or other funding arrangement, and all amendments thereto, (ii) the most recent summary plan description, or (iii) the most recent annual audited financial statements and opinion and (iv) if the Benefit Plan is intended to qualify under Section 401(a) of the Code, the most recent determination or opinion letter received from the Internal Revenue Service (the “IRS”).

(c)                No member of the Company Group nor any ERISA Affiliate thereof has any liability with respect to (i) any employee benefit plan subject to Section 412 or 4971 of the Code or Title IV or Section 302 of ERISA, (ii) a “multiple employer plan” as defined in Section 413(c) of the Code, (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or (iv) a “multiemployer plan” as defined in Section 3(37) of ERISA. For purposes hereof, “ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with any member of the Company Group, is treated as a single-employer under Section 414 of the Code.

(d)               Each Benefit Plan is in compliance with ERISA, the Code and other applicable Law in all material respects. With respect to each Benefit Plan that is intended to qualify under Section 401(a) of the Code (i) a favorable determination letter has been issued by the IRS with respect to such qualification, (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code and (iii) except as would not result in material liability to the Company Group, no event has occurred since the date of such qualification or exemption that would materially and adversely affect such qualification or exemption.

(e)                No Benefit Plan provides health, medical, life insurance or death benefits to current or former employees of any member of the Company Group beyond their retirement or other termination of service, other than coverage mandated by the COBRA or Section 4980B of the Code, or any similar state group health plan continuation Law, the cost of which is fully paid by such current or former employees or their dependents.

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(f)                With respect to any Benefit Plan, no material Actions (other than routine claims for benefits in the ordinary course) are pending, or to the Knowledge of the Company, threatened against any Benefit Plan, the assets of any of the trusts under such plans or the plan sponsor or administrator, or against any fiduciary of any Benefit Plan with respect to the operation thereof. Except as set forth in Section 5.12(f) of the Company Disclosure Schedules, to the Knowledge of the Company, no Benefit Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Governmental Authority.

(g)               The consummation of the transaction contemplated hereby (either alone or in conjunction with any other event) will not give rise to the payment of any amount that would not be deductible by Parent, any member of the Company Group or any of their respective Subsidiaries or Affiliates by reason of Section 280G of the Code or any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment”, as defined in Section 280G(b)(1) of the Code.

(h)               Each arrangement subject to Section 409A of the Code (if any) is in compliance in all respects therewith such that no material Taxes or interest will be due and owing after the Closing in respect of such arrangement failing to be in compliance therewith.

(i)                 No member of the Company Group has any obligations to gross-up or reimburse any individual for any tax or related interest or penalties incurred by such individual, including under Section 409A or 4999 of the Code or otherwise.

(j)                 Except as set forth in Section 5.12(j) of the Company Disclosure Schedules or this Agreement, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or in combination with another event) (i) result in any payment or benefit from any member of the Company Group becoming due, or increase the amount of any compensation due, to any current or former director, officer, employee or consultant of any member of the Company Group, (ii) increase any benefits otherwise payable under any Benefit Plan or (iii) result in the acceleration of the time of payment or vesting or funding of any compensation or benefits from any member of the Company Group to any current or former director, officer, employee or consultant of any member of the Company Group.

(k)               (i) Each material Benefit Plan that is not subject to United States Law maintained primarily in respect of any current or former director, officer, employee or consultant of any member of the Company Group who is located outside the United States (a “Foreign Benefit Plan”) has been established, maintained and administered in all material respects in accordance with its terms and applicable Laws, and if intended to qualify for special tax treatment, meets all the requirements for such treatment; (ii) all employer and employee contributions to each material Foreign Benefit Plan required by its terms or by applicable Law have been made or, if applicable, accrued in accordance with generally accepted accounting practices in the applicable jurisdiction and any other payments (including insurance premiums) otherwise due in respect of a material Foreign Benefit Plan have been paid in full; (iii) the fair market value of the assets of each funded material Foreign Benefit Plan, the liability of each insurer for any material Foreign Benefit Plan funded through insurance or the book reserve established for any material Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Benefit Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and (iv) each material Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

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5.13	Labor

(a)                As of the date of this Agreement, except as set forth in Section 5.13(a) of the Company Disclosure Schedules, no member of the Company Group is a party to or bound by any collective bargaining agreements, works council agreements, labor union contracts, trade union agreements or other similar agreements or understandings with any union, works council, trade union or other labor organization.

(b)               Since the Lookback Date, except as set forth in Section 5.13(b) of the Company Disclosure Schedules, (i) to the Knowledge of the Company, no labor organization or group of employees of any member of the Company Group has sought to organize any employees for the purposes of collective bargaining, made a demand for recognition or certification, sought to bargain collectively with any member of the Company Group, or filed a petition for recognition with any Governmental Authority, (ii) there is no material unfair labor practice charge or complaint pending before any applicable Governmental Authority relating to any member of the Company Group or an employee thereof, and (iii) there has not been any strike, lockout, picketing, leafleting, sit-in, boycott, work stoppage or similar form of organized labor disruption at any member of the Company Group, and no such activity is currently ongoing or, to the Knowledge of the Company, threatened, in each case, that is material to the operation of such Business.

(c)                Since the Lookback Date, except as set forth in Section 5.13(c) of the Company Disclosure Schedules, (i) each member of the Company Group has been in compliance with all applicable Laws relating to labor or employment in all material respects, including all applicable Laws relating to the payment of wages, hours worked, collective bargaining, labor relations, reductions in force, equal employment opportunities, affirmative action, working conditions, employment discrimination, harassment, civil rights, occupational safety and health, disability, employee benefits, workers’ compensation, immigration, disability, family and medical leave, and the collection and payment of withholding or social security taxes, (ii) no member of the Company Group has incurred any material liability under the Worker Adjustment and Retraining Notification Act or any similar state or local layoff notice Law that remains unsatisfied, and (iii) each member of the Company Group has materially complied with all applicable Laws in all material respects governing the classification of workers as exempt or nonexempt, independent contractors, consultants, volunteers, subcontractors, temporary employees, leased employees, seasonal employees, or other contingent workers, and each member of the Company Group has fully and accurately reported in all material respects all payments to all independent contractors and other contingent workers on IRS Form 1099 or as otherwise required by applicable Law.

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5.14	Environmental Matters

(a)                Except as set forth in Section 5.14(a) of the Company Disclosure Schedules: (i) each member of the Company Group is, and, since the Lookback Date, has been, in compliance in all material respects with applicable Law relating to (x) pollution, contamination, protection, remediation or reclamation of the environment or natural resources, (y) emissions, discharges, disseminations, Releases or threatened Releases of Hazardous Substances into the environment, including air (indoor or outdoor), surface water, groundwater, soil or land surface or subsurface or (z) the management, manufacture, processing, labeling, distribution, use, treatment, storage, disposal, transport, recycling or handling of, or exposure to, Hazardous Substances (collectively, “Environmental Laws”); (ii) the Company Group possesses, and, to the extent applicable, has filed timely applications to renew, all material Permits required under Environmental Laws necessary for its operations, and such operations are in compliance with applicable Permits in all material respects; (iii) no material Action arising under or pursuant to Environmental Laws is pending, or to the Knowledge of the Company, threatened in writing, against any member of the Company Group, and there are no material outstanding writs, judgments, injunctions, decrees, settlement agreements or similar orders arising under or pursuant to Environmental Laws by which any member of the Company Group or any of its assets or properties are bound; and (iv) there has been no material Release or threatened Release of any Hazardous Substances at, on, under, from or through any property currently or formerly owned, leased, occupied or operated by any member of the Company Group or any of their predecessors in interest or, to the Knowledge of the Company, any other location.

(b)               The Company has made available to other parties to this Agreement all environmental assessments, audits and other material environmental documents relating to any member of the Company Group, any property currently or formerly owned, leased, occupied or operated by any member of the Company Group, or the Business, in each case, to the extent such materials are in the possession, custody or control of any member of the Company Group.

5.15	Material Contracts

(a)                Section 5.15 of the Company Disclosure Schedules sets forth a list of all of the following Contracts (x) to which any member of the Company Group is a party as of the date of this Agreement or (y) by which any member of the Company Group or any of their respective properties or assets are bound as of the date of this Agreement (in each case, except as provided under clause (vi), other than any Benefit Plan) (collectively, the “Material Contracts”):

(i)                Contracts containing a covenant limiting the right of any member of the Company Group to engage in any line of business in any geographic area or to compete with any Person that materially limits such Business, taken as a whole;

(ii)               Contracts under which any member of the Company Group has borrowed any money or incurred any Indebtedness from, or issued any note, bond, debenture or other evidence of Indebtedness to, or continuing indemnification or other contingent payment obligations to, any Person (other than any member of the Company Group), in any such case which the outstanding balance or amount, individually, is in excess of $5,000,000;

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(iii)             Contracts that require the future acquisition from another Person or future disposition to another Person of assets, properties or capital stock or other equity interest of another Person and other Contracts that relate to an acquisition or similar transaction which contain “earn-out” or other continuing obligations with respect to any member of the Company Group, in any such case, that would reasonably be expected to result in payments in excess of $2,000,000 after the date of this Agreement or any merger or business combination with respect to any member of the Company Group (other than the mergers contemplated to take place pursuant to this Agreement and other than purchases of equipment and inventory in the ordinary course of the Company Group Business);

(iv)             Contracts relating to the formation, creation, operation, management or control of any partnership, limited liability company, joint venture, strategic alliance or similar Contract with a third party;

(v)              all Contracts (excluding statements of work under any master Contract) for the provision of services in the year ended December 31, 2016 to the Business's 20 largest customers by revenue recognized in such year;

(vi)             Contracts for the employment of, or the provision of services by, any officer, individual employee or other natural Person on a full time, part-time or other basis providing annual compensation in excess of $300,000, except for contracts which are terminable upon notice of 60 days or less without penalty other than severance or other obligations required pursuant to any Benefit Plan;

(vii)           all Contracts pursuant to which the Company received or paid more than $5,000,000 in any twelve month period commencing January 1, 2016, other than any such Contracts with customers or clients and other than Contracts relating to Indebtedness;

(viii)          all Contracts requiring or providing for any capital expenditure in excess of $1,000,000 other than capital expenditures made in the ordinary course of the Company Group’s Business if such capital expenditures are made to acquire equipment to satisfy requirements in Contracts with customers;

(ix)              material interest rate, currency, or other hedging Contracts; and

(x)               any settlement, conciliation or similar Contract entered into by any member of the Company Group providing for payment by any member of the Company Group in excess of $1,000,000 in the last twelve months.

(b)               The Company has made available to other parties to this Agreement, true and complete copies of all Material Contracts, including any amendments thereto. Each Material Contract is, subject to the Enforceability Exceptions, a valid and binding agreement of the applicable member of the Company Group in all material respects. As of the date of this Agreement, no member of the Company Group or, to the Knowledge of the Company, any other party thereto, is in material breach or default under any such Material Contract.

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5.16	Related Person Transactions

(a)                Except as set forth in Section 5.16(a) of the Company Disclosure Schedules and any transaction among the Company Group, no Related Person:

(i)               has engaged in any transaction with the Company or any member of the Company Group during the twelve month period ending on the date of this Agreement;

(ii)               is a party to any Contract with the Company or any member of the Company Group (or operates under or otherwise receives the benefit of any such Contract);

(iii)             owns directly or indirectly (other than through any equity interest in the Company or any of its respective Stockholders) in whole or in part, or has any other direct or indirect interest (other than through any equity interest in the Company or any of its respective Stockholders) in, any tangible property that any member of the Company Group owns or leases; or

(iv)             has outstanding any Indebtedness to or from any member of the Company Group.

(b)               Except as set forth in Section 5.16(b) of the Company Disclosure Schedules, all agreements and other relationships between any member of the Company Group, on the one hand, and any of its Related Persons or Affiliates (other than the other members of the Company Group), on the other hand, are conducted on terms and conditions that approximate those terms and conditions had such arrangements been negotiated on an arm’s-length basis. Except for the Apollo Consulting Agreement and the SourceHOV Consulting Agreement, there are no agreements or other relationships between (i) any member of the Novitex Company Group, on the one hand, and Apollo Global Management, LLC or its affiliated investment funds, alternative investment vehicles or related management or advising entities, on the other hand or (ii) any member of the SourceHOV Company Group, on the one hand, and HGM or its affiliated investment funds, alternative investment vehicles or related management or advising entities, on the other hand.

5.17	Real and Personal Property

(a)                Section 5.17(a)(i) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a true and complete list of all real property owned by any member of the Company Group (the “Owned Real Property”). The applicable member of the Company Group has good and marketable title in fee simple to such Owned Real Property, free and clear of all Encumbrances other than Permitted Encumbrances. The Company has made available to the other parties to this Agreement true and complete copies of (i) the most recent surveys and title policies with respect to all Owned Real Properties in the Company’s possession, and (ii) all leases, subleases, licenses and other Contracts under which any member of the Company Group is the landlord, sublandlord or licensor, which affect the use and occupancy of and access to any portion of such Owned Real Property (collectively, “Company Leases”), all of which are set forth in Section 5.17(a)(ii) of the Company Disclosure Schedules.

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(b)                Each Company Lease to which any member of the Company Group is a party is, subject to the Enforceability Exceptions, in full force and effect and is a valid and binding agreement of the applicable member of the Company Group.

(c)                As of the date of this Agreement, no portion of the Owned Real Property is subject to and pending, and to the Knowledge of the Company there is no threatened, condemnation proceeding (or any consensual agreement in lieu thereof) rezoning application or proceeding or other Action. None of the improvements located on the Owned Real Property are located outside of the boundary lines of such Owned Real Property, contravene any setback requirement, zoning ordinance or other administrative regulation (whether or not permitted because of prior non-conforming use), encroach on any easement or violate any restrictive covenant or any provision of any Law, plant or deed restriction. There are no options, first refusal, first offer or first opportunity rights or other similar rights with respect to any portion of the Owned Real Property. All material components (including plumbing, foundations, roofs, HVAC systems, electrical systems, gas or other fuel systems and security systems and any ancillary components related thereto) that are part of the improvements located on the Owned Real Property are in good condition and repair and are sufficient for the ordinary course operation of the Company Group’s Business. To the Knowledge of the Company, there is no existing condition affecting any improvements located on the Owned Real Property that requires, or is reasonably anticipated to require, any repair, renovation, upgrade or retrofitting in excess of $50,000. The existing utilities supplied to the improvements located on the Owned Real Property are sufficient for the ordinary course operation of the Company Group’s Business. There are no facts or conditions affecting any of the improvements located on the Owned Real Property which, individually or in the aggregate, interfere or are reasonably likely to interfere in any material respect with the use or occupancy of the improvements located on the Owned Real Property or any portion thereof in the conduct of the Business in the Ordinary Course of Business.

(d)               Section 5.17(d) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a true and complete list of all material leases, subleases, licenses and other occupancy agreements to which any member of the Company Group is a party as lessee, sublessee, licensee or occupant as of the date of this Agreement (the “Real Property Leases”). The applicable member of the Company Group has a valid leasehold estate in all real property occupied pursuant to the Real Property Leases, free and clear of all Encumbrances, other than Permitted Encumbrances. Each Real Property Lease to which any member of the Company Group is a party is, subject to the Enforceability Exceptions, in full force and effect and is a valid and binding agreement of the applicable member of the Company Group.

(e)                No member of the Company Group, or to the Knowledge of the Company, any other person or party thereto, is in breach or default, in any material respect, under any of the Company Leases or the Real Property Leases, and to the Knowledge of the Company, there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a breach or default under any of the Company Leases or the Real Property Leases.

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(f)                The Company has made available to the other parties to this Agreement true and complete copies of all such Company Leases and Real Property Leases (including all modifications and amendments thereto and guaranties and renewals thereof), and none of the Company Leases or Real Property Leases has been modified in any material respect, except to the extent that such modifications are disclosed by the copies of same made available by the Company to the other parties to this Agreement.

(g)               The applicable member of the Company Group has good and marketable title to, or holds a valid leasehold interest in, or a valid license to use, all of the assets and personal property used by such member of the Company Group in the operation of its respective Business and which are material to such member of the Company Group, free and clear of any Encumbrances (other than Permitted Encumbrances).

5.18	Insurance

Section 5.18 of the Company Disclosure Schedules contains a list of all material insurance policies, including historic, occurrence-based policies, covering such Company Group in effect at the date of this Agreement. With respect to each material insurance policy covering the Company Group, (a) the insurance policy is in full force and effect and all and all premiums with respect thereto covering all periods up to the Closing will have been paid on the Closing Date, and (b) as of the date of this Agreement, no member of the Company Group has received written notice of cancellation, termination, material reduction in coverage or disallowance of any insurance policy that is held by, or for the benefit of, any member of the Company Group.

5.19	Brokers’ and Finders’ Fees

Except as set forth in Section 5.19 of the Company Disclosure Schedules, no member of the Company Group has employed, nor is any member of the Company Group subject to any valid claim of liability or obligation to, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement.

5.20	Customers and Suppliers

Schedule 5.20 of the Company Disclosure Schedules sets forth a list of the twenty (20) largest customers and the twenty (20) largest suppliers of the Company and the members of the Company Group as measured by the dollar amount of purchases or recognized revenue therefrom or thereby, for the Company's fiscal year ending December 31, 2016, showing the approximate total sales by the Company and the members of the Company Group to each such customer and the approximate total purchases or revenue recognition by the Company and the members of the Company Group from each such supplier, during each such period. No such supplier or customer listed on Section 5.20 of the Company Disclosure Schedules has on or prior to the date of this Agreement (i) delivered to the Company a written notice that it is terminating its relationship with the Company Group or (ii) to the Knowledge of the Company, become insolvent or subject to bankruptcy proceedings.

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5.21	Company Information

The information relating to the Company and the members of the Company Group which is provided to Parent for inclusion in the Proxy Statement or any registration statement, will not at the date the Proxy Statement is first mailed to Parent’s Stockholders or at the time of the Parent Stockholders Meeting contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company or the members of the Company Group that is included in the Proxy Statement or any registration statement). Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by Parent for inclusion or incorporation by reference in the Proxy Statement or any registration statement or (b) any projections or forecasts included in the Proxy Statement or any registration statement.

5.22	No Additional Representations

NEITHER THE COMPANY NOR ANY OF ITS RESPECTIVE AFFILIATES NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES IS MAKING ANY WRITTEN OR ORAL REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO ANY MEMBER OF THE COMPANY GROUP, INCLUDING ANY OF THE ASSETS, RIGHTS OR PROPERTIES OF ANY MEMBER OF THE COMPANY GROUP AND INCLUDING THE PHYSICAL OR ENVIRONMENTAL CONDITION OF ANY PAST OR CURRENT PROPERTY OR FACILITY OF ANY MEMBER OF THE COMPANY GROUP, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS Article V OF THIS AGREEMENT, AND EXCEPT AS SET FORTH EXPRESSLY IN THIS Article V, THE CONDITION OF THE ASSETS, PROPERTIES AND RIGHTS OF THE MEMBERS OF THE COMPANY GROUP SHALL BE “AS IS,” “WHERE IS” AND “WITH ALL FAULTS.”.

THE COMPANY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY THE COMPANY OR ANY OTHER MEMBER OF THE COMPANY GROUP OR ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR OR THEIR AFFILIATES’ RESPECTIVE REPRESENTATIVES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS Article V, THE COMPANY (ON BEHALF OF ITSELF AND THE OTHER MEMBERS OF THE COMPANY GROUP) HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING, IN THE CONFIDENTIAL INFORMATION MEMORANDUM OR OTHERWISE) TO PARENT, APOLLO, THE HGM GROUP, THE COMPANIES, NOVITEX MERGER SUB AND/OR SOURCEHOV MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO PARENT, APOLLO, THE HGM GROUP, THE COMPANIES, NOVITEX MERGER SUB AND/OR SOURCEHOV MERGER SUB BY ANY REPRESENTATIVE OF THE COMPANY, ANY OTHER MEMBER OF THE COMPANY GROUP OR ANY OF THEIR RESPECTIVE AFFILIATES). NOTWITHSTANDING ANYTHING SET FORTH IN THIS AGREEMENT TO THE CONTRARY, NO MEMBER OF THE COMPANY GROUP MAKES ANY REPRESENTATIONS OR WARRANTIES TO PARENT, APOLLO, THE HGM GROUP , THE COMPANIES, NOVITEX MERGER SUB AND/OR SOURCEHOV MERGER SUB REGARDING ANY PROJECTIONS OR THE FUTURE OR PROBABLE PROFITABILITY, SUCCESS, BUSINESS, OPPORTUNITIES, RELATIONSHIPS AND OPERATIONS OF THE COMPANY AND/OR ANY OTHER MEMBER OF THE COMPANY GROUP.

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Article VI

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Except as set forth in the Parent Disclosure Schedules, Parent, Novitex Merger Sub and SourceHOV Merger Sub, jointly and severally, hereby represent and warrant to the Sellers and the Companies, as of the date hereof and, on the occurrence of the Closing, as of the Closing Date, as follows:

6.1	Standing; Qualification and Power of Parent, Novitex Merger Sub and SourceHOV Merger Sub

Each of Parent and any of its Subsidiaries is duly organized, validly existing and in good standing (or has the equivalent status) under the laws of the jurisdiction of its organization, with all power and authority necessary to own, lease or operate the properties and assets owned, leased or operated by it and to carry on its business as currently conducted, except where the failure to be so validly existing and in good standing (in such jurisdictions where such status is recognized) or to have such power or authority would not, individually or in the aggregate, have a material adverse effect on Parent and any of its Subsidiaries or prevent or materially impair or delay Parent’s and any of its Subsidiaries’ ability to consummate the transactions contemplated hereby. Each of Parent and any of its Subsidiaries is qualified or licensed to do business in each jurisdiction in which ownership of its property or assets or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a material adverse effect on Parent, Novitex Merger Sub and SourceHOV Merger Sub or prevent or materially impair or delay Parent’s and any of its Subsidiaries’ performance of their obligations hereunder.

6.2	Capitalization of Parent

(a)                As of the date hereof, the authorized capital stock of Parent consists of (i) 135,000,000 shares of common stock, par value $0.0001 (the “Parent Common Stock”) and (ii) 1,000,000 shares of preferred stock, par value $0.0001. Section 6.2(a) of the Parent Disclosure Schedules sets forth, as of the date hereof, the number of issued and outstanding shares of capital stock of Parent, and the record owners of more than 5% of such outstanding shares as of the date thereof. All issued and outstanding shares of capital stock of Parent have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive rights.

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(b)               As of the date hereof, Parent has issued and outstanding 53,000,000 warrants that entitle the holder thereof to purchase one half of a share of Parent Common Stock at an exercise price of $5.75 (the “Parent Warrants”) on the terms and conditions set forth in applicable warrant agreement. Immediately following the Closing, Parent will have 35,000,000 Parent Warrants issued and outstanding. As of February 17, 2017, Parent has 28,848,601 shares of Parent Common Stock outstanding. Immediately prior to the execution of the Forfeiture Agreement, Quinpario Partners 2, LLC and its Affiliates are the beneficial owners of 8,750,000 shares of Parent Common Stock and 18,000,000 Parent Warrants and no other equity of Parent.

(c)                Except for the Parent Warrants as of the date of this Agreement, there are no outstanding (i) securities convertible into or exchangeable for the capital stock of Parent, (ii) options, warrants, calls or other rights to purchase or subscribe for capital stock of Parent or (iii) contracts of any kind to which Parent is subject or bound requiring the issuance after the date of this Agreement of (A) any capital stock of Parent, (B) any convertible or exchangeable security of the type referred to in clause (i) or (C) any options, warrants, calls or rights of the type referred to in clause (ii).

(d)               Except as set forth on Section 6.2(d) of the Parent Disclosure Schedules, there are no voting trusts, proxies or other agreements or understandings to which Parent is bound with respect to voting of any shares of capital stock or any other equity interest of Parent.

(e)                Section 6.2(e) of the Parent Disclosure Schedules sets forth a true and complete summary of the identity of any obligor and/or guarantor and the principal amount and maturity of each such instrument, as of the close of business on the date immediately preceding the date of this Agreement, of all Indebtedness of Parent.

(f)                The SourceHOV Merger Consideration and the Novitex Merger Consideration, when issued in accordance with the terms of this Agreement and the Related Documents, as applicable, shall be duly authorized, validly issued, fully paid and non-assessable, issued to the Sellers and the other holders of the Purchased Equity, free and clear of all Encumbrances.

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6.3	Authority; Execution and Delivery; Enforceability

Each of Parent and any of its Subsidiaries has all requisite power and authority to execute and deliver this Agreement and each of the Related Documents to which it will be a party and subject to the receipt of the Parent Stockholder Approval, to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Parent Stockholder Approval, the HGM Consent and the Novitex Parent Consent and the Intermediate Co Consent, the execution and delivery of this Agreement have been and, in the case of the Related Documents to which it will be a party will be when delivered, and the consummation of the transactions contemplated hereby has been and the consummation of the transactions contemplated by the Related Documents to which it will be a party, will be when delivered, duly authorized by all requisite action by Parent and any of its Subsidiaries. The affirmative vote of Parent and Intermediate Co is the only vote of the holders of any of the shares of capital stock of Novitex Merger Sub and SourceHOV Merger Sub necessary in connection with the consummation of the SourceHOV Merger and the Novitex Merger, and such vote will have been duly and validly obtained by virtue of the SourceHOV Parent Consent and the Novitex Parent Consent delivered on the date of this Agreement by Parent, who is the sole shareholder of Novitex Merger Sub and SourceHOV as of the date of this Agreement, and the Intermediate Co Consent delivered prior to the Closing Date by Intermediate Co, who will be the sole shareholder of Novitex Merger Sub and SourceHOV as of the Closing Date. This Agreement has been, and upon its execution and delivery each of the Related Documents to which Parent or any of its Subsidiaries will be a party will be, duly and validly executed and delivered by each of Parent and any of its Subsidiaries and, assuming this Agreement and the Related Documents have been duly authorized, executed and delivered by the other parties hereto or thereto, as applicable, this Agreement constitutes, and upon its execution and delivery each of the Related Documents to which Parent and any of its Subsidiaries will be a party will constitute, a valid and binding obligation of each of Parent and any of its Subsidiaries enforceable against it in accordance with their respective terms, in each case subject to the Enforceability Exceptions.

6.4	No Conflict; Consents

(a)                The execution, delivery and performance of this Agreement by Parent and any of its Subsidiaries, and the consummation by Parent and any of its Subsidiaries of the transactions contemplated hereby, will not (i)  violate any provision of the certificate of incorporation or bylaws (or other comparable governing documents) of Parent or any of its Subsidiaries, (ii) result in a violation or breach of, or constitute (with or without the giving of notice or, the lapse of time or both) a default (or give rise to any right of termination or cancellation of obligations) under, any Contract to which Parent or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound or (iii) assuming that all Approvals have been obtained and all filings, registrations and notifications have been made, each as contemplated by Section 4.5(b), Section 5.4(b) and/or Section 6.4(b), violate any Law applicable to Parent or any of its Subsidiaries or by which any of their respective properties or assets are bound, other than, in the case of clauses (ii) and (iii) above, any such violations, breaches, defaults or rights of termination or cancellation of obligations which would not, individually or in the aggregate, have a material adverse effect on Parent and any of its Subsidiaries or prevent or materially impair or delay Parent’s and any of its Subsidiaries’ ability to consummate the transactions contemplated hereby.

(b)               The execution, delivery and performance of this Agreement by Parent and any of its Subsidiaries, and the consummation by Parent and any of its Subsidiaries of the transactions contemplated hereby, will not require any waiver, authorization or other Permit of, or filing or registration with or notification to, any Governmental Authority, other than (i) compliance with all applicable Antitrust Laws, (ii) filings required by the Securities and Exchange Commission, (iii) as may be required as a result of any facts or circumstances related to the Company Group, and (iv) such Approvals, filings, registrations or notifications which, if not made or obtained, would not, individually or in the aggregate, have a material adverse effect on Parent and any of its Subsidiaries and prevent or materially impair or delay Parent’s and any of its Subsidiaries’ ability to consummate the transactions contemplated hereby.

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(c)                Neither Parent nor any of its Subsidiaries owns interests in any Person or is aware of any facts or circumstances (including any possible other transaction pending or under consideration by Parent or any of its Affiliates) which (i) reasonably could be expected to prohibit or materially impair or delay the ability of Parent and any of its Subsidiaries to obtain the consents, authorizations, orders or approvals of the applicable Governmental Antitrust Authorities without any structural or conduct relief or (ii) could cause a Governmental Antitrust Authority to seek to prohibit or materially delay consummation of the SourceHOV Merger and the Novitex Merger or impose a condition or conditions that could, individually or in the aggregate, have a Material Adverse Effect.

6.5	Litigation

Except as set forth on Section 6.5 of the Parent Disclosure Schedules and except with respect to any investigation under the HSR Act or applicable Antitrust Laws relating to the transactions contemplated hereby, there are no Actions pending or, to the Knowledge of Parent, threatened in writing, and there are no outstanding orders, writs, judgments, injunctions, decrees or awards by which Parent, any of its Subsidiaries or any of their respective Affiliates or any of their or their Affiliates’ respective assets or properties, are bound.

6.6	SEC Documents; Financial Statements

(a)                Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC under the Exchange Act or the Securities Act since Parent’s incorporation to the date of this Agreement, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “Parent SEC Reports”), and will have filed all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement through the Closing Date (the “Additional Parent SEC Reports”). All Parent SEC Reports, Additional Parent SEC Reports, any correspondence from or to the SEC or NASDAQ (other than such correspondence in connection with the initial public offering of Parent or the annual meeting) and all certifications and statements required by (i) Rule 13a-14 or 15d-14 under the Exchange Act, or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing (collectively, the “Certifications”) are available on EDGAR in full without redaction. Parent has heretofore furnished to the Sellers true and correct copies of all amendments and modifications that have not been filed by Parent with the SEC to all agreements, documents and other instruments that previously had been filed by Parent with the SEC and are currently in effect. The Parent SEC Reports were, and the Additional Parent SEC Reports will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Reports did not, and the Additional Parent SEC Reports will not, at the time they were or are filed, as the case may be, with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Certifications are each true and correct in all material respects. Parent maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. Each director and executive officer of Parent has filed with the SEC on a timely basis all statements required with respect to Parent by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 6.6(a), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or NASDAQ. To the Knowledge of Parent, there are no material unresolved comments received from the SEC staff with respect to the Parent SEC Reports on or prior to the date hereof. To the Knowledge of Parent, none of the Parent SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation.

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(b)               The financial statements and notes contained or incorporated by reference in the Parent SEC Reports fairly present, and the financial statements and notes to be contained in or to be incorporated by reference in the Additional Parent SEC Reports will fairly present, in all material respects, the financial condition and the results of operations, changes in stockholders’ equity and cash flows of Parent as at the respective dates of, and for the periods referred to, in such financial statements, all in accordance with (i) GAAP and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. Parent has no off-balance sheet arrangements that are not disclosed in the Parent SEC Reports. No financial statements other than those of Parent are required by GAAP to be included in the consolidated financial statements of Parent.

6.7	Information Supplied

None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is first mailed to Parent’s stockholders or at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by the Sellers for inclusion or incorporation by reference in the Proxy Statement or (b) any projections or forecasts included in the Proxy Statement.

6.8	NASDAQ Stock Market Quotation

The issued and outstanding shares of Parent Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ under the symbol “QPAC”. The issued and outstanding Parent Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ under the symbol “QPACW”. Except as set forth in Section 6.8 of the Parent Disclosure Schedules, Parent is in compliance with the NASDAQ Listing Rules and there is no action or proceeding pending or, to the Knowledge of Parent, threatened against Parent by the NASDAQ or the SEC with respect to any intention by such entity to deregister the Parent Common Stock or Parent Warrants or terminate the listing of Parent on the NASDAQ. None of Parent or any of its Affiliates has taken any action in an attempt to terminate the registration of the Parent Common Stock or the Parent Warrants under the Exchange Act.

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6.9	Board Approval; Stockholder Vote

The board of directors of Parent (including any required committee or subgroup of the board of directors of Parent) has, as of the date of this Agreement, unanimously (a) approved and declared the advisability of this Agreement, the Related Documents and the consummation of the transactions contemplated hereby, and (b) determined that the consummation of the transactions contemplated hereby is in the best interest of the stockholders of Parent. Other than the Parent Stockholder Approval and the Intermediate Co Consent, no other corporate proceedings on the part of Parent are necessary to approve the consummation of the transactions contemplated hereby.

6.10	Investment Company Act

Parent is not, and following the Closing will continue not to be, an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Parent constitutes an “emerging growth company” within the meaning of the JOBS Act.

6.11	Trust Account

(a)                As of the date hereof, Parent has at least $200,988,000 in the account established by Parent for the benefit of its public stockholders (the “Trust Account”), with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of January 15, 2015, by and between Parent and the Trustee, as amended on January 19, 2017 (the “Trust Agreement”).

(b)               The Trust Agreement, to the Knowledge of Parent with respect to the Trustee, has not been amended or modified, is valid and in full force and effect and is enforceable in accordance with its terms, except as limited by the Enforceability Exceptions. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) (i) between Parent and the Trustee that would cause the description of the Trust Agreement in the Parent SEC Reports to be inaccurate in any material respect or (ii) to the Knowledge of Parent, that would entitle any Person (other than stockholders of Parent holding Parent Common Stock sold in Parent’s initial public offering who shall have elected to redeem their shares of Parent Common Stock pursuant to the certificate of incorporation of Parent) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (A) to pay income and franchise taxes from any interest income earned in the Trust Account and (B) for working capital requirements and (C) to redeem Parent Common Stock in accordance with the provisions of the certificate of incorporation of Parent. There are no Actions pending or, to the Knowledge of Parent, threatened with respect to the Trust Account.

6.12	Title to Assets

Subject to the restrictions on use of the Trust Account set forth in the Trust Agreement, Parent owns good and marketable title to, or holds a valid leasehold interest in, or a valid license to use, all of the assets used by Parent in the operation of its business and which are material to Parent, free and clear of any Encumbrances (other than Permitted Encumbrances).

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6.13	Securities Laws Matters

Parent acknowledges that the Purchased Equity being acquired pursuant to this Agreement and the Related Documents have not been registered under the Securities Act or under any state or foreign securities Laws. Parent is acquiring the Purchased Equity for its own account solely for investment purposes and not with a view to any public resale or other distribution thereof, except in compliance with applicable securities Laws. Parent acknowledges that the Purchased Equity will not be registered under the Securities Act or any applicable state or foreign securities Laws and that the Purchased Equity may not be transferred or sold except pursuant to the registration provisions of the Securities Act or applicable foreign securities Laws or pursuant to an applicable exemption therefrom and pursuant to state or foreign securities Laws, as applicable. Parent has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Equity and is capable of bearing the economic risks of such investment. Parent is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

6.14	Parent’s Business Investigation; Disclaimer Regarding Projections; No Knowledge of Misrepresentation

(a)                Parent has conducted such investigations of the Company Group and the Business as it has deemed necessary in order to make an informed decision concerning the transactions contemplated hereby. Parent has reviewed all of the documents, records, reports and other materials made available prior to 11:59 pm EST on February 20, 2017 in the electronic data rooms maintained on Intralinks for “Project Komodo” and “Project Lincoln” (the “Data Rooms”). For the purpose of conducting these investigations, Parent has employed the services of its own Representatives. In all matters affecting the condition of the properties and assets and the contents of the documents, records, reports or other materials in connection with the transactions contemplated hereby, Parent is relying upon the advice and opinion offered by its own Representatives and the representations and warranties set forth in Article V. Without limiting the foregoing, each party disclaims reliance on any representations and warranties except as expressly set forth in this Agreement and the Related Documents. Neither the Companies nor any of its Affiliates shall have or be subject to any liability to Parent or any other Person resulting from the distribution to Parent, or Parent’s use of, any such information, including any information, documents or material made available to the other parties to this Agreement and their Representatives in the Data Rooms (virtual or otherwise), confidential information memorandum, management presentation or in any other form in expectation of the transactions contemplated hereby.

(b)               Except as and to the limited extent expressly set forth in Article V, each of Parent and any of its Subsidiaries acknowledges and agrees that no member of the Company Group or any other Person is making or has made, and that none of them shall have liability in respect of, any written or oral representation or warranty, express or implied, of any nature whatsoever, with respect to any member of the Company Group, or any of their respective assets, rights or properties, including as to (i) merchantability or fitness for any particular use or purpose, (ii) the operation of the Company Group’s business by Parent after the Closing in any manner or (iii) the probable success or profitability of the business of the Company Group after the Closing, and each of Parent and any of its Subsidiaries specifically disclaims that it is relying on or has relied on any such representation or warranty as an inducement to enter into this Agreement or otherwise.

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(c)                In connection with Parent’s investigation of the Company Group and the Business, Parent has received from the Companies and/or its respective Affiliates and their respective Representatives certain projections and other forecasts, including projected financial statements, cash flow items, certain business plan information and other data related to the Company Group and/or such Business. Parent acknowledges that (i) there are uncertainties inherent in attempting to make such projections, forecasts and plans and, accordingly, is not relying on them, (ii) Parent is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, forecasts and plans so furnished to it and (iii) Parent shall have no claim against anyone with respect to any of the foregoing. Accordingly, Parent acknowledges that neither the Companies nor any of its respective Affiliates nor any of its or their respective Representatives has made any representation or warranty with respect to such projections or other forecasts or plans.

6.15	Financing

(a)                Parent has delivered to the Company true and complete copies of the executed commitment letter, dated as of the date of this Agreement, among Parent, Royal Bank of Canada, RBC Capital Markets, LLC, Credit Suisse AG, Cayman Islands Branch, and Credit Suisse Securities (USA) LLC (the “Commitment Letter”), pursuant to which the counterparties thereto have committed, subject to the terms and conditions thereof, to lend to Parent or any of its Subsidiaries the amounts set forth therein for the purpose of funding the transactions contemplated by this Agreement (together with the debt securities contemplated by the Commitment Letter to be issued for the purpose of funding the transactions contemplated by this Agreement) (the “Financing”). Parent has also delivered, to each of the other parties to this Agreement, a true and complete copy of any fee letter to which it is a party in connection with the Commitment Letter (any such fee letter, a “Fee Letter”). Parent has also delivered, to each of the other parties to this Agreement, a true and complete copy of any engagement letter to which it is a party in connection with the Commitment Letter (any such engagement letter, a “Engagement Letter”).

(b)               There are no side letters or other Contracts or arrangements related to the Financing to which Parent or any of its Subsidiaries is a party other than the Commitment Letter and the Fee Letters (other than customary engagement letters and fee credit letters a copy of which have been delivered to the Company). None of the Commitment Letter or the Fee Letters has been amended or modified, no such amendment or modification is contemplated, and the respective commitments set forth in the Commitment Letters have not been withdrawn or rescinded in any respect.

(c)                The Commitment Letter is in full force and effect and are the valid, binding and enforceable obligations of Parent and, to the Knowledge of Parent, the other parties thereto, subject in each case to the Enforceability Exceptions, and do not contain any material misrepresentation by Parent or any of its Subsidiaries. To the Knowledge of Parent, there are no conditions precedent or other contingencies related to the funding of the full amount of the Financing (including any “flex” provisions), other than as set forth in the Commitment Letter and any related Fee Letter to which Parent or any of its Subsidiaries is a party. Parent has fully paid, or caused to be fully paid, any and all commitment or other fees which are due and payable on or prior to the date of this Agreement pursuant to the terms of the Commitment Letter and any related Fee Letter to which Parent or any of its Subsidiaries is a party and will pay (in accordance with Section 7.7) all additional fees under the Commitment Letter and the Fee Letter as they become due.

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6.16	Solvency

None of Parent or any of its Subsidiaries is entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors. Each of Parent, the SourceHOV Surviving Company, the Novitex Surviving Company and each Company Group shall be Solvent following the Closing, immediately after giving effect to the transactions contemplated by this Agreement.

6.17	Operations of Novitex Merger Sub and SourceHOV Merger Sub

Since the date of its incorporation, each of Novitex Merger Sub and SourceHOV Merger Sub has not engaged in any activities other than as contemplated by this Agreement.

6.18	Brokers’ and Finders’ Fees

Except as set forth in Section 6.18 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries has employed, nor is either of them subject to any valid claim of liability or obligation to, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission in connection therewith.

6.19	Taxes

Except as set forth in Section 6.19 of the Parent Disclosure Schedules, (i) all material Tax Returns required to be filed by or on behalf of any member of Parent and its Subsidiaries have been duly and timely filed with the appropriate Tax Authority (after giving effect to any valid extensions of time in which to make such filings); (ii) such Tax Returns were true and complete in all material respects when filed; (iii) and all amounts shown on such Tax Returns as due, and all other material Taxes that have become due and payable by Parent and its Subsidiaries, have been fully and timely paid; (iv) neither Parent nor any of its Subsidiaries has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency; (v) each of Parent and its Subsidiaries has complied with all applicable Laws relating to the collection or withholding of material Taxes; (vi) neither Parent nor any of its Subsidiaries has been a member of a combined, consolidated, affiliated or unitary group for Tax filing purposes (other than a group the common parent of which was Parent); (vii) neither Parent nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement (other than an agreement (A) that does not primarily relate to Taxes and (B) for which the Tax liability is not material); (viii) to the Knowledge of Parent, no claim has been made in writing by any Tax Authority in a jurisdiction in which Parent or any of its Subsidiaries do not file Tax Returns that any such person is or may be subject to taxation by that jurisdiction; (ix) no audit or other proceeding by any Tax Authority with respect to material Taxes owed by Parent or any of its Subsidiaries is pending and no Tax Authority has given written notice of any intention to commence an audit or other proceeding or assert any deficiency or claim for additional Taxes against any member of the Company Group; (x) neither Parent nor any of its Subsidiaries has engaged in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2); and (xi) Parent is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

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6.20	No Additional Representations

NONE OF PARENT, NOVITEX MERGER SUB, SOURCEHOV MERGER SUB OR ANY OF THEIR AFFILIATES IS MAKING ANY WRITTEN OR ORAL REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS Article VI. EACH OF PARENT, NOVITEX MERGER SUB, SOURCEHOV MERGER SUB AND THEIR AFFILIATES DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY PARENT, NOVITEX MERGER SUB, SOURCEHOV MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR OR THEIR AFFILIATES’ RESPECTIVE REPRESENTATIVES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS Article VI, EACH OF PARENT, NOVITEX MERGER SUB AND SOURCEHOV MERGER SUB (ON BEHALF OF THEMSELVES AND THEIR RESPECTIVE AFFILIATES) HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO THE SELLERS, THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO THE COMPANY OR ANY MEMBER OF THE COMPANY GROUP BY ANY REPRESENTATIVE OF PARENT, NOVITEX MERGER SUB, SOURCEHOV MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES). NOTWITHSTANDING ANYTHING SET FORTH IN THIS AGREEMENT TO THE CONTRARY, NONE OF PARENT, NOVITEX MERGER SUB, SOURCEHOV MERGER SUB OR ANY OF THEIR AFFILIATES MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE SELLERS, THE COMPANY OR ANY MEMBER OF THE COMPANY GROUP REGARDING ANY PROJECTIONS OR THE FUTURE OR PROBABLE PROFITABILITY, SUCCESS, BUSINESS, OPPORTUNITIES, RELATIONSHIPS AND OPERATIONS OF PARENT, NOVITEX MERGER SUB, SOURCEHOV MERGER SUB OR ANY OF THEIR AFFILIATES.

Article VII

COVENANTS

7.1	Conduct of Business Prior to Closing

(a)                Except (i) with the written consent of the other parties to this Agreement (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) as set forth in Section 7.1(a) of the Company Disclosure Schedules, (iii) as otherwise expressly contemplated or permitted by the terms of this Agreement or (iv) as required by any applicable Law or any Contract (in existence on the date hereof), from the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, (A) Novitex shall, and shall cause the other members of the Novitex Company Group to, conduct its Business in the ordinary course and shall use reasonable best efforts to preserve intact their business organization and material Permits, retain its current officers and key employees, and preserve its relationships with its key customers and suppliers and (B) SourceHOV shall, and shall cause the other members of the SourceHOV Company Group to conduct its Business in the ordinary course and shall use reasonable best efforts to preserve intact their business organization and material Permits, retain its current officers and key employees and preserve its relationships with its key customers and suppliers.

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(b)               Without limiting the generality of Section 7.1, from the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, except (w) with the written consent of the other parties to this Agreement (which consent shall not be unreasonably withheld, conditioned or delayed), (x) as set forth in Section 7.1(b) of the Company Disclosure Schedules, (y) as otherwise contemplated or permitted by the terms of this Agreement or (z) as required by applicable Law or any Contract (in existence on the date hereof), (A) Novitex shall not, and shall not permit the other members of the Novitex Company Group and (B) SourceHOV shall not, and shall not permit the other members of the SourceHOV Company Group, to:

(i)               transfer, issue, sell or dispose of any shares of capital stock or other equity interests of any member of the Company Group, grant options, warrants, calls or other rights to purchase or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of the capital stock or other equity interests of any member of the Company Group;

(ii)               effect any recapitalization, reclassification, stock split, stock combination or like change in the capitalization of the Company Group;

(iii)             make, set aside, declare or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to any of its capital stock or other equity interest in the Company Group, other than dividends and distributions by any member of the Company Group to another member of the Company Group;

(iv)             (A) incur, create or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities (or warrants or other rights to acquire any debt securities) of any member of the Company Group (other than incurrence of Indebtedness under any of the Company Group’s respective credit facilities entered into prior to the date of this Agreement, including draws on the Company Group’s revolving credit facility and other than loans, advances or capital contributions made by one member of the Company Group to another member of the Company Group) in excess of $500,000 individually or $5,000,000 in the aggregate (in each case, in excess of Indebtedness paid off after the date of this Agreement) other than Indebtedness required to be incurred under any Contract in existence on the date hereof or incurred in the ordinary course of business, or (B) make any loans, advances or capital contributions to, or investments in, any other Person (other than loans, advances or capital contributions made by one member of the Company Group to another member of the Company Group);

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(v)              amend the certificate of incorporation or bylaws (or other comparable governing documents) of any member of the Company Group;

(vi)             grant any material Encumbrances on any property or assets (whether tangible or intangible) of any member of the Company Group having an aggregate value in excess of $2,500,000, other than Permitted Encumbrances;

(vii)           except in the ordinary course of the Company Group’s Business, (A) adopt, enter into, terminate or amend any Benefit Plan other than as required by applicable law or pursuant to the terms of any Benefit Plan in effect as of the date of this Agreement, (B)  recognize any union or employee representative for purposes of collective bargaining or negotiate or enter into any collective bargaining agreement, works council agreement, labor union contract, trade union agreement or other similar agreement or understanding with any union, works council, trade union or other labor organization other than as required by applicable law, (C) waive any restrictive covenant obligation of any director, officer, service provider or employee of any member of the Company Group, (D) pay or agree to pay to any director, officer or employee, consultant, agent or individual independent contractor, whether past or present, any pension, retirement allowance or other employee benefit not required by any existing benefit plan (or any arrangement that would be a benefit plan if in effect as of the date hereof), or (E) take any action to accelerate the vesting, funding or payment of any compensation or benefits under any Benefit Plans;

(viii)           (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any Person who is a director or executive officer of any member of the Company Group as of the date of this Agreement, or (B) enter into any new, or materially amend any existing material employment or severance or termination agreement with any director or executive officer other than with respect to new hires,

(ix)             except as required by changes in GAAP, change any member of the Company Group’s methods of accounting in any manner that would have a material impact on the Company Group;

(x)               make, change or revoke any material Tax election; file any material amendment to any income Tax Return; adopt or change any accounting method in respect of Taxes; change any annual Tax accounting period; enter into any material Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the ordinary course of business a primary purpose of which is not related to Taxes with vendors, customers or landlords; enter into any closing agreement with respect to any Tax; settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; apply for or enter into any ruling from any Tax authority with respect to Taxes; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

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(xi)              except in the ordinary course of the Company Group’s Business, transfer, sell, lease or license to a third party, abandon, permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to transfer, sell, lease or license to a third party, abandon, permit to lapse or expire, dedicate to public, or otherwise dispose of, any portion of the property or assets of any member of the Company Group, other than any sale, lease or disposition in the ordinary course of business or pursuant to agreements existing on the date hereof and set forth on Section 7.1(b)(xi) of the Company Disclosure Schedules;

(xii)             (a) merge, consolidate, combine or amalgamate with any Person, (b) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof, or (c) purchase or otherwise acquire, or lease or license, any property or assets, other than (i) acquisitions of equipment or inventory in the ordinary course of business or (ii) transactions as to which the aggregate consideration paid or payable (A) in any individual transaction is not in excess of $2,500,000 or (B) in the aggregate is not in excess of $10,000,000;

(xiii)            except in the ordinary course of the Company Group’s Business, enter into any joint venture with a third party;

(xiv)           authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(xv)             enter into, renew, modify or revise any Contract with any Related Person of any member of the Company Group, other than Contracts among members of the Company Group, or with any former or present director or officer of any member of the Company Group or with any Affiliates of the foregoing Persons (including the Company Group) or any other Person covered under Item 404 of Regulation S-K under the Securities Act;

(xvi)           except in the ordinary course of the Company Group’s Business, use its reasonable best efforts to maintain with financially responsible insurance companies insurance at least in such amounts and against at least such risk and losses as are consistent in all material respects with such entities’ past practices;

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(xvii)           waive, release, assign, settle or compromise any Action pending or threatened against any member of the Company Group or any of their respective directors or officers other than in the case of Actions or claims either (A) (i) for an amount not greater than $500,000 individually (including any single or aggregated claims arising out of the same or similar facts, events or circumstances) or $1,000,000 in the aggregate (determined in each case net of insurance proceeds) and (ii) would not prohibit or materially restrict any member of the Company Group from operating its business substantially as currently conducted or anticipated to be conducted, except in the ordinary course of the Company Group’s Business, or (B) if the loss resulting from such waiver, release, assignment settlement or compromise is reimbursed or shall be reimbursed to any member of the Company Group by an insurance policy or pursuant to any other kind of contractual indemnification set forth in any other Contract, in each case without the imposition of equitable relief on, or the admission of wrongdoing by any member of the Company Group or any of its officers or directors;

(xviii)         except in the ordinary course of the Company Group’s Business, amend or modify in any manner materially adverse to any member of the Company Group any Material Contracts;

(xix)            except in the ordinary course of the Company Group’s Business, make or enter into any contract to make any capital expenditures in excess of $1,000,000 other than capital expenditures made in the ordinary course of the Company Group Business if such capital expenditures are made to acquire equipment to satisfy requirements in Contracts with customers;

(xx)             except in the ordinary course of the Company Group’s Business, manage its working capital (including the timing of collection of accounts receivable and of the payment of accounts payable and the management of inventory);

(xxi)            engage in any activity that would result in a violation of International Trade Control Laws;

(xxii)           conduct a mass termination or engage in any other activity that would trigger notice obligations or liability under the Worker Adjustment and Retraining Notification Act or any similar applicable Law; or

(xxiii)          authorize, or commit or agree to take, any of the foregoing actions.

(c)                From the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, except (i) with the written consent of the other parties to this Agreement (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) as set forth in Section 7.1(c) of the Parent Disclosure Schedules, (iii) as otherwise contemplated or permitted by the terms of this Agreement or (iv) as required by Law or any Contract, Parent shall not, and shall not permit any Subsidiary to:

(i)                form any Subsidiary;

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(ii)              issue any shares of capital stock or other equity interests or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other equity interests of Parent;

(iii)             effect any recapitalization, reclassification, stock split or like change in the capitalization of Parent or any Subsidiary;

(iv)             make, set aside, declare or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to any of its capital stock;

(v)              except for any Indebtedness incurred in connection with the Financing, incur any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities (or warrants or other rights to acquire any debt securities)

(vi)             make any loans, advances or capital contributions to any other Person;

(vii)            amend its certificate of incorporation or bylaws (or other comparable governing documents);

(viii)           grant any material Encumbrances on any property or assets (whether tangible or intangible) of Parent;

(ix)              (A) adopt, enter into, terminate or amend any Benefit Plan other than as required by applicable law or pursuant to the terms of any Benefit Plan in effect as of the date of this Agreement or (B)  increase the compensation of any Person who is a director or executive officer of Parent;

(x)              except as required by changes in GAAP, change any of its methods of accounting in any manner;

(xi)             make, change or revoke any material Tax election; file any material amendment to any income Tax Return; adopt or change any accounting method in respect of Taxes; change any annual Tax accounting period; enter into any material Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the ordinary course of business a primary purpose of which is not related to Taxes with vendors, customers or landlords; enter into any closing agreement with respect to any Tax; settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; apply for or enter into any ruling from any Tax authority with respect to Taxes; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(xii)            purchase or otherwise acquire (whether by merger or otherwise), or lease or license, any property or assets;

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(xiii)            enter into any joint venture with a third party;

(xiv)          except in the ordinary course of Parent’s operations or as is reasonably necessary in connection with the transactions contemplated hereby, enter into, renew, modify or revise any Contract;

(xv)             enter into any transactions with any of its Affiliate;

(xvi)           waive, release, assign, settle or compromise any material Action pending or threatened against Parent or any of its directors or officers other than in the case of Actions or claims either (i) for an amount not greater than $500,000 individually (including any single or aggregated claims arising out of the same or similar facts, events or circumstances) or $1,000,000 in the aggregate (determined in each case net of insurance proceeds) or (ii) if the loss resulting from such waiver, release, assignment settlement or compromise is reimbursed to any member of the Company Group by an insurance policy, in each case without the imposition of equitable relief on, or the admission of wrongdoing by any member of the Company Group or any of its officers or directors;

(xvii)          engage in any activity that would result in a violation of International Trade Control Laws; or

(xviii)          authorize, or commit or agree to take, any of the foregoing actions.

7.2	Access to Information

From and after the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, each Company shall, and shall cause the members of its Company Group to, afford to the other parties to this Agreement and their Representatives reasonable access, upon reasonable advance notice, during normal business hours to all the senior management, properties, books, Contracts, commitments, Tax returns and records of such Company Group and, during such period, shall furnish as promptly as practicable to the other parties to this Agreement any information concerning such Company Group as the other parties to this Agreement may reasonably request; provided, however, that (i) such access or furnishing of information shall be conducted during normal business hours, under the supervision of such Company’s personnel, and in such a manner as to not unreasonably disrupt the normal operations of such Company Group, (ii) neither the Companies nor any member of each Company Group is under any obligation to disclose to the other parties to this Agreement or their Representatives any information the disclosure of which is restricted by a Contract in effect as of the date of this Agreement or applicable Law or would result in the waiver of any attorney-client, work product or other applicable privilege and (iii) no party to this Agreement shall conduct any environmental sampling or analysis, including of the nature commonly referred to as a “Phase II Environmental Assessment”; provided, further, that each Company may designate certain portions of such information as being provided on an outside-counsel basis only. All information provided pursuant to this Section 7.2 shall remain subject in all respects to the Confidentiality Agreements.

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7.3	Confidentiality

(a)                Parent acknowledges that the information being provided to it or any of its Affiliates or any of its or its Affiliates’ Representatives in connection with the consummation of the transactions contemplated hereby is being provided subject to the terms of (i) a confidentiality agreement dated as of January 6, 2017 between Parent and Novitex and (ii) a confidentiality agreement dated as of January 6, 2017 between Parent and SourceHOV (the “Parent Confidentiality Agreements”). Parent acknowledges that it is, and shall remain until the Closing, subject to the terms of the Parent Confidentiality Agreements, which are incorporated herein by reference. If this Agreement is, for any reason, terminated prior to the Closing, the Parent Confidentiality Agreements shall continue in full force and effect in accordance with its terms.

(b)               SourceHOV acknowledges that the information being provided to it or any of its Affiliates or any of its or its Affiliates’ Representatives in connection with the consummation of the transactions contemplated hereby is being provided subject to the terms of a confidentiality agreement dated as of November 7, 2016 between SourceHOV Holdings, Inc. and Novitex (the “Novitex Confidentiality Agreement”). SourceHOV acknowledges that it is, and shall remain until the Closing, subject to the terms of the Novitex Confidentiality Agreement, which are incorporated herein by reference. If this Agreement is, for any reason, terminated prior to the Closing, the Novitex Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

(c)                Novitex acknowledges that the information being provided to it or any of its Affiliates or any of its or its Affiliates’ Representatives in connection with the consummation of the transactions contemplated hereby is being provided subject to the terms of a confidentiality agreement dated as of January 23, 2017 between SourceHOV and Novitex (the “SourceHOV Confidentiality Agreement”). Novitex acknowledges that it is, and shall remain until the Closing, subject to the terms of the SourceHOV Confidentiality Agreement, which are incorporated herein by reference. If this Agreement is, for any reason, terminated prior to the Closing, the SourceHOV Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

(d)               Effective upon, and only upon, the Closing, the confidentiality obligations under each of the Confidentiality Agreements shall terminate except with respect to the provisions regarding disclosure and use of confidential information not related to the Company Group or such Business, which shall continue indefinitely.

7.4	Efforts to Consummate; Consents and Filings

(a)                Each of the parties and their respective Affiliates shall use all reasonable best efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including to (i) obtain from any Governmental Authority with regulatory jurisdiction over enforcement of any applicable Antitrust Laws (“Governmental Antitrust Authority”), all Approvals as are necessary for the consummation of the transactions contemplated by this Agreement and (ii) promptly (and, with respect to the HSR Act, in no event later than twenty (20) Business Days after the date hereof) make all necessary filings (and if required under applicable Law, drafts thereof), and thereafter make any other required submissions, with respect to the transactions contemplated by this Agreement required under the HSR Act or any other applicable Antitrust Law.

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(b)               Without limiting the generality of the parties' undertaking pursuant to Section 7.4(a), each party agrees to use its reasonable best efforts and to take any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Antitrust Authority or any other party so as to enable the parties hereto to expeditiously close the transactions contemplated by this Agreement no later than the Outside Date. Each party hereto shall use reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Antitrust Authority with respect to the transactions contemplated hereby. In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging such transactions, and if, by mutual agreement, the parties hereto decide that litigation is in their best interests, each party shall cooperate and use reasonable best efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any Order that is in effect and that prohibits, prevents, or restricts consummation of such transactions. Notwithstanding the foregoing, no party nor any of its Affiliates shall be required to (i) divest or hold separate, or enter into any licensing or similar arrangement with respect to, any assets or any portion of the business of any party or to otherwise propose, proffer or agree to any other requirement, obligation, condition or restriction on the conduct of the business of any party, or (ii) to litigate any suit, claim, action, investigation or proceeding challenging or seeking to restrain or prohibit the consummation of the transaction.

(c)                As soon as practicable after the date of this Agreement, the Sellers shall cause the Companies, as applicable, to submit to the United States Defense Security Service (“DSS”) and, to the extent applicable, any other Governmental Authority, a notification of the transfer of ownership contemplated hereby in accordance with the National Industrial Security Program Operating Manual (DoD 5220.22-M) (“NISPOM”), and any other applicable national or industrial security regulations (the “DSS Notification”). The Companies and the Sellers shall fully cooperate with Parent in preparing the DSS Notification, any other submissions to DSS required by the NISPOM, and negotiating a Foreign Ownership Control or Influence mitigation arrangement with DSS for the continuation of all necessary U.S. government facility security clearances (the “DSS Approval”). The Companies, the Sellers and Parent shall use their commercially reasonable efforts to obtain the DSS Approval, as promptly as practicable.

(d)               Each of the parties shall promptly notify the other parties of any substantive communication it or any of its Affiliates receives from any Governmental Antitrust Authority and of any substantive communication received or given in connection with any proceeding by a private party relating to the matters that are the subject of this Agreement, and consult each other party prior to any substantive communication with any Governmental Antitrust Authority to permit the other parties to review in advance any proposed communication by such party to any Governmental Antitrust Authority. No party to this Agreement shall agree to participate in any substantive meeting with any Governmental Antitrust Authority in respect of any filings, investigation or other inquiry (including in connection with any proceeding by a private party) unless it consults with the other parties in advance and, to the extent permitted by such Governmental Antitrust Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act. Subject to each of the Confidentiality Agreements, the parties will provide each other with copies of all correspondence, filings (except for Item 4(c) and 4(d) documents) or communications between them or any of their Representatives, on the one hand, and any Governmental Antitrust Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

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(e)                During the period from the date of this Agreement and continuing until the earlier of the Closing and the termination of this Agreement pursuant to Article IX in accordance with its terms, except with the prior written consent of each Company, neither (a) Parent and its Affiliates, (b) the HGM Group, nor (c) Novitex Parent shall do anything, including entering into any transaction (or making any antitrust or competition law filing in connection with such transaction), that could reasonably be expected to prevent or delay any filings or Approvals required under the HSR Act or other applicable Antitrust Laws.

7.5	Financing

(a)                Subject to the terms and conditions set forth in this Agreement, each of Parent and each Company shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable to arrange and obtain the Financing on the terms and conditions described in the Commitment Letter and any related Fee Letter (it being understood that (x) the assistance of Novitex shall be limited to the Novitex Company Group and matters related thereto, (y) the assistance of SourceHOV shall be limited to the SourceHOV Company Group and matters related thereto and (z) the assistance of Parent shall be limited to Parent, Novitex Merger Sub and SourceHOV Merger Sub and matters related thereto), and (iii) Parent shall not (x) permit any amendment or modification to be made to, (y) permit any waiver of any provision or remedy under, or (z) provide any consent under the Commitment Letter or any related Fee Letter, in each case, without the consent of each of SourceHOV and Novitex.

(b)               (i) Each party specified below, as applicable, shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable (i) to, with respect to Parent, maintain in effect the Commitment Letter in accordance with the terms and subject to the conditions thereof, (ii) to, with respect to the Company, negotiate, and with respect to Parent, enter into, all definitive agreements with respect to the Financing contemplated by the Commitment Letter on the terms and conditions (including any “flex” provisions) set forth in the Commitment Letter and any related Fee Letter, (iii) to, with respect to each of Parent and the Company, satisfy on a timely basis all conditions in such definitive agreements that are applicable to such party or that are within such party’s control and, with respect to Parent, consummate the Financing at or prior to the Closing (including, if necessary, any “flex” provisions), (iv) to, with respect to Parent, comply with Parent’s obligations under the Commitment Letter and any related Fee Letter and each definitive agreement with respect thereto, and, to, with respect to Company, assist Parent in meeting such obligations, (v) to, with respect to each of Parent and the Company, timely assist in the preparation of the necessary offering circulars, private placement memoranda or other offering documents or marketing materials with respect to the Financing. Each of Parent and the Company shall allow the other parties to fully participate in the negotiation of the Financing and shall keep the other parties reasonably informed on a current basis and in reasonable detail of the status of its efforts to arrange the Financing and provide to the other parties copies of all definitive documents related to the Financing to the extent it receives them. Notwithstanding anything to the contrary set forth herein, Parent’s obligations under this Section 7.5 and Section 7.6 shall be limited to those actions reasonably requested by the Company, and Parent shall not take any substantive action in connection with the Financing, including those set forth in the preceding sentence, except at the written request of each Company. Notwithstanding anything to the contrary in this Agreement, Novitex Parent, with the written consent of the HGM Group, shall have the right to direct Parent to enter into any amendments or modifications to the Commitment Letter and the Fee Letter (and any related engagement letter and fee credit letters) so long as such amendments or modifications would not (x) impose new or additional conditions, or otherwise expand, amend or modify any of the conditions, to the receipt of the Financing, (y) reduce the amount of cash proceeds from the Financing in a manner that would reasonably be expected to prevent or materially impair or delay the ability of Parent to consummate the transactions contemplated hereby or (z) impose any additional obligations or expand the scope of any existing obligations on Parent or expand or add any representations or covenants made by or applicable to Parent, including without limitation, with respect to the payment of any fees, reimbursement of expenses and provision of any indemnities, in each case prior to the Closing Date; provided that consent of Parent shall be required (which consent shall not be unreasonably withheld, conditioned or delayed) for any amendment to the Financing terms that results in the reduction of the total amount of Financing other than a reduction in accordance with the terms thereof or the terms of this Agreement. Each party shall give the other party prompt written notice of the receipt by such party of any written notice from any Person with respect to any breach, termination or repudiation by any party to any Commitment Letter, Fee Letter or any other definitive document related to the Financing.

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(c)                Each of Parent and the Companies shall use its commercially reasonable efforts to cause the lenders and any other Persons providing Financing to fund on the Closing Date the Financing required to consummate the transactions contemplated by this Agreement and the other transactions contemplated by the Commitment Letter.

(d)               If the Commitment Letter shall be terminated for any reason, or if any portion of the Financing becomes unavailable on the terms and conditions (including any “flex” provisions) contemplated in the Commitment Letter, each of Parent and each Company shall use its commercially reasonable efforts to arrange for Parent to obtain alternative financing from alternative sources on terms and conditions not less favorable to Parent or the Companies than those set forth in the Commitment Letter and the related Fee Letter (including any “flex” provisions) and in an amount at least equal to the Financing or such unavailable portion thereof, as the case may be (the “Alternate Financing”), and to obtain a new financing commitment letter with respect to such Alternate Financing (the “New Commitment Letter”), which shall replace the existing Commitment Letter, a true and complete copy of which (together with any related fee or other letter) shall be promptly provided to the Company; provided that, (i) if the parties proceed with the Alternate Financing, they shall be subject to the same obligations as set forth in this Section 7.5 and (ii) Parent’s obligations to obtain alternative financing under this clause (d) shall be limited to those actions reasonably requested in writing by the Company. In the event any New Commitment Letter is obtained, (x) any reference in this Agreement to the “Financing” shall mean the financing contemplated by the Commitment Letter as modified pursuant to clause (y) below, (y) any reference in this Agreement to the “Commitment Letter” shall be deemed to include the Commitment Letter that is not superseded by a New Commitment Letter at the time in question and any New Commitment Letter to the extent then in effect and (z) any reference in this Agreement to “Fee Letter” shall be deemed to include any fee or other letter relating to the Commitment Letters that are not superseded by a New Commitment Letter at the time in question and any New Commitment Letter to the extent then in effect.

7.6	Financing Cooperation

(a)                Prior to the Closing, each of Parent and the Company shall, and shall cause each of its respective Subsidiaries to use commercially reasonable efforts to provide such cooperation as is customary for financings of the type contemplated by the Commitment Letter and/or Engagement Letter and as is reasonably necessary in connection with arranging and obtaining the Financing (it being understood that (i) the cooperation of Novitex shall be limited to the Novitex Company Group and matters related thereto, (ii) the cooperation of SourceHOV shall be limited to the SourceHOV Company Group and matters related thereto, and (iii) the cooperation of Parent shall be limited to Parent, Novitex Merger Sub and SourceHOV Merger Sub and matters related thereto), including:

(i)                reasonably assisting with the preparation of a confidential information memorandum or similar offering document for the Financing and customary rating agency presentations;

(ii)               furnishing to the sources of Financing as promptly as practicable all financial information required to be made available pursuant to Section 3 (Syndication) and Exhibit E, clauses (3), (4), (5) and (6) of the Commitment Letter;

(iii)             using commercially reasonable efforts to obtain accountants’ comfort letters, consents, legal opinions, surveys and title insurance, as reasonably requested by the sources of Financing;

(iv)              taking all commercially reasonable actions necessary to (A) permit the prospective lenders involved in the Financing to evaluate such Company Group’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements to the extent customary and reasonable and (B) establish bank and other accounts and blocked account agreements and lock box arrangements to the extent necessary in connection with the Financing;

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(v)               assisting in preparation for and participation upon reasonable advance notice in a reasonable number of meetings and calls, drafting sessions, rating agency presentations, road shows and due diligence sessions (including accounting due diligence sessions) and sessions with prospective lenders, investors and ratings agencies, and assisting in obtaining ratings as contemplated by the Financing;

(vi)             assisting the Financing Sources in the preparation of (A) offering documents, private placement memoranda, bank information memoranda, prospectuses and similar marketing documents for any of the Financing, including the execution and delivery of customary representation letters in connection with bank information memoranda authorizing the distribution of information to prospective lenders and identifying any portion of such information that constitutes material, nonpublic information regarding Parent, the Company or any of their respective Subsidiaries or their respective securities, provided that any such letter executed by Parent shall contain knowledge qualifiers with respect to information regarding the Company or their respective Subsidiaries, and (B) customary materials for rating agency presentations;

(vii)             as promptly as reasonably practicable (A) furnishing the Financing Sources and their respective Representatives with the applicable Required Information and (B) inform the parties hereto if the chief executive officer, chief financial officer, treasurer or controller of Parent or the Company or any member of the Company Board shall have actual knowledge of any facts as a result of which a restatement of any financial statements comprising a portion of the applicable Required Information in order for such financial statements to comply with GAAP is probable;

(viii)            providing customary representations in connection with the preparation of financial statements and other financial data of Parent, the Company and their respective Subsidiaries and requesting accountants’ consents in connection with the use of such Person’s financial statements in offering documents, prospectuses, Current Reports on Form 8-K and other documents to be filed with the SEC, if necessary;

(ix)             using commercially reasonable efforts in connection with the preparation of pro forma financial information and financial statements to the extent required by SEC rules and regulations or necessary or reasonably required by the Financing Sources to be included in any offering documents; provided that neither the Company nor any of its subsidiaries or Representatives shall be responsible in any manner for information relating to (A) the proposed debt and equity capitalization that is required for such pro forma financial information or assumed interest rates, dividends (if any) and fees and expenses relating to such debt and equity capitalization or (B) any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Financing;

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(x)               executing and delivering (effective as of (but not before)) the Closing any credit agreements, indentures, pledge and security documents, other definitive financing documents, or other certificates, or documents as may be reasonably requested by the Financing Sources, including a certificate of the chief financial officer of the borrower or issuer of such Financing with respect to solvency matters in the form set forth as an annex to the Financing Commitments) and otherwise facilitating the pledging of collateral (including (x) cooperation in connection with efforts to obtain environmental assessments and title insurance) and (y) using commercially reasonable efforts to procure customary (e.g., local counsel) legal opinions;

(xi)              to the extent the same become necessary or advisable in connection with the Financing, obtaining waivers, consents, estoppels and approvals from other parties to material leases, encumbrances and Contracts relating to each member of any Company Group (including by arranging discussions among Parent, each Company and the Financing Sources and their respective Representatives with other parties to such material leases, encumbrances and Contracts as of the Closing);

(xii)            taking all corporate actions, subject to the occurrence of the Closing that are necessary or customary to permit the consummation of the Financing; and

(xiii)           providing at least five (5) Business Days prior to the Closing Date all documentation and other information required by applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act to the extent reasonably requested at least eight (8) Business Days prior to the anticipated Closing Date;

provided that (1) nothing herein shall require such cooperation to the extent it would require the Company or Parent or its respective Affiliates to waive or amend any terms of this Agreement or any other Contract to which any of them is a party or to agree to pay any fees, reimburse any expenses or, with respect to the Company, give any indemnities prior to the Closing, or to incur any liabilities or, with respect to the Company, give any indemnities, that are effective prior to the Closing, (2) nothing herein shall require such cooperation from the Company or its Affiliates to the extent it would, in the Company’s reasonable judgment, unreasonably interfere with the ongoing operations of the Company or its respective Affiliates, (3) no action, liability or obligation of the Company or its respective Affiliates under any certificate, agreement, arrangement, document or instrument relating to the Financing shall be effective until the Closing, (4) neither the Companies nor any of its respective Affiliates shall be required to issue any offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in relation to the Financing, but such documents shall contain disclosure and financial statements reflecting the Company as an obligor following the Closing and the Companies shall prepare such documents and (5) notwithstanding anything to the contrary in this Section 7.6, neither the Companies nor any of its respective Affiliates shall be required prior to the Closing to undertake any obligation or execute any definitive financing documents, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with the Financing. Each of Parent and the Company and its respective Representatives shall be given a reasonable opportunity to review and comment on any financing documents and any materials that are to be presented during any lender syndication or roadshow meetings conducted in connection with the Financing, and each of Parent and each Company shall give due consideration to all reasonable additions, deletions or changes suggested by the Company or Parent and its respective Representatives.

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(b)               All information provided by the Company or any of its respective Affiliates or any of their respective Representatives pursuant to this Section 7.5(a) shall be kept confidential in accordance with each of the Confidentiality Agreements, except that Parent shall be permitted to disclose such information to the parties to the Commitment Letter and to any other sources of the Financing, rating agencies and prospective lenders during syndication of the Financing subject to the sources of Financings, ratings agencies and prospective lenders entering into confidentiality undertakings with respect to such information on terms reasonably acceptable to the Company (it being understood that the confidentiality undertakings in the Commitment Letter are acceptable to the Company).

(c)                Except for the representations and warranties of the Company set forth in Article V of this Agreement, the Company shall not have any liability to Parent, Novitex Merger Sub or SourceHOV Merger Sub in respect of any financial statements, other financial information or data or other information provided pursuant to this Section 7.5(a).

(d)               The Company hereby consents to the use of each member of the Company Group’s logos in connection with the marketing of the Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage any member of the Company Group or the reputation or goodwill of any member of the Company Group.

(e)                Each of Parent and the Company shall, and shall cause its respective Subsidiaries to, use commercially reasonable efforts to periodically update any Required Information as may be necessary so that such Required Information is Compliant. Parent agrees to (i) file all reports on Form 10-K and Form 10-Q and Form 8-K, to the extent required to include financial information pursuant to Item 9.01 thereof, and (ii) use commercially reasonable efforts to file all other Forms 8-K, in each case, required to be filed with the SEC pursuant to the Exchange Act prior to the Closing Date in accordance with the time periods required by the Exchange Act. In addition, if, in connection with a marketing effort contemplated by the Financing, the Company reasonably requests Parent to file a Current Report on Form 8-K pursuant to the Exchange Act that contains material non-public information with respect to Parent and its Subsidiaries, which the Company reasonably determines to include in a customary offering memorandum for the Financing, then, upon Parent’s review of and reasonable satisfaction with such filing, Parent shall file such Current Report on Form 8-K.

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7.7	Expenses; Transfer Taxes

(a)                All costs and expenses incurred in connection with this Agreement and the Related Documents and the transactions contemplated hereby and thereby shall be paid (i) in the case of SourceHOV and the HGM Group, by SourceHOV and (ii) in the case of Novitex and Apollo, by Novitex and (iii) in the case of Parent, by Parent other than as provided for below. Parent shall pay any and all filing fees required by Governmental Authorities, including with respect to Permits required in connection with the execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the transactions contemplated hereby, including filing, printer, mailing and printing fees in connection with the Proxy or any other SEC filings and filings under the HSR Act or other Antitrust Laws or any filing, printer, mailing and printing fees as required in connection with the Financing (all of the foregoing, collectively, the “Transaction Costs”), in an aggregate amount not to exceed $250,000 (the “Cap”). SourceHOV, Novitex and Parent shall each be responsible for one-third (1/3) of any Transaction Costs in excess of the Cap until Parent shall have paid in the aggregate $450,000 of Transaction Costs and from and after such time, Novitex and SourceHOV shall each be responsible for one-half (1/2) of any remaining Transaction Costs incurred by Parent. To the extent Parent needs to remit payment in connection with any of the Transaction Costs for which the other parties are also responsible, Novitex and SourceHOV shall as promptly as practicable (but in no case more than five (5) Business Days) following receipt of evidence of payment, reimburse Parent for their allocable share.

(b)               All transfer, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes and real property transfer gains Taxes and including any filing and recording fees) and related amounts (including any penalties, interest and additions to Tax) incurred in connection with this Agreement, the Related Documents, the SourceHOV Merger, the Novitex Merger and the other transactions contemplated hereby and thereby (“Transfer Taxes”) shall be paid by Novitex and SourceHOV as incurred. Each party shall use commercially reasonable efforts to avail itself of any available exemptions from any such Transfer Taxes, and to cooperate with the other parties in providing any information and documentation that may be necessary to obtain such exemptions.

7.8	Tax-Free Reorganization

(a)                Parent, the Companies and Merger Sub shall use their respective reasonable best efforts to cause each of the SourceHOV Merger and the Novitex Merger to qualify, and agree not to, and not to permit or cause any affiliate or any subsidiary to, take any actions or cause any action to be taken that would reasonably be expected to prevent the SourceHOV Merger or the Novitex Merger from qualifying, as a “reorganization” under Section 368(a) of the Code.

(b)               This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Parent, the Companies and Merger Sub shall treat, and shall not take any tax reporting position inconsistent with the treatment of, each of the SourceHOV Merger and the Novitex Merger as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

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7.9	Publicity

The Sellers and Parent shall reasonably cooperate to (i) prepare and make a public announcement regarding the transactions contemplated by this Agreement on the date hereof and (ii) create and implement a communications plan regarding the transactions contemplated hereby (the “Communications Plan”) promptly following the date hereof. Notwithstanding the foregoing, none of the Parties will make any public announcement or issue any public communication regarding this Agreement, the Related Documents or the transactions contemplated hereby or any matter related to the foregoing, without the prior written consent of the Sellers, in the case of a public announcement by Parent, or Parent, in the case of a public announcement by the Sellers (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except (A) if such announcement or other communication is required by applicable Law, in which case the disclosing Party shall, to the extent permitted by applicable Law, first allow such other Parties to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, (B) in the case of the Sellers, Parent and their respective Affiliates, if such announcement or other communication is made in connection with fundraising or other investment related activities and is made to such Person’s direct and indirect investors or potential investors or financing sources subject to an obligation of confidentiality, (C) to the extent provided for in the Communications Plan, internal announcements to employees of the Companies, (D) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 7.9, and (E) announcements and communications to Governmental Authorities in connection with filings or Permits relating to the transactions contemplated hereby required to be made under this Agreement.

7.10	Directors’ and Officers’ Indemnification and Insurance

(a)               All rights to indemnification, exculpation and advancement existing in favor of the current or former directors, officers, employees and agents of any member of the Company Group or Parent and each Person who served at the request of the Company as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (the “D&O Indemnified Persons”), as provided in the certificate of incorporation, articles of organization, bylaws or similar constituent documents of any member of the Company Group in effect on the date of this Agreement, or in any indemnification agreement or arrangement as in effect as of the date of this Agreement with respect to matters occurring prior to or at the Closing, shall survive the consummation of the SourceHOV Merger, the Novitex Merger and the transactions contemplated hereby and shall continue in full force and effect and that any member of the Company Group will perform and discharge such member of the Company Group’s respective obligations to provide such indemnity and exculpation from and after the Closing for a period of six years or until the settlement or final adjudication of any Action commenced during such period. Parent shall cause the certificate of incorporation and bylaws of Novitex Merger Sub, SourceHOV Merger Sub, the Novitex Surviving Company and the SourceHOV Surviving Company to contain provisions with respect to indemnification, exculpation and advancement of the D&O Indemnified Persons no less favorable to the D&O Indemnified Persons than set forth in the Company’s certificate of incorporation and bylaws (or other comparable governing documents), as in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified after the Closing in any manner that would adversely affect the rights of any D&O Indemnified Person thereunder except as is required under applicable Law. From and after the Closing, Parent shall assume, guarantee and stand surety for, and shall cause the SourceHOV Surviving Company, the Novitex Surviving Company and the members of each Company Group to honor, in accordance with their respective terms, each of the covenants contained in this Section 7.10.

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(b)               From and following the Closing Date, each of Parent, the SourceHOV Surviving Company and the Novitex Surviving Company shall, and shall cause the members of each Company Group to, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing, following receipt of any undertakings required by applicable Law) each of the D&O Indemnified Persons against any liabilities, losses, penalties, fines, claims, damages, reasonable out-of-pocket costs or expenses in connection with any actual or threatened, in writing, Action, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred in such D&O Indemnified Person’s capacity as a director or officer of any member of the Company Group, or in such D&O Indemnified Person’s capacity as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request or for the benefit of any member of the Company Group, before the Closing Date (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of any member of the Company Group). In the event of any such Action, Parent, the SourceHOV Surviving Company, the Novitex Surviving Company and the members of the Company Group, as applicable, shall reasonably cooperate with the D&O Indemnified Person in the defense of any Action; provided that none of Parent, the SourceHOV Surviving Company, the Novitex Surviving Company and the members of the Company Group shall be liable for any settlement effected without its prior written consent. Each of Parent and the Companies hereby acknowledges that certain D&O Indemnified Persons may have rights to indemnification and advancement of expenses provided by a former stockholder of the Company or its respective Affiliates (each, a “Former Stockholder Indemnitor”) (directly or through insurance obtained by any such entity). Each of Parent and the Companies hereby agrees and acknowledges that (i) it is the indemnitor of first resort with respect to the D&O Indemnified Persons and (ii) it shall be required to advance the full amount of expenses incurred by the D&O Indemnified Persons, as required by Law, the terms of the SourceHOV Surviving Company’s and the Novitex Surviving Company’s organizational documents, an agreement, vote of stockholders or disinterested directors, or otherwise, without regard to any rights the D&O Indemnified Persons may have against any Former Stockholder Indemnitors and (iii) to the extent permitted by Law, it irrevocably waives, relinquishes and releases the Former Stockholder Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof. Each of Parent and the Companies further agrees no advancement or payment by any Former Stockholder Indemnitor with respect to any claim for which the D&O Indemnified Persons have sought indemnification pursuant hereto shall affect the foregoing and such Former Stockholder Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the D&O Indemnified Persons against the SourceHOV Surviving Company, the Novitex Surviving Company and Parent.

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(c)                For a period of six years from the Closing Date, Parent shall cause the SourceHOV Surviving Company and the Novitex Surviving Company to, and the SourceHOV Surviving Company and the Novitex Surviving Company shall, maintain and fully pay for directors’ and officers’ liability insurance covering (as direct beneficiaries) all D&O Indemnified Persons, in each case of the type and with the amount of coverage no less favorable than those of the directors’ and officers’ liability insurance maintained as of the date of this Agreement by, or for the benefit of, the Company Group (the “Current Policies”), and with such other terms as are no less favorable than those in the Current Policies; provided, however, that (i) in no event shall the SourceHOV Surviving Company and the Novitex Surviving Company be obligated to pay annual premiums greater than 300% of such premiums paid or payable as of the date of this Agreement and (ii) if the annual premium for such coverage and amount of insurance would exceed 300% of such current annual rate, the SourceHOV Surviving Company and the Novitex Surviving Company shall provide the maximum coverage which shall then be available at an annual premium not exceeding 300% of such rate. Parent shall cause the SourceHOV Surviving Company and the Novitex Surviving Company to, and the SourceHOV Surviving Company and the Novitex Surviving Company shall, maintain any such directors’ and officers’ liability insurance in full force and effect for its full term, and honor all obligations thereunder (including the payment of any applicable premiums).

(d)               If Parent, SourceHOV Surviving Company or the Novitex Surviving Company or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent, SourceHOV Surviving Company or the Novitex Surviving Company, as the case may be, shall assume all of the obligations of Parent, SourceHOV Surviving Company or the Novitex Surviving Company, as applicable, set forth in this Section 7.10.

(e)                The provisions of this Section 7.10 shall survive the Closing and are (i) intended to be for the benefit of, and will be enforceable by, each D&O Indemnified Person, and each D&O Indemnified Person’s heirs, legatees, representatives, successors and assigns, and shall be binding on all successors and assigns of Parent, Novitex Merger Sub, SourceHOV Merger Sub, the Novitex Surviving Company and the SourceHOV Surviving Company and may not be terminated or amended in any manner adverse to such D&O Indemnified Person without its prior written consent and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

7.11	Employee Matters

(a)                As of the Closing Date, Parent shall, or shall cause one of its Subsidiaries to, continue to employ each Person employed by the Company or any of its respective Company Subsidiaries as of the Closing Date, including those on vacation, sick leave, maternity leave, military service, lay-off, disability or other approved leave of absence (such employees, collectively, the “Company Group Employees”). Parent agrees that, effective as of the Closing Date and until December 31, 2017, Parent shall provide the Company Group Employees with compensation and benefits (excluding equity and equity based compensation, retiree medical, life insurance and other post-employment benefits, nonqualified deferred compensation and defined benefit pension plans) that are, at Parent’s discretion, substantially similar in the aggregate to either (x) those provided to the Company Group Employees immediately prior to the Closing Date, or (y) those provided to similarly situated employees of Parent and its Subsidiaries from time to time after the Closing.

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(b)               With respect to any employee benefits that are provided to the Company Group Employees under employee benefits plans of Parent or its Subsidiaries (“Parent Plans”), Parent shall, or shall cause its Subsidiaries to, use commercially reasonable efforts to provide that each Company Employee shall be immediately eligible to participate, without any waiting time, and service accrued by the Company Group Employees during employment with any member of each Company Group or their predecessors prior to Closing Date shall be recognized for all purposes, except to the extent necessary to prevent duplication of benefits. With respect to any medical, dental or other welfare benefits that are provided at any time to the Company Group Employees under Parent Plans, Parent shall, or shall cause its Subsidiaries to, use commercially reasonable efforts to provide that any applicable pre-existing condition exclusions and actively-at-work requirements (except to the extent not satisfied under the comparable Benefit Plan as of such time) shall be waived, and any expenses incurred before such time under the comparable Benefit Plan shall be taken into account under such Parent Plan for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions.

(c)                Nothing herein shall (i) be construed to establish or be treated as an amendment or modification of any Benefit Plan, (ii) alter or limit Parent’s ability to amend, modify or interpret or terminate any Benefit Plan at any time in accordance with the terms of such plan and applicable Law or (iii) give any third party, including any Company Group Employee, any right to rely upon or demand or enforce the provisions of this Section 7.11.

7.12	280G Shareholder Vote

To the extent necessary to avoid the application of Section 280G of the Code and the applicable final Treasury regulations and rulings thereunder, as soon as reasonably practicable following the date of this Agreement, but in no event later than five (5) Business Days prior to the Closing Date, Novitex shall (i) use commercially reasonable efforts to obtain waivers from each Person who has a right to any payments and/or benefits as a result of or in connection with the transactions contemplated by this Agreement that would reasonably be expected to constitute “parachute payments” within the meaning of Section 280G of the Code and as to which such Person waives his or her rights to some or all of such payments and/or benefits (the “Waived 280G Benefits”) applicable to such Person so that all remaining payments and/or benefits applicable to such Person shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code), and (ii) following the execution of the waivers described in clause (i), as applicable, solicit the approval of the stockholders of Novitex to the extent required under Section 280G(b)(5)(B) of the Code of any Waived 280G Benefits pursuant to a vote intended to meet the requirements of Section 280G(b)(5)(B) of the Code and the regulations thereunder. Prior to the Closing Date, Novitex shall deliver to Parent and SourceHOV evidence that a vote of the stockholders of Novitex was solicited in accordance with the foregoing provisions of this Section 7.12 and that either (A) the requisite number of votes were obtained with respect to the Waived 280G Benefits (the “280G Approval”) and, as a consequence, the Waived 280G Benefits shall be made or provided, or (B) that the 280G Approval was not obtained and, as a consequence, the Waived 280G Benefits shall not be made or provided. Novitex shall provide Parent, SourceHOV and each of their respective representatives, with a copy of such waiver and disclosure statement at least ten (10) Business Days prior to, delivery to the “disqualified individuals” and the stockholders of Novitex of such waiver and disclosure statement, respectively, and Novitex shall reflect in such disclosure statement and waiver any changes reasonably requested by Parent, SourceHOV or their respective representatives. As soon as practicable following the date hereof and no later than fifteen (15) Business Days prior to the Closing, Novitex shall provide Parent and SourceHOV with the calculations and related documentation required to determine whether the vote described in this Section 7.12 is necessary in order to avoid the imposition of Taxes under Section 4999 of the Code.

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7.13	Control of Operations.

(a)                Nothing contained in this Agreement shall give Parent, Novitex Merger Sub or SourceHOV Merger Sub, directly or indirectly, the right to control or direct any of either Company Group’s operations prior to the Closing.

(b)               Nothing contained in this Agreement shall give the HGM Group or SourceHOV, directly or indirectly, the right to control or direct any member of the Novitex Company Group’s operations prior to the Closing.

(c)                Nothing contained in this Agreement shall give Novitex Parent or Novitex, directly or indirectly, the right to control or direct any member of the SourceHOV Company Group’s operations prior to the Closing.

(d)               Prior to the Closing, each Company Group shall exercise, consistent with the terms and conditions set forth in this Agreement, complete control and supervision over its operations.

7.14	Exclusivity

(a)                From the date of this Agreement and ending on the earlier of (i) the Closing and (ii) the termination of this Agreement (the “Interim Period”), the Sellers shall not, and shall cause the Companies and their respective Representatives not to, directly or indirectly, (i) enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any Person or other entity or group, concerning any sale of any material assets of the Companies or any of the outstanding Common Stock or any conversion, consolidation, liquidation, dissolution or similar transaction involving the Companies other than with Parent and its Representatives (an “Alternative Transaction”), (ii) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any Person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided that the execution, delivery and performance of this Agreement and the Related Documents and the consummation of the transactions contemplated hereby shall not be deemed a violation of this Section 7.14. The Sellers shall, and shall cause their respective Affiliates and respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Alternative Transaction. If the Sellers, the Companies or any of their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then the Sellers shall promptly (and in no event later than 24 hours after the Sellers become aware of such inquiry or proposal) notify such Person in writing that Sellers are subject to an exclusivity agreement with respect to the sale of the Companies that prohibits them from considering such inquiry or proposal. Without limiting the foregoing, the Parties agree that any violation of the restrictions set forth in this Section 7.14(a) by any of the Sellers or their respective Affiliates or Representatives shall be deemed to be a breach of this Section 7.14(a) by the Sellers.

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(b)               Parent shall not, and shall cause its Affiliates and their respective Representatives not to, directly or indirectly, (i) enter into, solicit, initiate or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any Person or other entity or group, concerning any Business Combination Proposal, (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Business Combination Proposal or (iii) commence, continue or renew any due diligence investigation regarding any Business Combination Proposal. Parent shall, and shall cause each of its Affiliates and their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Business Combination Proposal. If Parent, its Affiliates or any of their respective Representatives receives any inquiry or proposal with respect to a Business Combination Proposal at any time prior to the Closing, then Parent shall promptly (and in no event later than 24 hours after Parent becomes aware of such inquiry or proposal) (A) advise the Sellers’ Representative orally and in writing of such inquiry or proposal (including the identity of the Person making such inquiry or submitting such proposal, and the terms thereof) and (B) provide the Sellers’ Representative a copy of such inquiry or proposal, if in writing. Without limiting the foregoing, the Parties agree that any violation of the restrictions set forth in this Section 7.14(b) by any of Parent or its Affiliates or their respective Representatives shall be deemed to be a breach of this Section 7.14(b) by Parent.

(c)                Prior to Closing, the Sellers shall require the prompt destruction or return of any confidential information provided to any third party in connection with an Alternative Transaction and shall refrain from waiving or modifying any rights under any confidentiality or standstill agreement relating to an Alternative Transaction.

7.15	Trust Account

Upon satisfaction or waiver of the conditions set forth in Article VIII and provision of notice thereof to the Trustee (which notice Parent shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Parent (i) shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) shall use its commercially reasonable efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (A) pay as and when due all amounts payable to stockholders of Parent holding shares of the Parent Common Stock sold in Parent’s initial public offering who shall have previously validly elected to redeem their shares of Parent Common Stock pursuant to Parent’s Amended and Restated Certificate of Incorporation, and (B) immediately thereafter, pay all remaining amounts then available in the Trust Account to Parent for immediate use, subject to this Agreement and the Trust Agreement and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

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7.16	Proxy Statement; SEC Filings

(a)                Parent and the Companies shall use reasonable best efforts to jointly prepare and cause to be filed with the SEC as promptly as reasonably practicable (and in any event use reasonable best efforts to do so as soon as practicable following the availability of each Company’s financial statements for the year ended December 31, 2014, 2015 and 2016) a preliminary proxy statement and Parent and the Companies shall use their respective reasonable best efforts to file a definitive proxy statement to be sent to the stockholders of Parent relating to the Parent Stockholders Meeting (together with any amendments or supplements thereto, the “Proxy Statement”), and Parent and the Companies shall use their respective reasonable best efforts to have the Proxy Statement mailed to stockholders of Parent as promptly as reasonably practicable after such filing. The Proxy Statement shall comply as to form and substance with the applicable requirements of the Exchange Act and the rules and regulations thereunder. Each of the Companies and Parent shall furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement or any registration statement, and the Proxy Statement and any registration statement shall include all information reasonably requested by such other party to be included therein. Each of the Companies and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement and shall provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Each of the Companies and Parent shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Proxy Statement. If the Proxy Statement has not been mailed as of May 15, 2017, the Companies shall, as soon as reasonably practicable following May 15, 2017, provide the unaudited SAS-100 reviewed consolidated balance sheet of each Company and its respective Company Subsidiaries as of March 31, 2017, and the related unaudited consolidated statements of income, stockholders’ equity and cash flows for the three months ended March 31, 2016 and 2017. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Companies and Parent (i) shall provide the other an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall include in such document or response all comments reasonably proposed by the other and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed. Each of the Companies and Parent shall advise the other, promptly after receipt of notice thereof, of the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act, if the SEC does not review the Proxy Statement, or the receipt of any oral or written notification of the completion of review of the Proxy Statement by the SEC, the issuance of any stop order relating thereto or the suspension of the qualification of the SourceHOV Merger Consideration or the Novitex Merger Consideration for offering or sale in any jurisdiction, and each of the Companies and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Parent shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable state securities or “blue sky” laws and the rules and regulations thereunder in connection with the transactions contemplated hereby. In connection with the Proxy Statement, Parent will also file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable proxy solicitation rules set forth in Parent’s certificate of incorporation and bylaws and the rules and regulations of the SEC and NASDAQ.

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(b)               Each Company agrees to promptly provide Parent with all information concerning each member of the Company Group and the management, operations and financial condition of each member of the Company Group, in each case, reasonably requested by Parent for inclusion in the Proxy Statement. Each Company shall cause the officers and employees of each member of the Company Group to be reasonably available to Parent and its counsel in connection with the drafting of the Proxy Statement and responding in a timely manner to comments on the Proxy Statement from the SEC.

(c)                If prior to the Closing, any event occurs with respect to Parent, or any change occurs with respect to other information supplied by Parent for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, Parent shall promptly notify the Companies of such event, and the Companies and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to Parent’s stockholders and the Companies’ stockholders. Nothing in this Section 7.16(c) shall limit the obligations of any party under Section 7.16(a).

(d)               If prior to the Closing, any event occurs with respect to any member of the Company Group, or any change occurs with respect to other information supplied by the Companies for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Companies shall promptly notify Parent of such event, and the Companies and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to Parent’s stockholders and the Companies’ equity holders. Nothing in this Section 7.16(d) shall limit the obligations of any party under Section 7.16(a).

(e)                Parent shall, as soon as reasonably practicable following the date of this Agreement, duly call, give notice of, convene and hold the Parent Stockholders Meeting for the sole purpose of seeking the Parent Stockholder Approvals. Parent shall use its reasonable best efforts to (i) cause the Proxy Statement to be mailed to Parent’s stockholders and to hold the Parent Stockholders Meeting as soon as reasonably practicable after the earlier of (A) clearance by the SEC of the Proxy Statement and (B) the conclusion of any SEC review of the Proxy Statement (including the conclusion of the 10-day review period for preliminary proxy statements under Rule 14a-6(a) under the Exchange Act without receipt of any SEC comments) and (ii) solicit the Parent Stockholder Approvals. Parent shall, through the board of directors of Parent, recommend to its stockholders that they give the Parent Stockholder Approvals and shall include such recommendation in the Proxy Statement. Notwithstanding the foregoing provisions of this Section 7.16(e), if on a date for which the Parent Stockholders Meeting is scheduled, Parent has not received proxies representing a sufficient number of shares of Parent Common Stock to obtain the Parent Stockholder Approvals, whether or not a quorum is present, Parent shall have the right to make one or more successive postponements or adjournments of the Parent Stockholders Meeting, provided that (excluding any adjournments or postponements required by applicable Law) the Parent Stockholders Meeting is not postponed or adjourned to a date that is more than 30 days after the date for which the Parent Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law).

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(f)                Parent, as sole stockholder of Novitex Merger Sub and SourceHOV Merger Sub, shall approve this Agreement.

(g)               As promptly as practicable following the date hereof, Novitex and SourceHOV shall provide to Parent, respectively, the names and biographies of two (2) directors nominated by the shareholders of Novitex Parent and the three (3) directors nominated by the HGM Group (the “Non-Independent Nominees”). Immediately following the date hereof, the shareholders of Novitex Parent, the HGM Group and Parent shall all cooperate in good faith to identify three (3) independent directors for inclusion in the Proxy Statement (the “Independent Nominees” and together with the Non-Independent Nominees, the “Nominees”).  If the parties cannot agree on all or any of the Independent Nominees prior to the filing of the preliminary Proxy Statement, the shareholders of Novitex Parent and the HGM Group shall jointly select the Independent Nominees and provide to Parent the names and biographies of such Independent Nominees for inclusion in the Proxy Statement. Prior to the Closing, Parent shall obtain irrevocable resignations from all current directors on the board of directors of Parent and shall appoint the Nominees, in each case effective as of the Closing.

(h)              Notwithstanding any other provision of this Section 7.16, the parties hereto acknowledge that Parent intends to file with the SEC as soon as practicable following the date hereof one or more registration statements to provide for the resale from time to time of (i) an aggregate of 20% of the number of Retained Shares, as defined in the Forfeiture Agreement, held by certain Affiliates of Parent and related parties and (ii) an aggregate of 17,500,000 Parent Common Shares issuable upon the exercise of an aggregate of 35,000,000 Parent Warrants to be outstanding at Closing; provided that Parent shall not request effectiveness of such registration statement prior to the Closing. The Companies shall use best efforts to provide all information required to prepare, or is customarily included in, such registration statements in accordance with their form(s) as promptly as practicable, but in any event to allow filing on or before the Closing Date. The provisions of Section 7.16(a) (other than the first two sentences thereof) are hereby incorporated by reference, mutatis mutandis, replacing the term “Proxy Statement” with “registration statements.”

7.17	Listing of Parent Common Stock

Parent will use its reasonable best efforts to cause the shares of Parent Common Stock constituting the SourceHOV Merger Consideration and the Novitex Merger Consideration to be approved for listing on the NASDAQ as promptly as practicable following the issuance thereof, subject to official notice of issuance, prior to the Closing. During the Interim Period, Parent shall use its reasonable best efforts to remain listed as a public company on the NASDAQ. During the Interim Period, Parent will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws. During the Interim Period, if Parent receives any written or, to the Knowledge of Parent, oral notice from NASDAQ that Parent has failed, or would reasonably be expected to fail, to meet the NASDAQ listing requirements as of the Closing or within six months thereafter for any reason, then Parent shall give prompt written notice of such NASDAQ notice to the Company, including a copy of any written notice received from NASDAQ or a summary of any oral notice received from NASDAQ.

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7.18	Section 16 of the Exchange Act

Prior to the Closing, the board of directors of Parent, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Parent Common Stock, in each case, pursuant to this Agreement and the Related Documents by any officer, director or shareholder (by reason of “director by deputization”) of the Companies who is expected to become a “covered person” of Parent for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) shall be an exempt transaction for purposes of Section 16.

7.19	Notification of Certain Matters

During the Interim Period, each of the parties shall give prompt notice to the other parties if such party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the consent, approval, waiver or filing of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions set forth in Article VIII not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

7.20	Affiliate Agreements

(a)                At the Closing, Apollo shall cause all agreements between Apollo or any Affiliate of Apollo and any member of the Novitex Company Group, including the Apollo Consulting Agreement other than those Contracts set forth on Section 7.20(a) of the Company Disclosure Schedules or entered into in compliance with Section 7.1(b) prior to the Closing, to be terminated without any further liability except that any fees and expenses which were accrued and unpaid pursuant to the terms of the Apollo Consulting Agreement through the Closing Date and the rights to indemnification set forth therein shall survive any such termination in accordance with their terms.

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(b)               At the Closing, HGM shall cause the SourceHOV Consulting Agreement and any other agreements between any member of the HGM Group or any Affiliate of any member of the HGM Group other than those Contracts set forth on Section 7.20(b) of the Company Disclosure Schedules or entered into in compliance with Section 7.1(b) prior to the Closing, to be terminated without any further liability except that the party designated in writing (including wire information) by the HGM Group at least two (2) Business Days prior to the Closing shall be entitled to a payment pursuant to Section 3.2(c)(iii) equal to $10,000,000 (the “Consulting Agreement Termination Fee”) in connection therewith, any accrued and unpaid management fees and expenses and the rights to indemnification set forth therein shall survive any such termination in accordance with their terms.

(c)                At the Closing, the members of the HGM Group shall cause the Restated Stockholder Agreement, dated as of April 30, 2013, as amended by Amendment No. 1, dated October 31, 2014, and Amendment No, 2, dated February 26, 2015, among SourceHOV and the holders of SourceHOV Common Stock to be terminated without any further liability or obligation in accordance with the terms hereof.

7.21	Release

(a)                Effective upon and following the Closing, Parent, on its own behalf and on behalf of the Company and each of their respective Affiliates and Representatives, generally, irrevocably, unconditionally and completely releases and forever discharges each Seller, each of their respective Affiliates and each of their and their respective Affiliates’ respective Related Parties, and each of their respective successors and assigns and each of their respective Related Parties (collectively, the “Seller Released Parties”) from all disputes, claims, losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning any Company occurring prior to the Closing Date (other than as contemplated by this Agreement), including for controlling equityholder liability or breach of any fiduciary duty relating to any pre-Closing actions or failures to act by the Seller Released Parties; provided, however, that nothing in this Section 7.21 shall release the Seller Released Parties from their obligations under this Agreement or the other Related Documents.

(b)               Effective upon and following the Closing, each Seller, on its own behalf and on behalf of each of their respective Affiliates and Representatives, generally, irrevocably, unconditionally and completely releases and forever discharges Parent and the Company, each of their respective Affiliates and each of their and their respective Affiliates’ respective Related Parties, and each of their respective successors and assigns and each of their respective Related Parties (collectively, the “Parent Released Parties”) from all disputes, claims, losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning any Company occurring prior to the Closing Date (other than as contemplated by this Agreement, including with respect to Section 7.10  hereof); provided, however, that nothing in this Section 7.21 shall release the Parent Released Parties from (i) obligations under this Agreement or the Related Documents, (ii) obligations under any agreement set forth on Section 7.20(a) and Section 7.20(b) of the Company Disclosure Schedules, (iii) with respect to any right to indemnification or exculpation under any agreements or organizational documents of each Company, (iv) with respect to any right to repayment in connection with those agreements set forth on Section 7.21(b) of the Parent Disclosure Schedules, or (v) with respect to any salary, bonuses, vacation pay or employee benefits accrued pursuant to a Benefit Plan in effect as of the date of this Agreement or any expense reimbursement pursuant to a policy of the Companies in effect as of the date of this Agreement and consistent with past practice.

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(c)                Effective upon and following the Closing, the HGM Group, on its own behalf and on behalf of SourceHOV and each of their respective Affiliates and Representatives, generally, irrevocably, unconditionally and completely releases and forever discharges Novitex Parent, Novitex, each of their respective Affiliates and each of their and their respective Affiliates’ respective Related Parties, and each of their respective successors and assigns and each of their respective Related Parties (collectively, the “Novitex Released Parties”) from all disputes, claims, losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning Novitex Parent or Novitex occurring prior to the Closing Date (other than as contemplated by this Agreement), including for controlling equityholder liability or breach of any fiduciary duty relating to any pre-Closing actions or failures to act by the Novitex Released Parties; provided, however, that nothing in this Section 7.21 shall release the Novitex Released Parties from their obligations under (i) this Agreement or the other Related Documents or (ii) under any agreement set forth on Section 7.20(b) of the Company Disclosure Schedules.

(d)               Effective upon and following the Closing, Novitex Parent, on its own behalf and on behalf of Novitex and each of their respective Affiliates and Representatives, generally, irrevocably, unconditionally and completely releases and forever discharges the HGM Group, SourceHOV, each of their respective Affiliates and each of their and their respective Affiliates’ respective Related Parties, and each of their respective successors and assigns and each of their respective Related Parties (collectively, the “SourceHOV Released Parties”) from all disputes, claims, losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning the HGM Group or SourceHOV occurring prior to the Closing Date (other than as contemplated by this Agreement), including for controlling equityholder liability or breach of any fiduciary duty relating to any pre-Closing actions or failures to act by the SourceHOV Released Parties; provided, however, that nothing in this Section 7.21 shall release the SourceHOV Released Parties from their obligations under (i) this Agreement or the other Related Documents or (ii) under any agreement set forth on Section 7.20(a) of the Company Disclosure Schedules.

7.22	Intermediate Co; SourceHOV Shareholder Meeting; Consent Actions

(a)                Prior to the Closing Date, Parent shall (i) form a new Delaware limited liability company that will be a wholly-owned Subsidiary (“Intermediate Co”), (ii) form a new Delaware corporation that will be a wholly-owned Subsidiary (“Co-Issuer”), (iii) contribute 100% of the equity interests of Co-Issuer to Intermediate Co, (iv) form a new Delaware limited liability company that will be a wholly-owned Subsidiary (“Parent LLC”), (v) contribute 100% of the equity interests of Intermediate Co to Parent LLC, (vi) contribute 100% of the equity interests of Novitex Merger Sub and SourceHOV Merger Sub to Intermediate Co, (vii) cause Intermediate Co (or any applicable board of directors or other governing body or committee of Intermediate Co, if necessary) to adopt and approve this Agreement, the SourceHOV Merger, the Novitex Merger and the other transactions contemplated hereto as the sole shareholder of Novitex Merger Sub and SourceHOV Merger Sub, as of the Closing Date (the “Intermediate Co Consent”) within 24 hours of the formation of Intermediate Co and (viii) not permit Intermediate Co to engage in any business, incur any liabilities, acquire any assets or properties or enter into any Contract other than the transactions contemplated by this Agreement, including the transactions related to the Financing.

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(b)               The HGM Group shall deliver the HGM Consent to Parent and Novitex Parent within 2 hours after the execution and delivery of this Agreement.

(c)                Novitex Parent shall deliver the Novitex Consent to Parent and the HGM Group within 2 hours after the execution and delivery of this Agreement.

(d)               Parent shall deliver the Novitex Parent Consent and the SourceHOV Parent Consent to Sellers and the Companies within 2 hours after the execution and delivery of this Agreement.

7.23	No Claim Against Trust Amount

Notwithstanding anything else in this Agreement, the Companies and Sellers acknowledge that they have read the Prospectus and understand that Parent has established the Trust Account for the benefit of Parent’s public stockholders and that Parent may disburse monies from the Trust Account only (a) to Parent’s public stockholders in the event they elect to have their shares redeemed in accordance with Parent’s governing documents and/or the liquidation of Parent, (b) to Parent after, or concurrently with, the consummation of a Business Combination, (c) to Parent in limited amounts for its operating expenses and tax obligations incurred in the ordinary course of business, (d) as repayment of loans and reimbursement of expenses to directors, officers and founding stockholders of Parent and (e) to third parties (e.g., professionals, printers, etc.) who have rendered services to Parent in connection with its operations and efforts to effect a Business Combination. All liabilities and obligations of Parent due and owing or incurred at or prior to the Closing shall be paid as and when due, including all amounts payable (x) to Parent’s public stockholders in the event they elect to have their shares redeemed in accordance with Parent’s governing documents and/or the liquidation of Parent, (y) to Parent after, or concurrently with, the consummation of a Business Combination, and (z) to Parent in limited amounts for its operating expenses and tax obligations incurred in the ordinary course of business. The Companies and Sellers further acknowledge that, if the transactions contemplated by this Agreement (or, upon termination of this Agreement, another Business Combination) are not consummated by July 24, 2017, Parent will be obligated to return to its stockholders the amounts being held in the Trust Account, unless such date is otherwise extended. Upon the Closing, Parent shall cause the Trust Account to be disbursed to Parent and as otherwise contemplated by this Agreement. Accordingly, the Companies and Sellers, for each of themselves and their respective subsidiaries, affiliated entities, directors, officers, employees, stockholders, representatives, advisors and all other associates and Affiliates, hereby waive all rights, title, interest or claim of any kind to collect from the Trust Account any monies that may be owed to them by Parent for any reason whatsoever, including to a breach of this Agreement by Parent or any negotiations, agreements or understandings with Parent (whether in the past, present or future), and will not seek recourse against the Trust Account at any time for any reason whatsoever, in each case except as expressly contemplated by this Agreement. This paragraph will survive the termination of this Agreement for any reason.

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7.24	Subscription Agreements

Parent shall use commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to enter into one or more Subscription Agreements on terms and conditions no less favorable those set forth in Exhibit E (the “Subscription Agreement Material Terms”) and any material terms not provided for in Exhibit E shall be subject to the approval of each of the Sellers, such approval not to be unreasonably withheld, conditioned or delayed. The Companies and Sellers shall cooperate and provide assistance and information as reasonably requested by Parent in connection with soliciting interest in, negotiating and entering into any Subscription Agreements. Parent shall provide each Seller with a reasonable opportunity to review and comment on each Subscription Agreement prior to entering into such Subscription Agreement.   Once any Subscription Agreement has been executed, Parent shall use  commercially reasonable efforts to (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to Parent in such Subscription Agreement and otherwise comply with its obligations thereunder, (ii) in the event that all conditions in such Subscription Agreement has been satisfied, consummate the transactions contemplated by such Subscription Agreement at or prior to Closing and (iii) enforce its rights under such Subscription Agreement in the event that all conditions in such Subscription Agreement has been satisfied, to cause the applicable PIPE Investor(s) to contribute to Parent the applicable portion of the PIPE Investment set forth in such Subscription Agreements at or prior to the Closing. Without limiting the generality of the foregoing, Parent shall give the Sellers prompt written notice: (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by Parent and, to the Knowledge of Parent, any counterparty to any Subscription Agreement; (B) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement and (C) if Parent concludes that it does not expect to receive all or any portion of the PIPE Investment on the terms, in the manner or from the sources contemplated by the Subscription Agreements. The Subscription Agreements shall contain all of the conditions precedent to the obligations of the PIPE Investors to contribute to Parent the applicable portion of the PIPE Investment set forth in the Subscription Agreements on the terms therein. Parent shall not enter into any amendments, supplements, side letters, Contracts or any other arrangement with respect to the PIPE Investments without the prior written consent of each Seller.

Article VIII

CONDITIONS PRECEDENT

8.1	Conditions to Each Party’s Obligations

The respective obligations of each party to effect the SourceHOV Merger, the Novitex Merger, and the other transactions contemplated hereby are subject to the satisfaction or written waiver, in whole or in part, to the extent such conditions can be waived (to the extent permitted by applicable Law) at or prior to the Closing of the following conditions:

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(a)                Regulatory Approvals. All required waiting periods or approvals applicable to this Agreement and the transactions contemplated hereby under the HSR Act and all applicable Antitrust Laws shall have expired, been received or terminated and the approvals set forth in Section 8.1(a) of the Company Disclosure Schedules shall have been obtained.

(b)               No Injunctions or Restraints. No applicable Law or injunction enacted, entered, promulgated, enforced or issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.

(c)                The SourceHOV Merger and the Novitex Merger. Both the SourceHOV Merger and the Novitex Merger shall have been consummated substantially simultaneously pursuant to the terms of this Agreement and the Related Documents.

(d)               Parent Stockholder Approvals. The Parent Required Stockholder Approvals shall have been obtained.

(e)                HGM Consent. The HGM Consent shall have been obtained.

(f)                Novitex Consent. The Novitex Consent shall have been obtained.

(g)               Financing. Parent shall have received the Financing on the terms provided for in the Commitment Letter or any Alternate Financing.

8.2	Conditions to Obligations of Parent, Novitex Merger Sub and SourceHOV Merger Sub

The obligations of Parent, Novitex Merger Sub and SourceHOV Merger Sub to consummate the SourceHOV Merger, the Novitex Merger, and the other transactions contemplated hereby are subject to the satisfaction (or written waiver by Parent, in whole or in part, to the extent such conditions can be waived) at or prior to the Closing of the following conditions:

(a)                Representations and Warranties of the Sellers. (i) The representations and warranties of each Seller set forth in Sections 4.1(a), 4.2, and 4.3 shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified) and (ii) the other representations and warranties of each Company set forth in Article IV of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar qualifier) as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), except in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect.

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(b)               Representations and Warranties of the Companies. (i) The Fundamental Representations shall be true and correct in all respects (except in respect of the representations and warranties set forth in Section 5.2(a)- (c), for errors which are de minimis in aggregate) as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified) and (ii) the other representations and warranties of each Company set forth in Article V of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar qualifier) as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), except in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect.

(c)                Performance of Obligations of the Company. Each Company and Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by such Company or Seller prior to or at the time of the Closing.

(d)               No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event, circumstance, change, development or effect have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Material Adverse Effect.

(e)                Net Tangible Assets. Parent shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the Closing.

8.3	Conditions to the Obligations of the Sellers and the Companies

The obligations of the Sellers and the Companies to consummate the SourceHOV Merger, the Novitex Merger and the transactions contemplated hereby are subject to the satisfaction (or written waiver by each Seller, in whole or in part, to the extent such conditions can be waived) at or prior to the Closing of the following conditions:

(a)                Representations and Warranties of Parent, Novitex Merger Sub and SourceHOV Merger Sub. (i) The representations and warranties of Parent, Novitex Merger Sub and SourceHOV Merger Sub set forth in Sections 6.1, 6.2, and 6.3 shall be true and correct in all respects (except in respect of the representations and warranties set forth in Section 6.2, for errors which are de minimis in aggregate) as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified) and (ii) the other representations and warranties of Parent, Novitex Merger Sub and SourceHOV Merger Sub set forth in ARTICLE VI of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or similar qualifier) as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), except in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct would not have a material adverse effect on Parent, Novitex Merger Sub or SourceHOV Merger Sub.

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(b)               Performance of Obligations of Parent, Novitex Merger Sub and SourceHOV Merger Sub. Each of Parent, Novitex Merger Sub and SourceHOV Merger Sub shall have performed or complied in all respects with all obligations and covenants required by this Agreement to be performed or complied with by it prior to or at the time of the Closing.

(c)                Trust Account and Proceeds. At the Closing Date, after giving effect to (i) the redemptions each holder of Parent Common Stock is entitled to pursuant to Parent’s Amended and Restated Certificate of Incorporation and Parent’s Bylaws and (ii) the PIPE Investments, the Trust Account plus the total proceeds from the PIPE Investments available to Parent shall equal in the aggregate no less than $275,000,000 in cash.

8.4	Conditions to the Obligations of the HGM Group and SourceHOV

The obligations of the HGM Group and SourceHOV to consummate the SourceHOV Merger and the transactions contemplated hereby are subject to the satisfaction (or written waiver by the HGM Group and/or SourceHOV, as applicable, in whole or in part, to the extent such conditions can be waived) at or prior to the Closing of the following conditions:

(a)                Representations and Warranties of Novitex Parent. The representations and warranties of Novitex Parent set forth in Sections 4.1(a), 4.2, and 4.3 shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified).

(b)               Representations and Warranties of Novitex. (i) The representations and warranties of Novitex set forth in Sections 5.1(a), 5.2(a)-(c), 5.3 and 5.6(c) (except that “the date of this Agreement” shall be replaced with “the Closing Date” for purposes of Section 5.6(c)) shall be true and correct in all respects (except in respect of the representations and warranties set forth in Section 5.2(a)-(c), for errors which are de minimis in aggregate) as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified) and (ii) the other representations and warranties of Novitex set forth in Article V of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar qualifier) as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), except in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect solely with respect to Novitex.

(c)                Performance of Obligations. Novitex and Novitex Parent shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Company prior to or at the time of the Closing.

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(d)               No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to Novitex, nor shall any event, circumstance, change, development or effect have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Material Adverse Effect solely with respect to Novitex.

8.5	Conditions to the Obligations of Novitex and Novitex Parent

The obligations of the Novitex and Novitex Parent to consummate the Novitex Merger and the transactions contemplated hereby are subject to the satisfaction (or written waiver by Novitex Parent and/or Novitex, as applicable, in whole or in part, to the extent such conditions can be waived) at or prior to the Closing of the following conditions:

(a)                Representations and Warranties of the HGM Group. The representations and warranties of the HGM Group set forth in Sections 4.1(a), 4.2, and 4.3 shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified).

(b)               Representations and Warranties of SourceHOV. (i) The representations and warranties of SourceHOV set forth in Sections 5.1(a), 5.2(a)-(c), 5.3 and 5.6(c) (except that “the date of this Agreement” shall be replaced with “the Closing Date” for purposes of Section 5.6(c)) shall be true and correct in all respects (except in respect of the representations and warranties set forth in Section 5.2(a)-(c), for errors which are de minimis in aggregate) as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified) and (ii) the other representations and warranties of SourceHOV set forth in Article V of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar qualifier) as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), except in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect solely with respect to SourceHOV.

(c)                Performance of Obligations. The HGM Group and SourceHOV shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Company prior to or at the time of the Closing.

(d)               No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to SourceHOV, nor shall any event, circumstance, change, development or effect have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Material Adverse Effect solely with respect to SourceHOV.

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8.6	Frustration of Closing Conditions

Neither Parent, Novitex Merger Sub, SourceHOV Merger Sub, the Sellers nor the Companies may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur, as required by Section 7.4.

Article IX

TERMINATION

9.1	Termination

(a)                This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(i)                 by mutual written consent of the Sellers, the Companies and Parent;

(ii)               by either Seller, the Companies or Parent, if the Closing does not occur prior to July 24, 2017 (the “Outside Date”) (other than as a result of the terminating party’s failure to comply with its obligations under this Agreement which has resulted in the failure to satisfy a condition set forth in Article VIII);

(iii)             by Parent, upon written notice to each Company and each Seller, if any Company breaches or fails to perform in any material respect any of its representations, warranties or covenants set forth in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.1 or Section 8.2, (B) cannot be or has not been cured within 30 days following delivery by Parent of written notice to the Company or Seller, as applicable of such breach or failure to perform and (C) has not been waived by Parent;

(iv)             by either Seller, upon written notice to Parent and the other Seller, if Parent breaches or fails to perform in any respect any of its representations, warranties or covenants set forth in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.1 or Section 8.3, (B) cannot be or has not been cured within 30 days following delivery by the Company or Seller, as applicable, of written notice to Parent of such breach or failure to perform and (C) has not been waived by each Seller;

(v)               by the HGM Group, upon written notice to Parent and Novitex Parent, if Novitex Parent or Novitex breaches or fails to perform in any respect any of its representations, warranties or covenants set forth in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.1 or Section 8.4, (B) cannot be or has not been cured within 30 days following delivery by the HGM Group of written notice to Parent and Novitex Parent of such breach or failure to perform and (C) has not been waived by Sellers;

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(vi)             by Novitex Parent, upon written notice to Parent and the HGM Group, if the HGM Group or SourceHOV breaches or fails to perform in any respect any of its representations, warranties or covenants set forth in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.1 or Section 8.5, (B) cannot be or has not been cured within 30 days following delivery by Novitex Parent of written notice to Parent and the HGM Group of such breach or failure to perform and (C) has not been waived by each Seller;

(vii)            by either Parent or either Seller if there shall be in effect a final non-appealable Law or injunction preventing the consummation of the transactions contemplated hereby; provided that neither Parent nor Sellers shall have the right to terminate this Agreement pursuant to this Section 9.1(a)(vii) if any action of such party or failure of such party to perform or comply with its obligations under this Agreement shall have caused such Law or injunction and such action or failure to perform constitutes a breach of this Agreement;

(viii)            by Parent or Novitex Parent if the HGM Consent is not delivered to them within 2 hours after the execution and delivery of this Agreement; or

(ix)              by Parent or the HGM Group if the Novitex Consent is not delivered to them within 2 hours after the execution and delivery of this Agreement; or

(x)               by any Seller or any Company if (i) the SourceHOV Parent Consent and the Novitex Parent Consent is not delivered to them within 2 hours after the execution and delivery of this Agreement and (ii) the Intermediate Co Consent is not delivered to them within 24 hours after the formation of Intermediate Co; or

(xi)             by either Seller, the Companies or Parent, upon written notice to the other parties, if Parent Required Stockholder Approvals are not granted at the Parent Stockholders Meeting.

(b)               In the event of termination by the Companies or Parent pursuant to this Section 9.1, written notice thereof shall forthwith be given to the other parties and the transactions contemplated by this Agreement shall be abandoned, without further action by any party. If the transactions contemplated by this Agreement are abandoned as provided herein:

(i)                 Parent, Novitex Merger Sub and SourceHOV Merger Sub shall, and shall cause their respective Representatives and financing sources to, return to the Company all Evaluation Material received from or on behalf of any member of the Company Group relating to the Business or the transactions contemplated hereby and any copies thereof, whether so obtained before or after the execution hereof; and

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(ii)               Notwithstanding the return of any Evaluation Material in accordance with Section 9.1(b)(i), all Evaluation Material received by Parent, Novitex Merger Sub, SourceHOV Merger Sub and their respective Representatives shall continue to be treated in accordance with each of the Confidentiality Agreements, which shall remain in full force and effect notwithstanding the termination of this Agreement.

9.2	Effect of Termination

If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 9.1, this Agreement shall become null and void and of no further force and effect, except for the provisions of this Section 9.2 and Sections 4.4, 5.19, 6.18, 7.3, 7.6(b), 7.7(a), 7.9, 7.14(b), 7.23, Article X and any corresponding definitions set forth in Annex I. Nothing in this Section 9.2 shall be deemed to release any party from any liability for any Intentional Breach by such party of the terms and provisions of this Agreement prior to such termination.

Article X

GENERAL PROVISIONS

10.1	Survival of Representations and Warranties

Except for the representations and warranties and acknowledgments in Section 5.22 and Section 6.20, the representations and warranties and the covenants to be performed at or prior to the Closing, in each case, set forth in this Agreement, any Related Document or in any document delivered in connection herewith or therewith shall terminate and be of no further force and effect from and after the Closing and no party shall have any liability with respect thereto from and after the Closing.

10.2	Notices

All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand, facsimile, electronic mail or postage prepaid mail (registered or certified) or nationally recognized overnight courier service and shall be deemed given when so delivered by hand, facsimile or electronic mail, or if mailed, three days after mailing (one Business Day in the case of overnight courier service), as follows:

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(a)                if to Parent, Novitex Merger Sub or SourceHOV Merger Sub or, following the Closing, to the Companies, to:

Quinpario Acquisition Corp. 2
12935 N. Forty Drive, Suite 201
St. Louis, MO 63141
Facsimile: (775) 206-7966
Email	djsrivisal@quinpario.com
Attention:	D. John Srivisal

with copies to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Facsimile:	(212) 446-6460
Email:	william.sorabella@kirkland.com
christian.nagler@kirkland.com
claire.james@kirkland.com
Attention:	William B. Sorabella
Christian O. Nagler
Claire E. James

(b)               if, prior to the Closing, to Novitex Parent, to:

Novitex Parent, L.P.
c/o Apollo Management VII, L.P.
9 West 57th Street, 43rd Floor
New York, New York 10019
Facsimile:	(646) 607-0591
Email:	nord@apollolp.com
Attention:	Matthew Nord

with copies to:

Novitex Parent, L.P.
c/o Apollo Management VII, L.P.
9 West 57th Street, 43rd Floor
New York, New York 10019
Facsimile:	(212) 515-3264
Email:	lmedley@apollolp.com
Attention:	Laurie Medley
General Counsel

and

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, New York 10036
Facsimile:	(212) 872-1002
Email:	aweinstein@akingump.com
Attention:	Adam K. Weinstein

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(c)                if, prior to the Closing, to Novitex, to:

Novitex Holdings, Inc.
300 First Stamford Place
Second Floor West
Stamford, CT 06902
Email:	John.Visentin@novitex.com
Attention:	John Visentin
Executive Chairman & Chief Executive Officer

with copies to:

Novitex Holdings, Inc.
300 First Stamford Place
Second Floor West
Stamford, CT 06902
Email:	Theresa.Mohan@novitex.com
Attention:	General Counsel

Novitex Parent, L.P.
c/o Apollo Management VII, L.P.
9 West 57th Street, 43rd Floor
New York, New York 10019
Facsimile:	(646) 607-0591
Email:	nord@apollolp.com
Attention:	Matthew Nord

Novitex Parent, L.P.
c/o Apollo Management VII, L.P.
9 West 57th Street, 43rd Floor
New York, New York 10019
Facsimile:	(212) 515-3264
Email	lmedley@apollolp.com
Attention:	Laurie Medley
General Counsel
and

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, New York 10036
Facsimile:	(212) 872-1002
Email:	aweinstein@akingump.com
Attention:	Adam K. Weinstein

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(d)               if, prior to the Closing, to the HGM Group or SourceHOV, to:

SourceHOV Holdings, Inc.
2701 E. Grauwyler Road
Irving, TX 75061
Email:	ronald.cogburn@sourcehov.com
Attention:	Ronald Cogburn

with copies to:

HandsOn Global Management, LLC
3003 Pennsylvania Avenue
Santa Monica, CA 90404
Email:	pchadha@hgmfund.com
Attention:	Par Chadha
Chief Executive Officer
and

Willkie Farr & Gallagher LLP
787 7th Ave
New York, NY 10019
Facsimile:	(212) 728 8111
Email:	mlefkort@willkie.com
Attention:	Maurice Lefkort

10.3	Severability

It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

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10.4	Specific Performance

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and the Related Documents and to enforce specifically the terms and provisions of this Agreement and the Related Documents. Notwithstanding anything herein to the contrary, the parties acknowledge and agree that each of the Sellers and the Companies shall be entitled to seek specific performance of Parent’s obligation to comply with Section 7.5, but in no event shall the Sellers nor the Companies be entitled to seek specific performance of Parent’s obligations to consummate the transactions contemplated hereby in the event that the lenders under the Commitment Letter have declined to fund the Financing (or if Alternate Financing is being used, pursuant to the New Commitment Letter) at the Closing.

10.5	Entire Agreement

This Agreement, the Related Documents and the Confidentiality Agreements (including the Exhibits and Schedules hereto and thereto) contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. No party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Related Documents or the Confidentiality Agreements.

10.6	Assignment

This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any of the parties hereto, in whole or in part (including by operation of law in connection with a merger or consolidation or conversion of Parent, Novitex Merger Sub or SourceHOV Merger Sub), without the prior written consent of each of the other parties hereto, which any such party may withhold in its absolute discretion.

10.7	No Third-Party Beneficiaries

Except as set forth in the last sentence of this Section 10.7, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing in this Agreement expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and permitted assigns, any legal or equitable rights under this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, (a) each of the Related Parties shall be a third-party beneficiary of the provisions set forth in Section 10.12, (b) each of the Companies’ Affiliates, and each of their respective directors, officers, stockholders, partners, members, and employees and their heirs, successors and permitted assigns, each in their capacity as such, shall be a third-party beneficiary of the provisions set forth in Section 7.6(b), (c) if the SourceHOV Merger or the Novitex Merger is consummated, (i)  each of the D&O Indemnified Parties shall be a third-party beneficiary of the provisions set forth in Section 7.10 and (ii) the Sellers’ and the Companies’ Representatives shall be third-party beneficiaries of the last sentence of Section 7.7(a) and (d) the Financing Sources contemplated hereby shall be made third-party beneficiaries as to Section 10.4, this Section 10.7, Section 10.8, Section 10.10, Section 10.11 and Section 10.12(d).

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10.8	Amendment

This Agreement may be amended by the parties to this Agreement at any time before the Closing, by an instrument in writing signed on behalf of each party other than the members of the HGM Group and holders of a majority of the shares of SourceHOV Common Stock held by the members of the HGM Group for and any purported amendment, modification or supplement by any of the parties in any manner that does not comply with this Section 10.8 shall be void and of no force and effect. Notwithstanding anything to the contrary contained herein, Section 10.4, Section 10.7, this Section 10.8, Section 10.10, Section 10.11 and Section 10.12(d) (and the related definitions and other provisions of this Agreement to the extent a modification or waiver thereof would serve to modify the substance or provisions of such sections) may not be amended, waived or otherwise modified in a manner that impacts or is adverse in any respect to any Financing Source of the Financing without the prior written consent of such Financing Source.

10.9	Waiver

No provision of this Agreement may be waived unless such waiver is in writing and signed by the party or parties against whom such waiver is to be effective. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

10.10	Governing Law; Jurisdiction

(a)                This Agreement and all disputes, claims or controversies relating to, arising out of, or in connection with this Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. Notwithstanding anything herein to the contrary, the parties hereto agree that any claim, controversy or dispute any kind or nature (whether based upon contract, tort or otherwise) involving a Financing Source that is in any way related to this Agreement, the SourceHOV Merger, the Novitex Merger or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles (other than sections 5-1401 and 5-1402 of the New York General Obligations Law).

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(b)               Each party irrevocably agrees that any Action arising out of or relating to this Agreement brought by the other party or its successors or assigns shall be brought and determined in the Court of Chancery of the State of Delaware (or, solely if such courts decline jurisdiction, in any federal court located in the State of Delaware), and each party hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement and the transactions contemplated hereby. Each party agrees not to commence any Action relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each party further agrees that notice as provided herein shall constitute sufficient service of process and each party further waives any argument that such service is insufficient. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law. Notwithstanding anything herein to the contrary, each of the parties hereto (a) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in Law or in equity, whether in contract or in tort or otherwise, against the Financing Sources and their Related Parties or Representatives in any way relating to this Agreement or any of the SourceHOV Merger, the Novitex Merger or any other transaction contemplated by this Agreement, including, but not limited to, any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the transactions contemplated hereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof) (b) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (c) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 10.2 shall be effective service of process against it for any such action brought in any such court, (d) waives and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (e) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

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10.11	Waiver of Jury Trial

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING ANY SUCH ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.11.

10.12	Recourse

(a)                For the avoidance of doubt, neither Novitex Parent nor Novitex shall have any liability or obligation for any breach of this Agreement by the HGM Group or SourceHOV or any breach of any representation or warranty to the extent that such representation or warranty relates to the HGM Group, SourceHOV or any member of the SourceHOV Company Group.

(b)               For the avoidance of doubt, neither the HGM Group nor SourceHOV shall have any liability or obligation for any breach of this Agreement by Novitex Parent or Novitex or any breach of any representation or warranty to the extent that such representation or warranty relates to Novitex Parent, Novitex or any member of the Novitex Company Group.

(c)                All Actions, obligations or losses (whether in Contract, in tort, in Law or in equity, or granted by statute whether by or though attempted piercing of the corporate, limited partnership or limited liability company veil) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to (i) this Agreement, (ii) the negotiation, execution or performance of this Agreement (including any representation or warranty made in connection with, or as inducement to, this Agreement), (iii) any breach or violation of this Agreement and (iv) any failure of the SourceHOV Merger, the Novitex Merger or any other transaction contemplated by this Agreement to be consummated (including the Financing), in each case, may be made only against (and are those solely of) the Persons that are expressly identified as parties to this Agreement. In furtherance and not in limitation of the foregoing, and notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the parties may be partnerships or limited liability companies, each party hereto covenants, agrees and acknowledges that no recourse under this Agreement, any Related Document or any documents or instruments delivered in connection with this Agreement or any Related Document shall be had against any party’s Affiliates or any of such party’s or such parties Affiliates’ former, current or future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, members, managers, general or limited partners or assignees (each a “Related Party” and collectively, the “Related Parties”), in each case other than the parties hereto and each of their respective successors and permitted assignees under this Agreement (and, in the case of any Related Document, the applicable parties thereto and each of their respective successors and permitted assigns), whether in Contract, tort, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Related Parties, as such, for any obligation or liability of any party under this Agreement or any documents or instruments delivered in connection herewith for any claim based on, in respect of or by reason of such obligations or liabilities or their creation; provided, however, that nothing in this Section 10.12 shall relieve or otherwise limit the liability of any party hereto or any of their respective successors or permitted assigns for any breach or violation of its obligations under such agreements, documents or instruments.

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(d)               Notwithstanding anything to the contrary contained herein, no party (other than Parent, SourceHOV Merger Sub and Novitex Merger Sub) shall have any rights or claims against any Financing Source in connection with this Agreement, the SourceHOV Merger, the Novitex Merger, the Debt Financing or the transactions contemplated hereby or thereby, and no Financing Source shall have any rights or claims against any Seller Related Party (other than Parent, SourceHOV Merger Sub and Novitex Merger Sub) in connection with this Agreement, the SourceHOV Merger, the Novitex Merger, the Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided that, following consummation of the SourceHOV Merger and the Novitex Merger, the foregoing will not limit the rights of the parties to the Debt Financing under any Commitment Letter related thereto. In addition, in no event will any Financing Source be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortuous nature.

10.13	Limitation on Damages

No party shall be liable for any consequential damages, including loss of revenue, income or profits, loss in value of assets, punitive, speculative, treble, remote, special or indirect damages, or loss of business reputation or opportunity relating to the breach of this Agreement (except, in each case, to the extent asserted against a party (other than a Financing Source) by a third party).

10.14	Disclosure Schedules

The information set forth in this Agreement and the Disclosure Schedules attached hereto is disclosed solely for purposes of this Agreement, and no information set forth herein or therein shall be deemed to be an admission by any party hereto to any Person (including any other party) of any matter whatsoever (including any violation of Law or breach of Contract). Notwithstanding any provision of this Agreement or anything to the contrary contained in the Disclosure Schedules, the information and disclosures contained in any section or subsection of the Disclosure Schedules shall be deemed to be disclosed with respect to, and qualify, any representation or warranty of any Seller or any member of the Company Group to which the relevance of such information and disclosure is reasonably apparent. The fact that any item of information is disclosed in any section or subsection of the Disclosure Schedules shall not be construed to mean that such information is required to be disclosed by this Agreement or is material to or outside the ordinary course of the business of any Seller or any member of the Company Group. Such information and the dollar thresholds set forth herein and therein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar qualifier in this Agreement. In addition, matters reflected in any section or subsection of the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.

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10.15	Interpretation

The headings set forth in this Agreement, in any Exhibit or Disclosure Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Except when the context requires otherwise, any reference in this Agreement to any Article, Section, clause, Schedule or Exhibit shall be to the Articles, Sections and clauses of, and Schedules and Exhibits to, this Agreement. The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation” and the term “dollar” or “$” means lawful currency of the United States. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder, all as in effect on the date of this Agreement. Any reference to the masculine, feminine or neuter gender shall include such other genders and any reference to the singular or plural shall include the other, in each case unless the context otherwise requires. All Exhibits and Disclosure Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. When a reference is made in this Agreement to a Section, Exhibit or Disclosure Schedule, such reference shall be to a Section of, or an Exhibit or Disclosure Schedule to, this Agreement unless otherwise indicated. The words “made available” and words of similar import refer to materials posted to the Data Room no later than 11:59 pm EST on February 20, 2017.

10.16	No Presumption Against Drafting Party

Each of the parties acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

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10.17	Company and Principal Stockholder Privilege

Novitex has advised Parent and the HGM Group that Akin Gump Strauss Hauer & Feld LLP has represented both Novitex and Novitex Parent with respect to the transactions contemplated hereby and SourceHOV has advised Parent and Novitex Parent that Willkie Farr & Gallagher LLP has represented both SourceHOV and the HGM Group with respect to the transactions contemplated hereby. In light of the foregoing and subject to the following sentence, the parties agree that any attorney-client privilege, attorney work-product protection and reasonable expectation of client confidence attaching as a result of Akin Gump Strauss Hauer & Feld LLP’s representation of Novitex or Novitex Parent with respect to the negotiation, documentation and consummation of the transactions contemplated hereby and Willkie Farr & Gallagher LLP’s representation of SourceHOV and the HGM Group with respect to the negotiation, documentation and consummation of the transactions contemplated hereby, and all information and documents covered by such privilege or protection and all communications between and documents exchanged by Novitex or SourceHOV, as applicable, on the one hand, and Novitex Parent or the HGM Group, as applicable, or any of its respective officers or shareholders, on the other hand, with respect to the transactions contemplated hereby shall belong to and be controlled by Novitex Parent or the HGM Group, as applicable, and may be waived only by Novitex Parent or the HGM Group, as applicable, and not Novitex or SourceHOV, as applicable, and shall not pass to or be claimed or used by Parent, the SourceHOV Surviving Company, the Novitex Surviving Company or any of their respective Affiliates after the Closing. Notwithstanding the foregoing, such attorney-client privilege, attorney work-product protection and client confidence shall also belong to and also be controlled by Novitex or SourceHOV, as applicable, (and not heretofore waived by Novitex or SourceHOV) and shall be deemed passed to and claimed by the SourceHOV Surviving Company and the Novitex Surviving Company after the Closing to the extent any such attorney-client privilege, attorney work-product protection or client confidence is required to be waived or otherwise required to be similarly released by any Governmental Authority, under applicable Laws or pursuant to any orders, decrees, writs, injunctions, judgments, stipulations, determinations or awards entered by or with any Governmental Authority or any arbitration panel, tribunal or arbitrator, and, in any such case, no member of each Company Group shall be in breach or violation of any provision of this Agreement or any Related Documents for providing any information, documents, communications or client confidences to any Governmental Authority in response to, and subject to the requirement limitation in, the foregoing. In addition, notwithstanding anything set forth in the foregoing provisions of this Section 10.17 to the contrary, in the event that after the Closing a dispute arises between Parent, SourceHOV Surviving Company or Novitex Surviving Company, on the one hand, and a third party to this Agreement, on the other hand, SourceHOV Surviving Company or Novitex Surviving Company, as the case may be, may assert the attorney-client privilege to prevent disclosure of any such attorney-client privilege, attorney work-product protection or client confidence to such third party.

10.18	Execution of Agreement

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party. Facsimile or electronic mail transmission of counterpart signatures to this Agreement shall be acceptable and binding.

* * * *

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement and Plan of Merger as of the date first written above.

QUINPARIO ACQUISITION CORP. 2

By:	/s/ D. John Srivisal
Name: D. John Srivisal
Title: President and Chief Executive Officer

QUINPARIO MERGER SUB I, INC.

By:	/s/ A. Craig Ivey
Name: A. Craig Ivey
Title: President

QUINPARIO MERGER SUB II, INC.

By:	/s/ A. Craig Ivey
Name: A. Craig Ivey
Title: President

NOVITEX HOLDINGS, INC.

By:	/s/ Giovanni Visentin
Name: Giovanni Visentin
Title: Executive Chairman and Chief Executive Officer

SOURCEHOV HOLDINGS, INC.

By:	/s/ James Reynolds
Name: James Reynolds
Title: Authorized Signer

[Signature Page to Business Combination Agreement]

NOVITEX PARENT, L.P.

By:	/s/ Giovanni Visentin
Name: Giovanni Visentin
Title: Executive Chairman and Chief Executive Officer

HOVS LLC

By:	/s/ James Reynolds
Name: James Reynolds
Title: Manager

HANDSON FUND 4 I, LLC
By HandsOn 3, LLC its member

By:	/s/ Par Chadha
Name: Par Chadha
Title: Manager

[Signature Page to Business Combination Agreement]

ANNEX I

DEFINITIONS

Capitalized terms used but not defined in this Agreement have the respective meanings assigned to such terms below.

“280G Approval” has the meaning set forth in Section 7.12.

“Action” means any action, claim, complaint, petition, suit, investigation, litigation, arbitration or other proceeding whether civil or criminal, at law or in equity by or before any Governmental Authority or arbitrator.

“Additional Parent SEC Reports” has the meaning set forth in Section 6.6(a).

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person; provided, however, that Apollo Global Management, LLC and HandsOn Global Management, LLC, its affiliated investment funds or alternative investment vehicles and its and their affiliates (excluding members of any Company Group but including other portfolio companies) shall be not be deemed to be Affiliates of any member of either Company Group.

“Agreement” has the meaning set forth in the preamble.

“Alternate Financing” has the meaning set forth in Section 7.5(d).

“Alternative Transaction” has the meaning set forth in Section 7.14(a).

“Annual Financial Statements” has the meaning set forth in Section 5.5(a).

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, all applicable foreign antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Apollo” means Apollo Novitex Holdings, L.P., a Delaware limited partnership.

“Apollo Consulting Agreement” means that certain Consulting Agreement, dated as of October 1, 2013, by and among ARSloane Acquisition, LLC and Apollo Management VII, L.P., a Delaware limited partnership, as amended, modified or supplemented from time to time.

“Approval” means any consent, approval, authorization, waiver or Permit, or expiration of applicable waiting period.

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“Benefit Plans” means each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), and each stock purchase, stock option, equity-based, severance, employment, change-of-control, transaction or retention, bonus, incentive, deferred compensation and other benefit plan, agreement, program, policy or commitment, whether or not subject to ERISA, (i) under which any current or former director, officer, employee or consultant of any member of the Company Group has any right to benefits from any member of the Company Group and (ii) which is maintained, sponsored or contributed to by any member of the Company Group or to which any member of the Company Group has any liability or makes or is required to make contributions with respect to such directors, officers, employees or consultants.

“Business Combination” means any merger, capital stock exchange, asset, stock purchase, reorganization or other similar business combination involving Parent and one or more businesses or entities.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest, written or oral (whether binding or non-binding and other than an offer, inquiry, proposal or indication of interest with respect to Parent), relating to a Business Combination.

“Business Day” means any day other than (i) any Saturday or Sunday or (ii) any other day on which banks located in New York, New York are required or authorized by Law to be closed for business.

“Businesses” means, collectively the Novitex Business and the SourceHOV Business; provided that (i) for purposes of the representations and warranties made by the HGM Group and/or SourceHOV in Article IV and Article V and the covenants of the HGM Group and/or SourceHOV in Sections 7.1 and 7.1(b), the term Business shall mean the SourceHOV Business and (ii) for purposes of the representations and warranties made by Novitex and/or Novitex Parent in Article IV and Article V and the covenants of Novitex and/or Novitex Parent in Sections 7.1(a) and 7.1(b), the term Business shall mean the Novitex Business.

“Cap” has the meaning set forth in Section 7.7.

“Certifications” has the meaning set forth in Section 6.6(a).

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Co-Issuer” has the meaning set forth in Section 7.22(a).

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Commitment Letter” has the meaning set forth in Section 6.15(a).

“Communications Plan” has the meaning set forth in Section 7.9.

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“Company” and “Companies” has the meaning set forth in the preamble; provided that (i) for purposes of the representations and warranties made by the HGM Group and/or SourceHOV in Article IV and Article V (and the related definitions) and the covenants of the HGM Group and/or SourceHOV in Sections 7.1 and 7.1(b) (and the related definitions), the term Company shall mean SourceHOV and (ii) for purposes of the representations and warranties made by Novitex and/or Novitex Parent in Article IV and Article V (and the related definitions) and the covenants of Novitex and/or Novitex Parent in Sections 7.1(a) and 7.1(b) (and the related definitions), the term Company shall mean Novitex.

“Company Board” means the board of directors of the Company.

“Company Computer Systems” has the meaning set forth in Section 5.11(d).

“Company Disclosure Schedules” means Novitex Disclosure Schedules and the SourceHOV Disclosure Schedules.

“Company Group” means, collectively, the Novitex Company Group and the SourceHOV Company Group; provided that (i) for purposes of the representations and warranties made by the HGM Group and/or SourceHOV in Article IV and Article V (and the related definitions) and the covenants of the HGM Group and/or SourceHOV in Sections 7.1(a) and 7.1(b) (and the related definitions), the term Company Group shall mean the SourceHOV Company Group and (ii) for purposes of the representations and warranties made by Novitex and/or Novitex Parent in Article IV and Article V (and the related definitions) and the covenants of Novitex and/or Novitex Parent in Sections 7.1(a) and 7.1(b) (and the related definitions), the term Company Group shall mean the Novitex Company Group.

“Company Group Employees” has the meaning set forth in Section 7.11(a).

“Company Lease” has the meaning set forth in Section 5.17(a).

“Company Subsidiaries” means the Novitex Subsidiaries and the SourceHOV Subsidiaries; provided that (i) for purposes of the representations and warranties made by the HGM Group and/or SourceHOV in Article IV and Article V (and the related definitions) and the covenants of the HGM Group and/or SourceHOV in Sections 7.1(a) and 7.1(b) (and the related definitions), the term Company Subsidiaries shall mean the Subsidiaries of SourceHOV and (ii) for purposes of the representations and warranties made by Novitex and/or Novitex Parent in Article IV and Article V (and the related definitions) and the covenants of Novitex and/or Novitex Parent in Sections 7.1(a) and 7.1(b) (and the related definitions), the term Company Subsidiaries shall mean the Subsidiaries of Novitex.

“Compliant” means, with respect to the applicable Required Information, that (i) such Required Information does not contain any untrue statement of a material fact regarding Parent, either Company and their subsidiaries, as applicable, or omit to state any material fact regarding Parent, either Company and their subsidiaries, as applicable, necessary in order to make such Required Information not materially misleading under the circumstances, (ii) such Required Information complies in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of debt securities on Form S-1 (other than such provisions for which compliance is not customary in a Rule 144A offering of debt securities) and (iii) the financial statements and other financial information included in such Required Information would not be deemed stale or otherwise be unusable under customary practices for offerings and private placements of high yield debt securities under Rule 144A promulgated under the Securities Act and are sufficient to permit the applicable independent accountants to issue comfort letters to the applicable Financing Sources, including as to customary negative assurances and change period.

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“Confidentiality Agreements” means, collectively, the Parent Confidentiality Agreements, the Novitex Confidentiality Agreement and the SourceHOV Confidentiality Agreement.

“Consulting Agreement Termination Fee” has the meaning set forth in Section 7.20(b).

“Contract” means any written or enforceable oral contract, agreement, license, sublicense, lease, use or occupancy agreement, sublease, sales order, purchase order, credit agreement, indenture, mortgage, note, bond or warrant (including all amendments, supplements and modifications thereto), except any common law contracts with employees of any member of each Company Group.

“control” means (including, with correlative meanings, “controlled by” and “under common control with”), with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Current Policies” has the meaning set forth in Section 7.10(c).

“D&O Indemnified Persons” has the meaning set forth in Section 7.10(a).

“Data Rooms” has the meaning set forth in Section 6.14(a).

“Debt Financing” has the meaning set forth in the definition of “Financing Sources.”

“DGCL” has the meaning set forth in the recitals.

“Disclosure Schedules” means each of the Novitex Disclosure Schedules, the Novitex Parent Disclosure Schedules, the SourceHOV Disclosure Schedules, the HGM Group Disclosure Schedules and Parent Disclosure Schedules.

“DSS” has the meaning set forth in Section 7.4(c).

“DSS Approval” has the meaning set forth in Section 7.4(c).

“DSS Notification” has the meaning set forth in Section 7.4(c).

“Encumbrance” means any lien, encumbrance, security interest, pledge, mortgage, easement, right-of-way, deed of trust, hypothecation or restriction on transfer of title or voting, whether imposed by Contract, understanding, Law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities Laws.

“Enforceability Exceptions” has the meaning set forth in Section 4.3.

“Environmental Laws” has the meaning set forth in Section 5.14.

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“ERISA” has the meaning set forth in the definition of “Financing Sources.”

“ERISA Affiliate” has the meaning set forth in Section 5.12(c).

“Evaluation Material” has the meaning set forth in the Confidentiality Agreements.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exhibits” means the exhibits to this Agreement.

“Export Control Laws” has the meaning set forth in Section 5.7(c).

“Fee Letter” has the meaning set forth in Section 6.15(a).

“Financial Statements” has the meaning set forth in Section 5.5(a).

“Financing” has the meaning set forth in Section 6.15(a).

“Financing Source” means the agents, arrangers, bookrunners, lenders, initial purchasers and other entities that have committed to provide or arrange or otherwise have entered or will enter into agreements in connection with all or any part of the debt financing contemplated by the Commitment Letter (including the debt securities contemplated thereby) or any other financing (other than any Pipe Investment) in connection with the transactions contemplated hereby (the “Debt Financing”), including the parties to any joinder agreements, purchase agreements, indentures or credit agreements entered into in connection therewith, together with their respective affiliates and their and their respective affiliates’ officers, directors, employees, partners, trustees, shareholders, controlling persons, agents and representatives and their respective successors and assigns.

“Foreign Benefit Plan” has the meaning set forth in Section 5.12(k).

“Forfeiture Agreement” has the meaning set forth in the recitals.

“Former Stockholder Indemnitor” has the meaning set forth in Section 7.10(b).

“Fundamental Representations” means the representations and warranties contained in Section 5.1(a) (Standing; Qualification and Power), Section 5.2(a)-(c) (Capitalization of the Company and the Company Subsidiaries) and Section 5.3 (Authority; Execution and Delivery; Enforceability).

“Funded Indebtedness” means the aggregate principal amount of, and accrued and unpaid interest on, (a) the Indebtedness evidenced by instruments and agreements set forth in Section I(a) of the Company Disclosure Schedules and (b) any other Indebtedness, in each case, for borrowed money of any member of the company Group in each case outstanding as of immediately prior to the Closing. For the avoidance of doubt, Funded Indebtedness shall not include any guarantees, letters of credit or other similar contingent obligations.

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“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental Antitrust Authority” has the meaning set forth in Section 7.4(a).

“Governmental Authority” means any supranational, federal, state, provincial, local, county or municipal government, governmental, regulatory or administrative agency, department, court, commission, board, bureau or other authority or instrumentality, domestic or foreign.

“Hazardous Substances” means (i) any substance that is listed classified or regulated under any Environmental Laws as a pollutant or contaminant or as hazardous or toxic, (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint, polychlorinated biphenyls, radioactive material or radon or (iii) any other substance that may give rise to liability under any Environmental Laws.

“HGM Consent” has the meaning set forth in the recitals.

“HGM Disclosure Schedules” means the disclosure schedules of HGM delivered to Parent in connection with this Agreement.

“HGM Group” has the meaning set forth in the preamble.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar debt instruments, (c) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (d) all obligations, contingent or otherwise, of such Person under bankers acceptance, letters of credit or similar arrangements to the extent drawn as of the Closing Date, (e) all Indebtedness of others referred to in clauses (a) through (d) above guaranteed by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness or (ii) otherwise to guarantee a creditor against loss and (f) all Indebtedness referred to in clauses (a) through (e) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including account and contract rights) owned by such person, even though such Person has not assumed or become liable for payment of such Indebtedness; provided, that Indebtedness shall not include capital leases or financing incurred in the ordinary course of the Business if such leases or financing was or is incurred to acquire equipment to satisfy requirements in Contracts with customers.

“Independent Nominees” has the meaning set forth in Section 7.16(g).

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“Intellectual Property” means intellectual property rights arising anywhere in the world, including, but not limited to: (i) trademarks, trade names, service marks, trade dress, logos, domain names and all registrations of and applications to register any of the foregoing, including the goodwill symbolized thereby or associated therewith; (ii) patents, patent applications, invention disclosures, and all reissues, divisional, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (iii) copyright rights and moral rights in original works of authorship, and copyright registrations and applications therefor; (iv) rights in proprietary computer software, programs and applications, including source code, object code, firmware and middleware; (v) rights in data and databases; (vi) rights of publicity; (vii) proprietary and confidential know-how and trade secrets; and (viii) the right to recover for damages and profits for past and future infringement of any part of the foregoing.

“Intentional Breach” means a breach which has resulted from either (a)  fraud or (b) a deliberate act or failure to act with actual knowledge that the act or failure to act constituted or would result in a breach.

“Interim Period” has the meaning set forth in Section 7.14(a).

“Intermediate Co” has the meaning set forth in Section 7.22.

“Intermediate Co Consent” has the meaning set forth in Section 7.22.

“International Trade Control Laws” has the meaning set forth in Section 5.7(c).

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” has the meaning set forth in Section 5.12(b).

“JOBS Act” means the U.S. Jumpstart Our Business Startups Act of 2012, as amended.

“Knowledge of Parent” means the actual knowledge of D. John Srivisal, Craig Ivey and Paul Berra, none of whom shall have any personal liability or obligations of inquiry or investigation regarding such knowledge.

“Knowledge of the Company” means, (i) with respect to Novitex, the actual knowledge of Giovanni Visentin, Bob Rooney and Irina Novoselsky and (ii) with respect to SourceHOV, the actual knowledge of Ronald Cogburn, Armando Tirado and Shrikant Sortur, none of whom shall have any personal liability or obligations of inquiry or investigation regarding such knowledge.

“Law” means any law (including common law), statute, ordinance, rule, regulation, order, writ, judgment, injunction, decree or other binding directive issued, enacted, promulgated, entered into, agreed or imposed by any Governmental Authority.

“Letter of Transmittal” has the meaning set forth in Section 2.2(a).

“Licensed Intellectual Property” means all material Intellectual Property related to the Business that is owned by a third party and licensed or sublicensed by any member of each Company Group.

“Lookback Date” means January 1, 2014.

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“Material Adverse Effect” means any event, change, development or effect that, individually or in the aggregate with all other events, changes, developments or effects, has had, or would reasonably be expected to have, a material adverse effect upon (a) the assets, liabilities, condition (financial or otherwise), the business or results of operations of the Company Group, taken as a whole, or (b) the ability of the Company to consummate the transactions contemplated hereunder in accordance with the terms and subject to the conditions set forth herein; provided that the following shall not be taken into account in determining whether a "Material Adverse Effect" shall have occurred: (i) any national, international or any foreign or domestic regional economic, financial, social or political conditions (including changes therein) or events in general, including the results of any primary or general elections, (ii) changes in any financial, debt, credit, capital or banking markets or conditions (including any disruption thereof), (iii) changes in interest, currency or exchange rates or the price of any commodity, security or market index, (iv) changes in legal or regulatory conditions, including changes or proposed changes in Law, GAAP or other accounting principles or requirements, or standards, interpretations or enforcement thereof, (v) changes that are generally applicable to the industries in which the Company Group operates or seasonal fluctuations in the Businesses, (vi) any change in the market price or trading volume of any securities or indebtedness of any member of the Company Group or any of their respective Affiliates (it being understood that the underlying causes of such change may, if they are not otherwise excluded from the definition of Material Adverse Effect, be taken into account in determining whether a Material Adverse Effect has occurred), (vii) any change in, or failure of the Company Group to meet, or the publication of any report regarding, any internal or public projections, forecasts, budgets or estimates of or relating to the Company Group for any period, including with respect to revenue, earnings, cash flow or cash position (it being understood that the underlying causes of such decline or failure may, if they are not otherwise excluded from the definition of Material Adverse Effect, be taken into account in determining whether a Material Adverse Effect has occurred), (viii) the occurrence, escalation, outbreak or worsening of any hostilities, war, police action, acts of terrorism or military conflicts, whether or not pursuant to the declaration of an emergency or war, (ix) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity, (x) any Action arising from or relating to this Agreement or the transactions contemplated by this Agreement, (xi) the execution, announcement, performance or existence of this Agreement, the identity of the parties hereto or any of their respective Affiliates, Representatives or financing sources, the taking or not taking of any action to the extent required by this Agreement or the pendency or contemplated consummation of the transactions contemplated by this Agreement, including any actual or potential loss or impairment after the date of this Agreement of any Contract or any Customer, supplier, landlord, partner, employee or other business relation due to any of the foregoing in this clause (it being understood that the factors giving rise to or contributing to any such adverse change under clause (xi) that are not otherwise excluded from the definition of "Material Adverse Effect" may be deemed to constitute, or be taken into account in determining whether there has been or would be reasonably likely to have been, a Material Adverse Effect), (xii) compliance by the Company Group with the terms of this Agreement, including the failure to take any action restricted by this Agreement (but excluding effects resulting from the Closing), (xiii) any actions taken, or not taken, with the consent, waiver or at the request of Parent, Novitex Merger Sub or SourceHOV Merger Sub or any action taken to the extent expressly permitted by this Agreement, (xiv) any actions taken by Parent, Novitex Merger Sub, SourceHOV Merger Sub or any of their respective Affiliates or any of their respective Representatives or financing sources after the date of this Agreement, (xv) any matters disclosed in the Disclosure Schedules, disclosed to Parent, Novitex Merger Sub or SourceHOV Merger Sub or any of their respective Affiliates or Representatives; provided, however, that with respect to each of clauses (i) through (v), any event, development, occurrence, fact, condition, or change referred to above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, development, occurrence, fact, condition, or change has a disproportionate effect on the Company Group compared to other participants in the industries in which the Company Group primarily conducts its business.

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“Material Contract” has the meaning set forth in Section 5.15(a).

“Merger Sub” has the meaning set forth in the preamble.

“NASDAQ” has the meaning set forth in Section 2.2(e).

“New Commitment Letter” has the meaning set forth in Section 7.5(d).

“NISPOM” has the meaning set forth in Section 7.4(c).

“Nomination Agreement” has the meaning set forth in the Recitals to this Agreement.

“Nominees” has the meaning set forth in Section 7.16(g).

“Non-Independent Nominees” has the meaning set forth in Section 7.16(g) .

“Novitex” has the meaning set forth in the preamble.

“Novitex Business” means the business and operations of the Novitex Company Group, as currently conducted or for which there are future plans for it to be conducted.

“Novitex Certificate of Merger” means a certificate of merger with respect to the Novitex Merger.

“Novitex Common Stock” has the meaning set forth in the recitals.

“Novitex Company Group” means Novitex and Novitex’s Subsidiaries.

“Novitex Confidentiality Agreement” has the meaning set forth in Section 7.3(b).

“Novitex Consent” has the meaning set forth in the recitals.

“Novitex Disclosure Schedules” means the disclosure schedules of Novitex delivered to Parent in connection with this Agreement.

“Novitex Effective Time” has the meaning set forth in Section 1.2(b).

“Novitex Merger” has the meaning set forth in the recitals.

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“Novitex Merger Consideration” means a number of shares of Parent Common Stock equal to the quotient obtained by dividing 30,600,000 by the number of shares of Novitex Common Stock outstanding immediately prior to the Novitex Effective Time.

“Novitex Merger Sub” has the meaning set forth in the recitals.

“Novitex Merger Sub Common Stock” has the meaning set forth in Section 2.1(b)(i).

“Novitex Parent” has the meaning set forth in the preamble.

“Novitex Parent Consent” has the meaning set forth in the recitals.

“Novitex Parent Disclosure Schedules” means the disclosure schedules of Novitex Parent delivered to Parent in connection with this Agreement.

“Novitex Released Parties” has the meaning set forth in Section 7.21(c).

“Novitex Surviving Company” has the meaning set forth in Section 1.1(b).

“Order” means any writ, award, determination, settlement, stipulation, injunction, judgment, decree, order, ruling, subpoena, notice of violation or verdict or other decision issued, promulgated or entered by or with any Governmental Authority of competent jurisdiction, in each case whether preliminary or final.

“Outside Date” has the meaning set forth in Section 9.1(a)(ii).

“Owned Intellectual Property” has the meaning set forth in Section 5.11(a).

“Owned Real Property” has the meaning set forth in Section 5.17(a).

“Parent” has the meaning set forth in the preamble.

“Parent Amended and Restated Bylaws” has the meaning set forth in Section 3.2(c)(v).

“Parent Amended and Restated Certificate of Incorporation” has the meaning set forth in Section 3.2(c)(iv).

“Parent Common Stock” has the meaning set forth in Section 6.2(a).

“Parent Confidentiality Agreements” has the meaning set forth in Section 7.3(a).

“Parent Disclosure Schedules” means the disclosure schedules of Parent delivered to the Company in connection with this Agreement.

“Parent LLC” has the meaning set forth in Section 7.22(a).

“Parent Plans” has the meaning set forth in Section 7.11(b).

“Parent Released Parties” has the meaning set forth in Section 7.21(b).

I-10

“Parent Required Stockholder Approvals” means the Parent Stockholder Approvals set forth in clauses (i), (ii) and (iii) of the definition thereof, but in the case of clause (iii), solely to the extent related to the amendments to Parent’s Certificate of Incorporation to (A) increase the number of authorized shares of Parent Common Stock and (B) adopt a policy on corporate opportunities.

“Parent RSU Award” means any award of restricted stock units corresponding to shares of Parent Common Stock, which award is subject to restrictions based on performance or continuing service.

“Parent SEC Reports” has the meaning set forth in Section 6.6(a).

“Parent Stockholder Approvals” means the approval by the affirmative vote of the holders of the requisite number of shares of Parent Common Stock, whether in person or by proxy at the Parent Stockholders Meeting (or any adjournment thereof) necessary to approve , as required by the certificate of incorporation of Parent in effect on the date hereof, Rule 5635(a) of the NASDAQ Listing Rules or other applicable Law, (i) the issuance by Parent of shares of Parent Common Stock in connection with the SourceHOV Merger and the Novitex Merger, (ii) the approval of this Agreement and transactions contemplated hereby, (iii) the amendments to Parent’s Amended and Restated Certificate of Incorporation contemplated by the Amended and Restated Certificate of Incorporation, and (iv) the new Long Term Incentive Plan on terms and conditions reasonably acceptable to Parent and the Companies.

“Parent Stockholders Meeting” means a duly held meeting of Parent’s stockholders for the purpose of the approval of the SourceHOV Merger, the Novitex Merger, and the transactions contemplated hereby.

“Parent Warrants” has the meaning set forth in Section 6.2(b).

“Permit” means any permit, license, approval, consent, registration, variance, certification, endorsement or qualification granted by or obtained from any Governmental Authority pursuant to Law.

“Permitted Encumbrances” means (i) those Encumbrances set forth in Section I(c) of the Company Disclosure Schedules, (ii) those Encumbrances reflected in reserved against or otherwise disclosed on the Financial Statements, (iii) mechanics', carriers', workmen's, repairmen's or other similar Encumbrances arising or incurred in the ordinary course of such Business or which not yet delinquent or are being contested in good faith by appropriate filings, (iv) Encumbrances arising in connection with financing incurred in the ordinary course of the Business to acquire equipment acquired to satisfy requirements in Contracts with customers, original purchase price conditional sales contracts and equipment leases and financing with third parties entered into in the ordinary course of such Business, (v) statutory liens for Taxes, assessments and other governmental charges that are not due and payable or that may thereafter be paid without penalty or that are being contested in good faith by appropriate proceedings, (vi) all Encumbrances created by, arising under, or existing as a result of any Law, (vii) all rights reserved to or vested in any Governmental Authority to control or regulate any asset or property in any manner and all Laws applicable to assets or properties, (viii) Encumbrances that do not, individually or in the aggregate, materially impair such Business or the continued use or operation of the assets of the Company Group as currently used or operated, (ix) easements, covenants, rights-of-way and other similar restrictions of record that do not, or would not reasonably be expected to, materially interfere any member of the Company Group's present uses or occupancy of the subject real property, (x) any conditions that may be shown by a current, accurate survey or physical inspection of any parcel of real property owned or leased by any member of the Company Group made prior to Closing, (xi)  zoning, building, code, land use and other similar restrictions which are imposed by any Governmental Authority having jurisdiction over such real property and which are not violated by the current occupancy of such real property or the operation of the businesses of the Company Group, which, individually or in the aggregate, do not materially impair the continued use, operation of and access to any parcel of real property owned or leased by any member of the Company Group in such Business, (xii) Encumbrances which have been insured against by owner or leasehold title insurance policies benefitting any member of the Company Group owning or leasing the parcel of real property, (xiii) Encumbrances securing rental payments under capital leases, (xiv) to the extent terminated in connection with the Closing, Encumbrances securing payment, or other obligations, of any member of the Company Group with respect to Funded Indebtedness and (xv) other Encumbrances arising in the ordinary course of the Business and not incurred in connection with the borrowing of money that are not, individually or in the aggregate, material to the Company Group.

I-11

“Person” means and includes any domestic or foreign individual, partnership, corporation, limited liability company, group, association, joint stock company, trust, estate, joint venture, unincorporated organization or any other form of business or professional entity or Governmental Authority (or any department, agency or political subdivision thereof).

“Personal Information” has the meaning set forth in Section 5.11(e)(i).

“PIPE Investment” has the meaning set forth in the recitals.

“PIPE Investors” has the meaning set forth in the recitals.

“Privacy Policy” has the meaning set forth in Section 5.11(e).

“Prohibited Party” has the meaning set forth in Section 5.7(d).

“Prospectus” means that certain final prospectus of Parent, dated January 15, 2015, prepared, filed and made available to the public in accordance with applicable securities law, rules and regulations.

“Proxy Statement” has the meaning set forth in Section 7.16(a).

“Purchased Equity” means the Novitex Common Stock and the SourceHOV Common Stock.

“Real Property Lease” has the meaning set forth in Section 5.17(d).

I-12

“Registration Rights Agreement” has the meaning set forth in the Recitals to this Agreement.

“Related Documents” means the SourceHOV Certificate of Merger, the Novitex Certificate of Merger, the Nomination Agreements, the Registration Rights Agreement, the Parent Amended and Restated Certificate of Incorporation, the Parent Amended and Restated Bylaws, the Forfeiture Agreement and such other agreements and documents contemplated by this Agreement, as amended, modified or supplemented from time to time.

“Related Party” and “Related Parties” has the meaning set forth in Section 10.12(c).

“Related Person” means (i) any Affiliate of any member of either Company Group, (ii) any Person that beneficially owns at least 10% of the outstanding equity interests of either Company, or (iii) any parent, child, sibling or spouse who resides with, or is a dependent of, any Person described in clauses (i)-(ii) hereunder.

“Release” means any release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, leak, flow, discharge, disposal or emission.

“Representatives” means, with respect to any Person, such Person’s directors, managers, officers, employees, agents and advisors (including accountants, consultants, investment bankers, legal counsel and other experts) and other representatives.

“Required Information” means all financial statements, financial data, audit reports and other information regarding Parent, each Company and their subsidiaries, as applicable, of the type required by Regulation S-X and Regulation S-K under the Securities Act for a registered public offering of debt securities on Form S-1, but limited to the type and form customarily included in private placements of debt securities under Rule 144A of the Securities Act and subject to exceptions customary for a Rule 144A offering involving high yield debt securities, including that such information shall not be required to include financial statements or information required by Rules 3-10 or 3-16 of Regulation S-X, Compensation and Discussion Analysis otherwise required by Regulation S-K Item 402(b) or other information customarily excluded from a Rule 144A offering memorandum, to consummate the offering(s) of debt securities contemplated by the Commitment Letter, assuming that such offering(s) were consummated at the same time during the fiscal year as such offering(s) of debt securities will be made or as otherwise necessary in order to assist in receiving customary “comfort” (including as to “negative assurance” comfort and change period) from the applicable independent accountants in connection with the offering(s) of debt securities contemplated by the Financing.

“Right” means any rights, title, interest or benefit of whatever kind or nature.

“Sanction” means any sanction administered or enforced by the Sanctions Laws.

“Sanctions Authority” means the United States of America (including U.S. Department of Treasury’s Office of Foreign Assets Control, Department of State and the Bureau of Industry and Security of the Department of Commerce), Her Majesty’s Treasury of the United Kingdom, the Council of the European Union, and the United Nations or its Security Council.

I-13

“Sanctions Laws” has the meaning set forth in Section 5.7(c).

“Schedules” means the schedules to this Agreement, including the Disclosure Schedules.

“SEC” means the Securities and Exchange Commission.

“Section 16” has the meaning set forth in Section 7.18.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” and “Sellers” has the meaning set forth in the preamble; provided that (i) for purposes of the representations and warranties made by the HGM Group and/or SourceHOV in Article IV and Article V (and the related definitions) and the covenants of the HGM Group and/or SourceHOV in Sections 7.1(a) and 7.1(b) (and the related definitions), the term Seller shall mean the HGM Group and (ii) for purposes of the representations and warranties made by Novitex and/or Novitex Parent in Article IV and Article V (and the related definitions) and the covenants of Novitex and/or Novitex Parent in Sections 7.1(a) and 7.1(b) (and the related definitions), the term Seller shall mean Novitex Parent.

“Seller Disclosure Schedules” means the Novitex Parent Disclosure Schedules and the HGM Disclosure Schedules.

“Seller Released Parties” has the meaning set forth in Section 7.21(a).

“Sensitive Data” means all confidential information, classified information, proprietary information, trade secrets and any other information protected by Law or Contract that is collected, maintained, stored, transmitted, used, disclosed or otherwise processed by or for the business of each member of the Company Group, including any classified information released or disclosed in connection with Contracts under the National Industrial Security Program, and any information about an individual that either contains data elements that identify the individual or with respect to which there is a reasonable basis to believe the information can be used to identify the individual.

“Shares” means shares of Purchased Equity.

“Solvent” means, as of any date of determination and with regard to any Person, that (i) the sum of the assets of such Person and its Subsidiaries, on a consolidated basis, at a fair valuation exceeds their liabilities, including contingent, subordinated, unmatured, unliquidated and disputed liabilities, of such Person and its Subsidiaries, on a consolidated basis, (ii) the present fair saleable value of the assets of such Person and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of such Person and its Subsidiaries, on a consolidated basis, on their debts and liabilities as they become absolute and matured, (iii) such Person and its Subsidiaries, on a consolidated basis, have sufficient capital and liquidity with which to conduct their businesses and such Person and its Subsidiaries, on a consolidated basis, are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which such Person's and its Subsidiaries' assets, on a consolidated basis, would constitute unreasonably small capital and (iv) such Person and its Subsidiaries, on a consolidated basis, have not incurred and does not plan to incur debts or liabilities beyond its ability to pay such debts as they mature or otherwise become due. For purposes of this definition, "debt" means any liability on a claim, and "claim" means (x) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) a right to an equitable remedy for breach of performance to the extent such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. With respect to any such contingent liabilities, such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

I-14

“SourceHOV” has the meaning set forth in the preamble.

“SourceHOV Business” means the business and operations of the SourceHOV Company Group, as currently conducted or for which there are future plans for it to be conducted.

“SourceHOV Certificate of Merger” means a certificate of merger with respect to the SourceHOV Merger.

“SourceHOV Common Stock” has the meaning set forth in Section 2.1(a)(ii).

“SourceHOV Company Group” means SourceHOV and SourceHOV’s Subsidiaries.

“SourceHOV Confidentiality Agreement” has the meaning set forth in Section 7.3(c).

“SourceHOV Consulting Agreement” means, collectively, (i) the Consulting Agreement, dated April 30, 2013, between SourceHOV and Solaris Investment L.P., (ii) Consulting Agreement, dated April 30, 2013, between SourceHOV and a designee of HandsOn3, LLC and (iii) the Consulting Agreement, dated July 27, 2015, between TransCentra, Inc. and HandsOn Global Management, LLC.

“SourceHOV Disclosure Schedules” means the disclosure schedules of SourceHOV delivered to Parent in connection with this Agreement.

“SourceHOV Dissenting Shares” has the meaning set forth in Section 2.1(c).

“SourceHOV Effective Time” has the meaning set forth in Section 1.2(a).

“SourceHOV Merger” has the meaning set forth in the recitals.

“SourceHOV Merger Consideration” means a number of shares of Parent Common Stock equal to the quotient obtained by dividing 80,600,000 by the number of shares of SourceHOV Common Stock outstanding immediately prior to the SourceHOV Effective Time assuming the settlement (in shares of SourceHOV Common Stock) of all SourceHOV RSU Awards outstanding, whether vested or unvested, immediately prior to the SourceHOV Effective Time.

I-15

“SourceHOV Merger Sub Common Stock” has the meaning set forth in Section 2.1(a)(i).

“SourceHOV Parent Consent” has the meaning set forth in the recitals.

“SourceHOV Released Parties” has the meaning set forth in Section 7.21(d).

“SourceHOV RSU Award” means any award of restricted stock units corresponding to shares of SourceHOV Common Stock, which award is subject to restrictions based on performance or continuing service.

“SourceHOV Stock Plan” means the Solaris Holding Corporation 2013 Long Term Incentive Plan, as amended, modified or supplemented from time to time, and any successor plan thereto.

“SourceHOV Surviving Company” has the meaning set forth in Section 1.1(a).

“Stockholder” means any Person who holds Shares of the Company immediately prior to the Effective Time.

“Subscription Agreement Material Terms” has the meaning set forth in Section 7.24.

“Subscription Agreements” has the meaning set forth in the recitals.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person, of which an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person. For the purposes hereof, the term Subsidiary shall include all Subsidiaries of such Subsidiary.

“Tax” or “Taxes” means, with respect to any Person, all taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind imposed by a Governmental Authority including any income, gross income, franchise, gross receipts, sales, use, ad valorem, transfer, real property, franchise, license, withholding, payroll, employment or windfall profits taxes, alternative or add-in minimum taxes or other tax of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Tax Authority on such Person, whether disputed or not.

“Tax Authority” means any Governmental Authority or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Returns” means any returns, reports, certificates, forms or similar statements or documents (including any related or supporting information or schedules attached thereto and any information returns, amended Tax returns, claims for refund or declaration of estimated Tax) required or permitted to be supplied to, or filed with, a Tax Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

I-16

“Transaction Costs” has the meaning set forth in Section 7.7.

“Transfer Taxes” has the meaning set forth in Section 7.7(b).

“Treasury Regulations” means the permanent and temporary income tax regulations promulgated under the Code, as may be amended from time to time (including corresponding provisions of successor Treasury Regulations).

“Trust Account” has the meaning set forth in Section 6.11(a).

“Trust Agreement” has the meaning set forth in Section 6.11(a).

“Trustee” has the meaning set forth in Section 6.11(a).

“Waived 280G Benefits” has the meaning set forth in Section 7.12.

I-17

EXHIBIT A

[COMBINED COMPANY]

DIRECTOR NOMINATION AGREEMENT

This Director Nomination Agreement (this “Agreement”) is made as of [___________________], 2017 (the “Effective Time”), between [Combined Company], a Delaware corporation (the “Company”), and the stockholder[s]1 party hereto (the “Stockholder[s]”). Unless otherwise specified herein, all of the capitalized terms used herein are defined in Section 3 hereof.

WHEREAS, the Company has agreed to permit the Stockholder[s] who, together with [their] [its] Affiliates, Beneficially Own [___]% of the issued and outstanding shares of common stock, par value, $0.0001 per share, of the Company (the “Common Stock”), at the Effective Time to designate up to [three] 2 [two] 3 persons for nomination for election to the board of directors of the Company (the “Board”) on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Section 1.          Board of Directors.

(a)       Subject to the terms and conditions of this Agreement, from and after the Effective Time and until a Termination Event (as defined below) shall have occurred, the Stockholder[s] holding a majority of the Stockholder[s] Shares shall have the right to designate up to [three (3)] [two (2)] persons to be appointed or nominated, as the case may be, for election to the Board (including any successor, each, a “Nominee”) by giving written notice to the Company not later than ten (10) days after receiving notice of the date of the applicable meeting of stockholders or equityholders provided to the Stockholder[s]; provided, however, the initial Nominees shall be appointed as set forth in Section 1(b).

(b)       The Company shall take all necessary and desirable actions within its control such that, as of the Effective Time, (i) [three (3)] [two (2)] existing Directors resign or are removed from the Board, (ii) [______] shall be appointed as a Class [C] Director with a term ending at the 2020 Annual Meeting of Stockholders, [_______] shall be appointed as a Class [B] Director with a term ending at the 2019 Annual Meeting of Stockholders and [[______] shall be appointed as a Class [A] Director with a term ending at the 2018 Annual Meeting of Stockholders]4 and (iii) the size of the Board is set at eight (8) Directors.

1        HGM.

2        HGM.

3       Apollo

4       HGM Only.

Ex A-1

(c)       Subject to the terms and conditions of this Agreement, from and after the Effective Time and until a Termination Event shall have occurred, the Company will, as promptly as practicable, take all necessary and desirable actions within its control (including, without limitation, calling special meetings of the Board and the stockholders and recommending, supporting and soliciting proxies), so that:

(i)       [for so long as the Stockholders (together with their Affiliates and permitted assignees) Beneficially Own a number of shares of Common Stock equal to or greater than 35 % of the total number of shares of Common Stock issued and outstanding (on a non-fully diluted basis), the Stockholders holding a majority of the Stockholder[s] Shares or their permitted assignees, as applicable, shall have the right to nominate, in the aggregate, a number of Nominees equal to three (3) less the number of Stockholder Directors who are not up for election;]5

(ii)       for so long as the Stockholder[s] (together with [their] [its] Affiliates and permitted assignees) Beneficially Own a number of shares of Common Stock equal to or greater than 15% of the total number of shares of Common Stock issued and outstanding (on a non-fully diluted basis) [but fewer than 35%]6 of the total number of shares of Common Stock issued and outstanding (on a non-fully diluted basis), the Stockholder[s] holding a majority of the Stockholder[s] Shares or [their] [its] permitted assignees, as applicable, shall have the right to nominate, in the aggregate, a number of Nominees equal to two (2) less the number of Stockholder Directors who are not up for election; and

(iii)       for so long as the Stockholder[s] (together with [their] [its] Affiliates and permitted assignees) Beneficially Own[s] a number of shares of Common Stock equal to or greater than 5 % of the total number of shares of Common Stock issued and outstanding (on a non-fully diluted basis) but fewer than 15% of the total number of shares of Common Stock issued and outstanding (on a non-fully diluted basis), the Stockholder[s] holding a majority of the Stockholder[s] Shares or [their] [its] permitted assignees, as applicable, shall have the right to nominate, in the aggregate, a number of Nominees equal to one (1) less the number of Stockholder Directors who are not up for election.

(d)       The Company shall take all actions necessary to ensure that: (i) the applicable Nominees are included in the Board’s slate of nominees to the stockholders of the Company for each election of Directors; and (ii) each applicable Nominee up for election is included in the proxy statement prepared by management of the Company in connection with soliciting proxies for every meeting of the stockholders of the Company called with respect to the election of members of the Board, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company or the Board with respect to the election of members of the Board.

(e)       If a vacancy occurs because of the death, disability, disqualification, resignation, or removal of a Stockholder Director or for any other reason, the Stockholder[s] holding a majority of the Stockholder[s] Shares shall be entitled to designate such person’s successor, and the Company will, within ten (10) days of such designation, take all necessary and desirable actions within its control such that such vacancy shall be filled with such successor Nominee. Notwithstanding anything to the contrary, the director position for such Stockholder Director shall not be filled pending such designation and appointment, unless the Stockholder[s] fail[s] to designate such Nominee for more than fifteen (15) days, after which the Company may appoint a successor Director until the Stockholder[s] make[s] such designation.

5       HGM Only.

6       HGM Only.

Ex A-2

(f)       If a Nominee is not elected because of such Nominee’s death, disability, disqualification, withdrawal as a nominee or for any other reason, the Stockholder[s] holding a majority of the Stockholder[s] Shares shall be entitled to designate promptly another Nominee and the Company will take all necessary and desirable actions within its control such that the director position for which such Nominee was nominated shall not be filled pending such designation or the size of the Board shall be increased by one and such vacancy shall be filled with such successor Nominee within ten (10) days of such designation. Notwithstanding anything to the contrary, the director position for which such Nominee was nominated shall not be filled pending such designation and appointment, unless the Stockholder[s] fail[s] to designate such Nominee for more than thirty (30) days, after which the Company may appoint a successor nominee who may serve as a director if duly elected until the Stockholder[s] make[s] such designation.

(g)       The Company shall pay the reasonable, documented out-of-pocket expenses incurred by each Stockholder Director in connection with his or her services provided to or on behalf of the Company, including attending meetings or events attended explicitly on behalf of the Company at the Company’s request.

(h)       In accordance with the Company’s Bylaws, the Board may from time to time by resolution establish and maintain one or more committees of the Board, each committee to consist of one or more Directors. To the extent feasible, the Company shall notify the Stockholder[s] in writing of any new committee of the Board to be established at least fifteen (15) days prior to the effective establishment of such committee. If requested by the Stockholder[s] holding a majority of the Stockholder[s] Shares, the Company shall take all necessary steps to cause at least one Stockholder Director as requested by Stockholder[s] to be appointed as a member of each such committee of the Board unless such designation would violate any legal restriction on such committee’s composition or the rules and regulations of any applicable exchange on which the Company’s securities may be listed.

(i)       The Company shall (i) purchase directors’ and officers’ liability insurance in an amount determined by the Board to be reasonable and customary and (ii) for so long as any Director to the Board nominated pursuant to the terms of this Agreement serves as a Director of the Company, maintain such coverage with respect to such Director; provided that upon removal or resignation of such Director for any reason, the Company shall take all actions reasonably necessary to extend such directors’ and officers’ liability insurance coverage for a period of not less than six (6) years from any such event in respect of any act or omission occurring at or prior to such event.

Ex A-3

(j)       For so long as any Stockholder Director serves as a Director of the Company, the Company shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting any Director nominated pursuant to this Agreement as and to the extent consistent with applicable law, including but not limited to Article Sixth of the Second Amended and Restated Certificate of Incorporation of the Company and Article VII of the Amended and Restated Bylaws of the Company (whether such right is contained in the Second Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws or another document) (except to the extent such amendment or alteration permits the Company to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto).

(k)       Notwithstanding anything herein to the contrary, if the Stockholder[s] [has][have] the right to designate one or more Nominees and either has not exercised such right or such Nominee has not been elected as a Stockholder Director, then the Stockholder[s] holding a majority of the Stockholder[s] Shares may elect at such time in [its] [their] sole discretion to designate one Board observer (regardless of how many rights to designate such Stockholder[s] [has] [have]) (each, a “Board Observer”) to attend and participate in all meetings of the Board or any committees thereof, in a non-voting capacity by the giving of written notice to the Company of such election (“Observation Election”). In connection therewith, the Company shall simultaneously give such Board Observer copies of all notices, consents, minutes and other materials, financial or otherwise, which the Company provides to the Board, provided, however, that if the Board Observer does not, upon the request of the Company, before attending any meetings of the Board, execute and deliver to the Company an agreement to abide by all Company policies applicable to members of the Board and a confidentiality agreement reasonably acceptable to the Company, the Board Observer may be excluded from access to any material or meeting or portion thereof if the Board determines in good faith that such exclusion is reasonably necessary to protect highly confidential proprietary information of the Company or confidential proprietary information of third parties that the Company is required to hold in confidence, or for other similar reasons. The Stockholder[s] holding a majority of the Stockholder[s] Shares may revoke any such Observation Election at any time upon written notice to the Company after which the Stockholder[s] shall be entitled to designate a replacement Board Observer.

(l)       The Nominees and any nominees designated by [the HGM Group] [Apollo] (as defined in the Director Nomination Agreement, dated as of the Effective Time, among the members of [the HGM Group] [Apollo] and the Company may, but do not need to qualify as “independent” pursuant to listing standards of the Nasdaq stock market (“NASDAQ”). All other directors of the Board other than the Chief Executive Officer of the Company shall qualify as “independent” pursuant to listing standards of NASDAQ.

Ex A-4

Section 2.          Negative Covenants/Actions Requiring Special Approval.

(a)       Actions Requiring Special Approval. Without the prior approval of the Stockholder[s] holding a majority of the Stockholder[s] Shares, from and after the Effective Time until such time as when the Stockholder[s] (together with [their] [its] Affiliates and permitted assignees) cease[s] to Beneficially Own a number of shares of Common Stock equal to or greater than 15 % of the total number of shares of Common Stock issued and outstanding (on a non-fully diluted basis), the Company shall not, and shall cause each of its subsidiaries not to, take or omit to take, as applicable, or agree to take or omit to take, as applicable, directly or indirectly, any of the actions enumerated in the following clauses (i) through (x) (the “Consent Actions”):

(i)       any engagement by the Company or any subsidiary of the Company, directly or indirectly, in one or a series of related transactions with (1) any Affiliate of the Company, (2) any member of [the HGM Group] [Apollo] or any of their respective Affiliates, (3) any Person that Beneficially Owns at least 10% of the issued and outstanding Common Stock or any of such Person’s Affiliates, or (4) any parent, child, sibling or spouse who resides with, or is a dependent of, any Person described in the foregoing clauses (1)-(3), in each case other than (i) those transactions set forth on Schedule 2(a) or (ii) transactions entered into on arm’s-length terms that are approved in accordance with the Company’s “Related Party Policy” or such successor policy; provided, however, that in respect of a transaction pursuant to clause (ii) herein involving aggregate consideration in excess of $10 million, the Company will deliver an opinion to the Board as to the fairness to the Company or such subsidiary issued by an accounting, appraisal or investment banking firm of national standing;

(ii)       adopting any equity incentive plan other than such plan approved by all parties as of the Effective Time or amending such equity incentive plan to increase the number of securities that may be granted under such plan;

(iii)       any issuance of equity of the Company or any subsidiary of the Company, including any options, warrants or other securities convertible or exchangeable for any equity securities other than (A) equity securities issued pursuant to an approved equity incentive plan, (B) equity securities with a fair market value of $100 million or less (or rights, options or warrants to purchase such equity securities) issued solely in consideration for the acquisition (by merger or otherwise) of assets of, or equity interests in, another entity or (C) equity securities (or rights, options or warrants to purchase equity securities) issued to lenders, equipment lessors, other financing sources or vendors who have provided the Company with financing or services, as applicable; provided, that such arrangements are approved by the majority vote of the Board;

(iv)       any amendment to the Certificate of Incorporation, Bylaws or any other organizational documents of the Company or any subsidiary of the Company that either (x) adversely affects Stockholder’s rights under this agreement or (y) has a disproportionate impact on the interests of the Stockholder;

(v)       entrance into any line of business or a change in an existing line of business that is unrelated to any line of business conducted by the Company or any subsidiary of the Company as of the Effective Time; or

(vi)       an increase or decrease in the size of the Board or a change to the classes on which the Board members serve.

Notwithstanding the foregoing, in the event that the Company has requested in writing (consistent with Section 6) the prior approval of the Stockholder[s] to take an action set forth in this Section 2(a), and the Stockholder[s] have not responded within ten (10) business days after receiving such request, the Stockholder[s] shall be deemed to have provided their prior approval for purposes of this Section 2(a).

Ex A-5

Section 3.          Definitions.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Agreement” has the meaning set forth in the preamble.

[“Apollo” means Apollo Novitex Holdings, L.P.]

“Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Securities Exchange Act of 1934, as amended.

“Board” has the meaning set forth in recitals.

“Board Observer” has the meaning set forth in Section 1(k).

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks in New York, New York are authorized or required by applicable law to close.

“Bylaws” means the Company’s Bylaws, as in effect on the date hereof, as the same may be amended from time to time.

“Certificate of Incorporation” means the Company’s Certificate of Incorporation, as in effect on the date hereof, as the same may be amended from time to time.

“Common Stock” has the meaning set forth in the recitals.

“Company” has the meaning set forth in the preamble.

“Director” means a member of the Board until such individual’s death, disability, disqualification, resignation, or removal.

“Effective Time” has the meaning set forth in the preamble.

[“HGM Group” means, collectively, HOVS LLC, HOVS Capital III LLC, Stern Capital LLC, Sunraj LLC, Pidgin Associates LLC, HandsOn Fund 4 I, LLC, and Sonino LLC.]

“NASDAQ” has the meaning set forth in Section 1(l).

“Nominee” has the meaning set forth in Section 1(a).

“Observation Election” has the meaning set forth in Section 1(k).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

Ex A-6

“Stockholder[s]” has the meaning set forth in the preamble.

“Stockholder Director” means an individual elected to the Board that has been nominated by the Stockholder[s] pursuant to this Agreement.

“Stockholder[s] Shares” means the number of shares of Common Stock held by the Stockholder[s] (as such number of shares may be equitably adjusted or exchanged pursuant to Section 7).

“Termination Event” has the meaning set forth in Section 17.

“Transfer” means any sale, transfer, assignment or other disposition of (whether with or without consideration and whether voluntary or involuntary or by operation of law) of Common Stock.

Section 4.          Assignment; Benefit of Parties; Transfer. No party may assign this Agreement or any of its rights or obligations hereunder and any assignment hereof will be null and void except that the Stockholder[s] who is entitled to designate any Nominees hereunder may assign, in whole, but not in part, this Agreement as part of a transfer of its Common Stock and provided that the assignee executes a joinder agreement pursuant to which such assignee agrees to be bound by the terms hereof as a Stockholder hereunder. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, legal representatives and assignees for the uses and purposes set forth and referred to herein. Nothing herein contained shall confer or is intended to confer on any third party or entity that is not a party to this Agreement any rights under this Agreement.

Section 5.          Remedies. The Company and the Stockholder[s] shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that a breach of this Agreement would cause irreparable harm and money damages would not be an adequate remedy for any such breach and that, in addition to other rights and remedies hereunder, the Company and the Stockholder[s] shall be entitled to specific performance and/or injunctive or other equitable relief (without posting a bond or other security) from any court of law or equity of competent jurisdiction in order to enforce or prevent any violation of the provisions of this Agreement.

Section 6.          Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid, return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the Company at the addresses set forth below and to the Stockholder[s] at the addresses set forth in the Registration Rights Agreement, dated as of the Effective Time, among the Company and the stockholders party thereto. Notices shall be deemed to have been given hereunder when delivered personally, three days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

[Combined Company]

12935 N. Forty Drive, Suite 201
St. Louis, MO 63141

Telephone: (314) 548-6200

Facsimile: (775) 206-7966

Email: djsrivisal@quinpario.com

Attention: D. John Srivisal

Ex A-7

Section 7.          Adjustments. If, and as often as, there are any changes in the Common Stock by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Common Stock as so changed.

Section 8.          No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

Section 9.          No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon, or give to, any person or entity other than the parties hereto and their respective successors and assigns any remedy or claim under or by reason of this Agreement or any terms, covenants or conditions hereof, and all of the terms, covenants, conditions, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their respective successors and assigns.

Section 10.        Further Assurances. Each of the parties hereby agrees that it will hereafter execute and deliver any further document, agreement, instruments of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof.

Section 11.        Counterparts. This Agreement may be executed in one or more counterparts, and may be delivered by means of facsimile or electronic transmission in portable document format, each of which shall be deemed to be an original and shall be binding upon the party who executed the same, but all of such counterparts shall constitute the same agreement.

Section 12.        Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 13.        Mutual Waiver of Jury Trial. The parties hereto hereby irrevocably waive any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement. Any action or proceeding whatsoever between the parties hereto relating to this Agreement shall be tried in a court of competent jurisdiction by a judge sitting without a jury.

Ex A-8

Section 14.        Complete Agreement; Inconsistent Agreements. This Agreement represents the complete agreement between the parties hereto as to all matters covered hereby, and supersedes any prior agreements or understandings between the parties.

Section 15.        Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 16.        Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or the Stockholder[s] unless such modification is approved in writing by the Company and the Stockholder[s] holding a majority of the Stockholder[s] Shares. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 17.        Termination. Notwithstanding anything to the contrary contained herein, if the Stockholder[s] (together with [their] [its] Affiliates and permitted assignees) cease[s] to Beneficially Own a number of shares of Common Stock equal to or greater than 5% of the total number of shares of Common Stock issued and outstanding (on a non-fully diluted basis) (“Termination Event”), then this Agreement shall expire and terminate automatically; provided, however, that Sections 1(g), (i), (j) and (k) and 3-16 shall survive the termination of this Agreement.

[SIGNATURE PAGES FOLLOW]

Ex A-9

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

Company:

[COMBINED COMPANY]

By:
Name:
Title:

Ex A-10

Stockholder[s]:

[_______________]

By:
Name:
Title:

Ex A-11

EXHIBIT B

AMENDED & RESTATED REGISTRATION RIGHTS AGREEMENT

by and among

[_________]

and

THE HOLDERS

Dated as of [__], 2017

AMENDED & RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED & RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made as of [__], 2017 (the “Effective Date”) by and among [________], a Delaware corporation (the “Company”), and the parties identified as “Holders” set forth on Schedule I hereto and any parties identified on the signature page of any joinder agreements executed and delivered pursuant to Section 14 hereof (each a “Holder” and, collectively, the “Holders”). Capitalized terms used but not otherwise defined herein are defined in Section 1 hereof.

RECITALS:

WHEREAS, reference is hereby made to that certain Business Combination Agreement, dated as of [__], 2017, as it may hereafter be amended or supplemented (the “Business Combination Agreement”), among the Company (f/k/a Quinpario Acquisition Corp. 2), a Delaware corporation, [●], a Delaware corporation, Novitex Holdings, Inc., a Delaware corporation, SourceHOV LLC, a Delaware limited liability company, Apollo Novitex Holdings, L.P. (“Apollo”) and the members of the HGM Group;

WHEREAS, the Company and the investors party thereto are parties to that certain Registration Rights Agreement, dated as of January 15, 2015 (the “QPAC Registration Rights Agreement”);

WHEREAS, Novitex Holdings, Inc. and the holders party thereto are parties to that certain Registration Rights Agreement, dated as of October 11, 2013 (the “Novitex Registration Rights Agreement”); and

WHEREAS, the Holders and the Company desire to enter into this Agreement to provide the Holders with certain rights relating to the registration of the Common Stock held by them as of the Effective Date and to amend and restate the Novitex Registration Rights Agreement and to replace the QPAC Registration Rights Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and each of the Holders hereby agree as follows:

1.       Definitions.

“Affiliate” of any particular Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. Notwithstanding the foregoing, with respect to Apollo, the term “Affiliate” shall include any investment fund, the sole owner of which is or, if not the sole owner, the primary investment managers of which are Apollo Management VII, L.P., Apollo Global Management, LLC, or their respective Affiliates (including their respective successors and Subsidiaries, but excluding their respective portfolio companies).

Ex B-1

“Agreement” has the meaning specified in the first paragraph hereof.

“Apollo” has the meaning set forth in the recitals.

“Apollo Demand Holders” means, subject to Section 3(g) and Section 14, Apollo.

“Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined in Rule 405 promulgated under the Securities Act.

“beneficially own”, “beneficial ownership” and any similar phrase as such terms are used in Rule 13d-3 and Rule 13d-5 promulgated under the Exchange Act, except that in calculating the beneficial ownership of any Holder, such Holder shall be deemed to have beneficial ownership of all securities that such Holder has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

“Board” means the Board of Directors of the Company.

“Business Combination Agreement” has the meaning set forth in the recitals.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by applicable law or executive order to close.

“Commission” means the United States Securities and Exchange Commission or any successor governmental agency.

“Common Stock” means the shares of common stock, par value $[0.0001] per share, of the Company.

“Company” has the meaning specified in the first paragraph hereof.

“Company Demand Registration Notice” has the meaning specified in Section 3(b).

“Company Shelf Takedown Notice” has the meaning specified in Section 2(d).

“control” (including the terms “controlling,” “controlled by” and “under common control with”) means, unless otherwise noted, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares, by contract, or otherwise.

“Counsel to the Holders” means, with respect to any offering of Registrable Securities hereunder, one firm of counsel, plus any local or foreign counsel, selected by the Holders of a majority of the Registrable Securities requested to be included in such offering and acceptable to the Apollo Demand Holders and the HGM Demand Holders.

“Demand Holder” shall mean any of (i) the Apollo Demand Holders and (ii) the HGM Demand Holders.

“Demand Registration” has the meaning specified in Section 3(a).

Ex B-2

“Demand Registration Notice” has the meaning specified in Section 3(b).

“Demand Shelf Takedown Notice” has the meaning specified in Section 2(d).

“Disclosure Package” means, with respect to any offering of securities, (i) the preliminary Prospectus, (ii) the price to the public and the number of securities included in the offering; (iii) each Free Writing Prospectus and (iv) all other information that is deemed, under Rule 159 promulgated under the Securities Act, to have been conveyed to purchasers of securities at the time of sale of such securities (including a contract of sale).

“Effective Date” has the meaning specified in the first paragraph hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“FINRA” means the Financial Industry Regulatory Authority.

“Forfeiture Agreement” has the meaning ascribed to such term in the Business Combination Agreement.

“Form S-1 Shelf” has the meaning specified in Section 2(a).

“Form S-3 Shelf” has the meaning specified in Section 2(a).

“Founder Shares” has the meaning specified in Section 7(a).

“Free Writing Prospectus” means any “free writing prospectus” as defined in Rule 405 promulgated under the Securities Act.

“Game Boy” means Game Boy Partners, LLC and, subject to Section 14, its assignees.

“HGM” has the meaning set forth in the recitals.

“HGM Demand Holders” means, subject to Section 3(g) and Section 14, the HGM Group.

“HGM Group” means, collectively, HOVS LLC, HOVS Capital III LLC, Stern Capital LLC, Sunraj LLC, Pidgin Associates LLC, HandsOn Fund 4 I, LLC, and Sonino LLC.

“Holder” and “Holders” have the meanings given to those terms in the first paragraph hereof; provided that Third Party Holders shall not be considered Holders for purposes of Sections 2(c), 2(d) or 3.

“Holder Free Writing Prospectus” means each Free Writing Prospectus prepared by or on behalf of the relevant Holder or used or referred to by such Holder in connection with the offering of Registrable Securities.

“Lock-Up Period” has the meaning specified in Section 7(b).

Ex B-3

“Long-Form Registration” has the meaning specified in Section 3(a).

“Losses” has the meaning specified in Section 10(a).

“NASDAQ” means the NASDAQ Stock Market.

“Novitex Registration Rights Agreement” has the meaning set forth in the recitals.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof or any other entity.

“Piggyback Registration” has the meaning specified in Section 4(a).

“Piggyback Takedown” has the meaning specified in Section 4(a).

“Prospectus” means the prospectus used in connection with a Registration Statement.

“QPAC Founders” means Edgar G. Hotard, W. Thomas Jagodinski, Ilan Kaufthal, Roberto Mendoza, Dr. John Rutledge and Shlomo Yanai.

“QPAC Holders” means Quinpario Partners 2, LLC and, subject to Section 14, its assignees.

“QPAC Registration Rights Agreement” has the meaning set forth in the recitals.

“Registrable Securities” means at any time any shares of Common Stock held or beneficially owned by any Holder, including any Common Stock issued or exchanged pursuant to the Business Combination Agreement; provided, however, that as to any Registrable Securities, such securities shall cease to constitute Registrable Securities upon the earliest to occur of: (x) the date on which such securities are disposed of pursuant to an effective registration statement under the Securities Act; (y) the date on which such securities are disposed of pursuant to Rule 144 (or any successor provision) promulgated under the Securities Act; and (z) the date on which such securities cease to be outstanding.

“Registration Expenses” means all expenses (other than underwriting discounts and commissions) arising from or incident to the registration of Registrable Securities in compliance with this Agreement, including:

(i)       stock exchange, Commission, FINRA and other registration and filing fees,

(ii)      all fees and expenses incurred in connection with complying with any securities or blue sky laws (including fees, charges and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities),

(iii)     all printing, messenger and delivery expenses,

Ex B-4

(iv)     the fees, charges and disbursements of counsel to the Company and of its independent public accountants and any other accounting and legal fees, charges and expenses incurred by the Company (including any expenses arising from any special audits or “comfort letters” required in connection with or incident to any sale of Registrable Securities pursuant to a registration),

(v)     the fees and expenses incurred in connection with the listing of the Registrable Securities on NASDAQ (or any other national securities exchange),

(vi)    the fees and expenses incurred in connection with any “road show” for underwritten offerings, including travel expenses, and

(vii)   reasonable and documented out-of-pocket fees, charges and disbursements of Counsel to the Holders, including, for the avoidance of doubt, any expenses of Counsel to the Holders in connection with the filing or amendment of any Registration Statement, Prospectus or Free Writing Prospectus hereunder;

Provided that, in no instance shall Registration Expenses include Selling Expenses.

“Registration Statement” means any registration statement filed hereunder or in connection with a Piggyback Takedown.

“Requesting Holder” has the meaning specified in Section 3(a).

“Restricted Shares” has the meaning specified in Section 7(a).

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Selling Expenses” means the underwriting fees, discounts, selling commissions and stock transfer taxes applicable to all Registrable Securities registered by the Holders and legal expenses not included within the definition of Registration Expenses.

“Shelf” has the meaning specified in Section 2(a).

“Shelf Registration” means a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” means either an Underwritten Shelf Takedown or a Piggyback Takedown.

“Short-Form Registration” has the meaning specified in Section 3(a).

“Subsequent Shelf Registration” has the meaning specified in Section 2(b).

“Suspension Period” has the meaning specified in Section 6(a).

“Transfer” has the meaning specified in Section 7(a).

Ex B-5

“Third Party Holders” means the Holders (including any Person who receives the SourceHOV Merger Consideration (as defined in the Business Combination Agreement) and who elects to be treated as a Holder and Third Party Holder hereunder pursuant to its Letter of Transmittal) other than Quinpario Partners 2, LLC, members of the HGM Group, Apollo and, subject to Section 14, their respective assignees.

“Underwritten Shelf Takedown” has the meaning specified in Section 2(c).

“Well-Known Seasoned Issuer” means a “well-known seasoned issuer” as defined in Rule 405 promulgated under the Securities Act and which (i) is a “well-known seasoned issuer” under paragraph (1)(i)(A) of such definition or (ii) is a “well-known seasoned issuer” under paragraph (1)(i)(B) of such definition and is also eligible to register a primary offering of its securities relying on General Instruction I.B.1 of Form S-3 or Form F-3 under the Securities Act.

2.       Shelf Registrations.

(a)       Filing. The Company shall file as promptly as practicable, and in no event later than 45 days after the Effective Date, a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”) or, if the Company is ineligible to use a Form S-3 Shelf, a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf,” and together with the Form S-3 Shelf (and any Subsequent Shelf Registration), the “Shelf”) covering the resale of the Registrable Securities on a delayed or continuous basis. The Company shall use reasonable best efforts to cause the Shelf to become effective as soon as practicable after such filing. The Shelf shall provide for the resale of Registrable Securities from time to time, and pursuant to any method or combination of methods legally available to, and requested by, the Holders. The Company shall maintain the Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep such Shelf effective and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its reasonable best efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3.

(b)       Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale from time to time by the Holders thereof of all securities that are Registrable Securities as of the time of such filing. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an Automatic Shelf Registration Statement if the Company is a Well-Known Seasoned Issuer) and (ii) keep such Subsequent Shelf Registration continuously effective and usable until there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form and shall provide for the registration of such Registrable Securities for resale by the Holders in accordance with any reasonable method of distribution elected by the Demand Holders and the QPAC Holders. Notwithstanding the foregoing, the Company shall not be required to file a Subsequent Shelf Registration if (i) the aggregate amount of Registrable Securities represents less than 5% of the then outstanding Common Stock and (ii) the Company is ineligible to use a Form S-3 Shelf; provided that the Company shall be required to file a Subsequent Shelf Registration if it thereafter becomes eligible to use a Form S-3 Shelf.

Ex B-6

(c)       Requests for Underwritten Shelf Takedowns. At any time and from time to time after the Shelf has been declared effective by the Commission, any Apollo Demand Holder or HGM Demand Holder may request to sell all or any portion of their Registrable Securities in an underwritten offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”).

(d)       Demand Notices. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company (the “Demand Shelf Takedown Notice”). Each Demand Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown. Within three days after receipt of any Demand Shelf Takedown Notice, the Company shall give written notice of such requested Underwritten Shelf Takedown to all other Holders of Registrable Securities (the “Company Shelf Takedown Notice”) and, subject to the provisions of Section 5 below, shall include in such Underwritten Shelf Takedown all Registrable Securities with respect to which the Company has received written requests for inclusion therein within ten days after sending the Company Shelf Takedown Notice.

(e)       Selection of Underwriters. Apollo and the HGM Group, acting together, shall have the right to select the investment banker(s) and manager(s) to administer the offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the Company’s prior approval which shall not be unreasonably withheld, conditioned or delayed.

(f)       Other Registration Rights. The Company represents and warrants that it is not a party to, or otherwise subject to, any other agreement granting registration rights to any other Person with respect to any securities of the Company, including securities convertible, exercisable or exchangeable into or for shares of any equity securities of the Company, except for (i) the provisions of Section 7.16(h) of the Business Combination Agreement, (ii) that certain Warrant Agreement, dated January 15, 2015, between the Company and Continental Stock Transfer & Trust Company, providing for the registration of the resale of an aggregate of 17,500,000 shares of Common Stock issuable upon the exercise of an aggregate of 35,000,000 warrants to purchase Common Stock, each warrant entitling the holder thereof to purchase one-half of one share of Common Stock and (iii) that certain Registration Rights Agreement, dated [     ], 2017, by and between the Company and [     ]. Without the prior written consent of Apollo and the HGM Group, the Company will not grant to any holder or prospective holder of any securities of the Company registration rights with respect to such securities which are senior to or otherwise conflict in any material respect with the rights granted pursuant to this Agreement.

Ex B-7

3.       Demand Registrations.

(a)       Requests for Registration. At any time after the Effective Date, any Demand Holder (in such capacity, the “Requesting Holder”) may request (i) registration under the Securities Act of all or any portion of the Registrable Securities held by such Requesting Holder on Form S-3 or any similar short-form registration (a “Short-Form Registration”), if available, and (ii) registration under the Securities Act of all or any portion of the Registrable Securities held by such Requesting Holder on Form S-1 or similar long-form registration (a “Long-Form Registration”) if Short-Form Registration is not available (any registration under this Section 3(a), a “Demand Registration”); provided that, in the case of a Demand Registration, such Demand Holder will be entitled to make such demand only if the total offering price of the Registrable Securities to be sold in such offering (including piggyback shares and before deduction of underwriting discounts) is reasonably expected to exceed, in the aggregate, $25,000,000. Any Requesting Holder may request that any offering conducted under a Long-Form Registration or a Short-Form Registration be underwritten.

(b)       Demand Registration Notices. All requests for Demand Registrations shall be made by giving written notice to the Company (the “Demand Registration Notice”). Each Demand Registration Notice shall specify (i) whether such Demand Registration shall be an underwritten offering, (ii) the approximate number of Registrable Securities proposed to be sold in the Demand Registration and (iii) the expected price range (net of underwriting discounts and commissions) of such Demand Registration. Within five days after receipt of any Demand Registration Notice, the Company shall give written notice of such requested Demand Registration to all other Holders of Registrable Securities (the “Company Demand Registration Notice”) and, subject to the provisions of Section 5 below, shall include in such Demand Registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within 10 days after sending the Company Demand Registration Notice.

(c)       Demand Registration Effectiveness. A registration shall not count as one of the permitted Demand Registrations until both (i) it has become effective (unless such Demand Registration has not become effective due solely to the fault of the Demand Holder requesting such registration) and (ii) the Demand Holder initially requesting such registration is able to register and sell pursuant to such registration at least 80% of the Registrable Securities requested to be included in such registration either at the time of the registration or within 90 days thereafter; provided that a Demand Registration which is withdrawn at the sole request of the Demand Holder who demanded such Demand Registration will count as a Demand Registration unless the Company is reimbursed by such Demand Holder for all reasonable out-of-pocket expenses incurred by the Company in connection with such registration, including reasonable attorney and accounting fees.

Ex B-8

(d)       Short-Form Registrations. Demand Registrations shall be Short-Form Registrations whenever the Company is permitted to use an applicable short form. The Company shall use its reasonable best efforts to make Short-Form Registrations on Form S-3 (or any successor form) available for the sale of Registrable Securities.

(e)       Restrictions on Demand Registrations.

(i)       The Company shall not be obligated to effect (a) any Long-Form Registration within 90 days or (b) any Short-Form Registration within 45 days, in each case, after the effective date of a previous Demand Registration or a previous registration in which the Holders of Registrable Securities were given piggyback rights pursuant to Section 4 of this Agreement and in which such Holders were able to register and sell at least 80% of the number of Registrable Securities requested to be included therein. In addition, the Company shall not be obligated to effect any Demand Registration during the period starting with the date that is 60 days prior to the Board’s good faith estimate of the date of filing of, and ending on the date that is 120 days (unless the underwriting agreement requires a longer period of time) after the effective date of, a Company initiated registration statement, provided that the Company is actively employing in good faith all commercially reasonable efforts to cause such registration to become effective, and provided further that the aggregate number of days that any one or more Demand Registrations are suspended or delayed by operation of this Section 3(e)(i) shall not exceed 120 days in any 12-month period. In the event of any such suspension or delay, the Holder of Registrable Securities initially requesting a Demand Registration that is suspended by operation of this Section 3(e)(i) shall be entitled to withdraw such request and, if such request is withdrawn, such Demand Registration shall not count as one of the permitted Demand Registrations hereunder, and, notwithstanding the proviso in Section 3(c), the Company shall pay all Registration Expenses in connection with such registration.

(ii)       The Apollo Demand Holders and the HGM Demand Holders shall each be entitled to request up to five Demand Registrations.

(f)       Selection of Underwriters. The Holders of a majority of the Registrable Securities requested to be included in a Demand Registration which is an underwritten offering shall have the right to select the investment banker(s) and manager(s) to administer the offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the approval of the Company, the Apollo Demand Holders and the HGM Demand Holders, which shall not be unreasonably withheld, conditioned or delayed.

(g)       Transfer of Demand Rights. The rights of a Holder under this Section 3 may be transferred, assigned or otherwise conveyed in whole or in part, to any transferee or assignee (other than a transfer pursuant to a registration statement or under Rule 144 promulgated under the Securities Act) who, following such transfer, assignment or conveyance, holds at least [20]% of the outstanding Common Stock held by such Holder as of the Effective Date, provided that the requirements of Section 14 are satisfied. For the avoidance of doubt, any transferee of an Apollo Demand Holder or HGM Demand Holder shall be deemed to be an Apollo Demand Holder or HGM Demand Holder, as applicable, for all purposes of this Agreement. In the case of any such assignment, the applicable Demand Holder shall inform the Company how many remaining Demand Registrations the transferee shall have, which shall not exceed the maximum number set forth in Section 3(e)(ii).

Ex B-9

4.       Piggyback Takedowns.

(a)       Right to Piggyback. Whenever the Company proposes to register any of its securities (whether or not following a request by a Demand Holder), including a registration pursuant to any registration rights agreement not prohibited by this agreement (a “Piggyback Registration”), or proposes to offer any Common Stock pursuant to a registration statement in an underwritten offering of Common Stock under the Securities Act (whether or not following a request by a Demand Holder) (together with a Piggyback Registration, a “Piggyback Takedown”), the Company shall give prompt written notice to all Holders of Registrable Securities of its intention to effect such Piggyback Takedown. In the case of a Piggyback Takedown that is an underwritten offering under a shelf registration statement, such notice shall be given not less than ten Business Days prior to the expected date of commencement of marketing efforts for such Piggyback Takedown. In the case of a Piggyback Takedown that is an underwritten offering under a registration statement that is not a shelf registration statement, such notice shall be given not less than ten Business Days prior to the expected date of filing of such registration statement. The Company shall, subject to the provisions of Section 5 below, include in such Piggyback Takedown, as applicable, all Registrable Securities with respect to which the Company has received written requests for inclusion therein within five Business Days after sending the Company’s notice. Notwithstanding anything to the contrary contained herein, (i) the Company may determine not to proceed with any Piggyback Takedown upon written notice to the Holders of Registrable Securities requesting to include their Registrable Securities in such Piggyback Takedown; provided, however, that nothing in this clause (i) shall impair the right of any Demand Holder to request that such registration be effected pursuant to Section 2 or Section 3; and (ii) any Holder of Registrable Securities may withdraw its request for inclusion by giving written notice to the Company of its intention to withdraw that registration; provided, however, that the withdrawal shall be irrevocable and after making the withdrawal, a Holder shall no longer have any right to include its Registrable Securities in that Piggyback Takedown.

(b)       Selection of Underwriters. If any Piggyback Takedown is an underwritten offering, the Company will have the sole right to select the investment banker(s) and manager(s), acceptable to the Apollo Demand Holder and the HGM Demand Holders, for the offering.

5.       Priority.

(a)       Priority on Primary Offerings and Offerings Initiated by Holders of Other Registration Rights. If the Company determines, after consultation with the Apollo Demand Holders, the HGM Demand Holders and the managing underwriter in any underwritten Piggyback Takedown that was not initiated by a Demand Holder pursuant to this Agreement, that less than all of the Registrable Securities requested to be included in such underwritten offering can be sold in an orderly manner within a price range acceptable to the Company or the holders of the Company’s securities demanding such Piggyback Takedown pursuant to a registration rights agreement not prohibited by this agreement, as applicable, after consultation with the Apollo Demand Holders and the HGM Demand Holders, then the Company shall include in such underwritten Piggyback Registration the number which can be so sold in the following order of priority:

(i)       first, the securities the Company proposes to sell;

Ex B-10

(ii)       second, the Registrable Securities requested to be included in such Piggyback Registration by the Apollo Demand Holders, the HGM Demand Holders, the QPAC Holders, the Third Party Holders and the holders entitled to participate in such Piggyback Takedown pursuant to a registration rights agreement not prohibited by this agreement, pro rata on the basis of the number of shares of Common Stock owned by such Holders; and

(iii)       third, other securities requested to be included in such underwritten Piggyback Takedown.

(b)       Priority on Offerings Initiated by Demand Holders. If the Holders of a majority of the Registrable Securities requested to be included in any underwritten offering initiated by a Demand Holder pursuant to this Agreement determine, after consultation with the Company and the managing underwriter in such offering, that less than all of the Registrable Securities requested to be included in such underwritten offering can be sold in an orderly manner within a price range acceptable to such Holders, then the Company shall include in such underwritten offering the number which can be so sold in the following order of priority:

(i)       first, the Registrable Securities requested to be included in accordance with this Agreement by the Apollo Demand Holders, the HGM Demand Holders, the QPAC Holders, the Third Party Holders and the holders entitled to participate in such Piggyback Takedown pursuant to a registration rights agreement not prohibited by this agreement, pro rata on the basis of the number of shares of Common Stock owned by such Holders;

(ii)       second, the securities the Company proposes to sell; and

(iii)       third, other securities requested to be included in such underwritten offering.

6.       Suspension Period.

(a)       Suspension Period. Notwithstanding any provision of this Agreement to the contrary, if the Board determines in good faith that the registration and distribution of Registrable Securities (i) would reasonably be expected to materially impede, delay or interfere with, or require premature disclosure of, any material financing, offering, acquisition, merger, corporate reorganization, segment reclassification or discontinuance of operations that is required to be reflected in pro forma or restated financial statements that amends historical financial statement of the Company, or other significant transaction or any negotiations, discussions or pending proposals with respect thereto, involving the Company or any of its subsidiaries, or (ii) would require disclosure of non-public material information, the disclosure of which would reasonably be expected to materially and adversely affect the Company, the Company shall be entitled to suspend, for not more than 60 days (a “Suspension Period”), the use of any Registration Statement or Prospectus and shall not be required to amend or supplement the Registration Statement, any related Prospectus or any document incorporated therein by reference. The Company promptly will give written notice of any such Suspension Period to each Person that has securities registered on a Registration Statement filed hereunder.

Ex B-11

(b)       Limitations on Suspension Periods. Notwithstanding anything contained in this Section 6 to the contrary, the Company shall not be entitled to more than two Suspension Periods in any 12-month period.

7.       Holdback Agreements.

(a)       During the period commencing on the Effective Date and continuing until the calendar date that is six months following the Effective Date (or until the calendar date that is twelve months following the Effective Date, in the case of any shares of Common Stock held by the QPAC Holders, the QPAC Founders and Game Boy, other than those shares subject to the last sentence of this Section 7(a), except in the event that the underwriters that managed the Company’s initial public offering agree to a shorter period by written consent; provided that no such shorter period shall expire before the period that applies to other Holders pursuant to this sentence), no Holder shall offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of or distribute (“Transfer”) any shares of Common Stock or any securities convertible into, exercisable for, exchangeable for Common Stock, whether now owned or hereinafter acquired, owned directly by the Holder (including securities held as a custodian) or with respect to which the Holder has beneficial ownership within the rules and regulations of the Commission (collectively, the “Restricted Shares”), except in the event the underwriters managing any Shelf Takedown or other underwritten public equity offering by the Company otherwise agree by written consent or pursuant to a Transfer permitted by Section 7(c). The foregoing restriction is expressly agreed to preclude each Holder from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Restricted Shares even if such Restricted Shares would be disposed of by someone other than such Holder. Such prohibited hedging or other transactions include any short sale or any purchase, sale or grant of any right (including any put or call option) with respect to any of the Restricted Shares of the applicable Holder or with respect to any security that includes, relates to, or derives any significant part of its value from such Restricted Shares. Notwithstanding any other provision to the contrary, the restrictions set forth in this Section 7(a) shall not apply to (i) an aggregate of 20% of the number of Retained Shares, as defined in the Forfeiture Agreement, held by the QPAC Holders, the QPAC Founders and Game Boy, as designated by the QPAC Holders pursuant to the Forfeiture Agreement, which may be offered, sold, pledged or otherwise disposed of as of the Effective Date (the “Founder Shares”) or (ii) any person who ceases to be employed by Novitex after the date of the Business Combination Agreement.

(b)       Holders of Registrable Securities. In connection with any Shelf Takedown or other underwritten public offering of equity securities by the Company, subject to Section 7(c), no Holder of more than 5% of the equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, shall Transfer any Registrable Securities (other than those Registrable Securities included in such registration pursuant to this Agreement), without the prior written consent of the Company, during the seven days prior to and the 90-day period beginning on the date of pricing of such Shelf Takedown or other underwritten public offering (the “Lock-Up Period”), except in the event the underwriters managing the Shelf Takedown or other underwritten public equity offering by the Company otherwise agree by written consent or pursuant to a Transfer permitted by Section 7(c). Each such Holder agrees to execute a lock-up agreement in favor of the Company’s underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders) and, in any event, that the Company’s underwriters in any relevant Shelf Takedown or other underwritten public offering shall be third party beneficiaries of this Section 7(b); provided that each such Holder shall only be required to execute such lock-up if the directors and executive officers of the Company have executed a lock-up on terms at least as restrictive with respect to the relevant Shelf Takedown or other underwritten public offering. The provisions of this Section 7(b) will no longer apply to a Holder once such Holder ceases to hold Registrable Securities or 5% or less of the equity securities of the Company.

Ex B-12

(c)       Permitted Transfers. Notwithstanding anything to the contrary set forth in this Section 7, a Holder may Transfer Restricted Shares (i) as a bona fide gift; (ii) to any trust or entity wholly owned by one or more trusts for the direct or indirect benefit of (A) the Holder or its stockholders, partners, members or beneficiaries or (B) of any individual related to such Holder or to the stockholders, partners, members or beneficiaries of such Holder, by blood, marriage or adoption and not more remote than first cousin; (iii) if a Holder is a corporation, limited liability company, partnership or trust, such Holder may Transfer Restricted Shares to any wholly-owned subsidiary thereof, or to the Affiliates, stockholders, partners, members or beneficiaries of such Holder; (iv) pursuant to any take-over bid, acquisition, sale or merger involving the Company; or (v) with the prior written consent of the Company and each other Holder; provided that in each case such distributees or transferees agree to be bound by the restrictions set forth in this Section 7.

(d)       The Company. In connection with any Shelf Takedown, the Company shall not effect any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities (except pursuant to registrations on Form S-8 or Form S-4 under the Securities Act), during the seven days prior to and the 90-day period beginning on the date of pricing of such Shelf Takedown or such other period provided in the underwriting, placement or similar agreement executed in connection with such Shelf Takedown.

8.       Company Undertakings.

Whenever Registrable Securities are registered pursuant to this Agreement, the Company shall use its commercially reasonable efforts to effect the registration and the sale of such Registrable Securities as soon as reasonably practicable in accordance with the intended method of disposition thereof and pursuant thereto the Company shall as expeditiously as possible:

(a)       before filing a Registration Statement or Prospectus or any amendments or supplements thereto, at the Company’s expense, furnish to the Holders whose securities are covered by the Registration Statement copies of all such documents, other than documents that are incorporated by reference, proposed to be filed and such other documents reasonably requested by such Holders, which documents shall be subject to the review and comment of the counsel to such Holders;

Ex B-13

(b)       notify each Holder of Registrable Securities of the effectiveness of each Registration Statement and prepare and file with the Commission such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for a period ending on the date on which all Registrable Securities have been sold under such Registration Statement or have otherwise ceased to be Registrable Securities, and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement;

(c)       furnish to each seller of Registrable Securities, and the managing underwriters, without charge, such number of copies of the applicable Registration Statement, each amendment and supplement thereto, the Prospectus included in such Registration Statement (including each preliminary Prospectus, final Prospectus, and any other Prospectus (including any Prospectus filed under Rule 424, Rule 430A or Rule 430B promulgated under the Securities Act and any “issuer free writing prospectus” as such term is defined under Rule 433 promulgated under the Securities Act)), all exhibits and other documents filed therewith and such other documents as such seller or such managing underwriters may reasonably request including in order to facilitate the disposition of the Registrable Securities owned by such seller, and upon request, a copy of any and all transmittal letters or other correspondence to or received from, the Commission or any other governmental authority relating to such offer;

(d)       use its commercially reasonable efforts (i) to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller reasonably requests, (ii) to keep such registration or qualification in effect for so long as such Registration Statement remains in effect, and (iii) to do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that the Company shall not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection, (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction);

(e)       notify each seller of such Registrable Securities, Counsel to the Holders and the managing underwriters: (i) at any time when a Prospectus relating to the applicable Registration Statement is required to be delivered under the Securities Act, (A) upon discovery that, or upon the happening of any event as a result of which, such Registration Statement, or the Prospectus or Free Writing Prospectus relating to such Registration Statement, or any document incorporated or deemed to be incorporated therein by reference contains an untrue statement of a material fact or omits any fact necessary to make the statements in the Registration Statement or the Prospectus or Free Writing Prospectus relating thereto not misleading or otherwise requires the making of any changes in such Registration Statement, Prospectus, Free Writing Prospectus or document, and, at the request of any such seller and subject to Section 6(a) hereof, the Company shall promptly prepare a supplement or amendment to such Prospectus or Free Writing Prospectus, furnish a reasonable number of copies of such supplement or amendment to each seller of such Registrable Securities, Counsel to the Holders and the managing underwriters and file such supplement or amendment with the Commission so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus or Free Writing Prospectus as so amended or supplemented shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading, (B) as soon as the Company becomes aware of any comments or inquiries by the Commission or any requests by the Commission or any Federal or state governmental authority for amendments or supplements to a Registration Statement or related Prospectus or Free Writing Prospectus covering Registrable Securities or for additional information relating thereto, (C) as soon as the Company becomes aware of the issuance or threatened issuance by the Commission of any stop order suspending or threatening to suspend the effectiveness of a Registration Statement covering the Registrable Securities or (D) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any Registrable Security for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose; (ii) when each Registration Statement or any amendment thereto has been filed with the Commission and when each Registration Statement or the related Prospectus or Free Writing Prospectus or any Prospectus supplement or any post effective amendment thereto has become effective; and (iii) if at any time the Company has reason to believe that the representations and warranties of the Company contained in any agreement contemplated by Section 8(h) below relating to any applicable offering cease to be true and correct.

Ex B-14

(f)       use its best efforts to cause all such Registrable Securities (i) to be listed on the NASDAQ Global Select Market (or such other NASDAQ market on which shares of then Common Stock are then listed), (ii) if the Common Stock is not then listed on NASDAQ, to, as promptly as practicable, and in no event later than the six month anniversary of the Closing (as defined in the Business Combination Agreement), be listed on NASDAQ, the New York Stock Exchange or another national securities exchange, and (iii) to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of the Registrable Securities;

(g)       provide and cause to be maintained a transfer agent and registrar for all such Registrable Securities from and after the effective date of the applicable Registration Statement;

(h)       enter into and perform under such customary agreements (including underwriting agreements in customary form, including customary representations and warranties and provisions with respect to indemnification and contribution) and take all such other actions as the Holders of a majority of the Registrable Securities included in such Shelf Takedown or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including effecting a stock split, a combination of shares, or other recapitalization) and provide reasonable cooperation, including causing appropriate officers to attend and participate in “road shows” and analyst or investor presentations and such other selling or other informational meetings organized by the underwriters, if any, to the extent reasonably requested by the lead or managing underwriters, with all out of pocket costs and expenses incurred by the Company or such officers in connection with such attendance and participation to be paid by the Company;

Ex B-15

(i)       for a reasonable period prior to the filing of any Registration Statement or the commencement of marketing efforts for a Shelf Takedown, as applicable, pursuant to this Agreement, make available for inspection and copying by any Holder of Registrable Securities, Counsel to the Holders, any underwriter participating in any disposition pursuant to such Registration Statement or Shelf Takedown, as applicable, and any other attorney, accountant or other agent retained by any such Holder or underwriter, all financial and other records and pertinent corporate documents of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information and participate in any due diligence sessions reasonably requested by any such Holder, underwriter, attorney, accountant or agent in connection with such Registration Statement or Shelf Takedown, as applicable, provided that recipients of such financial and other records and pertinent corporate documents agree in writing to keep the confidentiality thereof pursuant to a written agreement reasonably acceptable to the Company and the applicable underwriter (which shall contain customary exceptions thereto);

(j)       permit any Holder of Registrable Securities, Counsel to the Holders, any underwriter participating in any disposition pursuant to a Registration Statement, and any other attorney, accountant or other agent retained by such Holder of Registrable Securities or underwriter, to participate (including, but not limited to, reviewing, commenting on and attending all meetings) in the preparation of such Registration Statement and any Prospectus supplements relating to a Shelf Takedown, if applicable;

(k)       in the event of the issuance or threatened issuance of any stop order suspending the effectiveness of a Registration Statement, or of any order suspending or preventing the use of any related Prospectus or suspending the qualification of any Common Stock included in such Registration Statement for sale in any jurisdiction, the Company shall use its commercially reasonable efforts promptly to (i) prevent the issuance of any such stop order, and in the event of such issuance, to obtain the withdrawal of such order and (ii) obtain the withdrawal of any order suspending or preventing the use of any related Prospectus or Free Writing Prospectus or suspending qualification of any Registrable Securities included in such Registration Statement for sale in any jurisdiction at the earliest practicable date;

(l)       obtain and furnish to each such Holder of Registrable Securities, including Registrable Securities in a Shelf Takedown or underwritten offering, a signed counterpart of (i) a customary cold comfort and bring down letter from the Company’s independent public accountants, (ii) a customary legal opinion of counsel to the Company addressed to the relevant underwriters and/or such Holders of Registrable Securities, in each case in customary form and covering such matters of the type customarily covered by such letters as the managing underwriters and/or Holders of a majority of the Registrable Securities included in such Shelf Takedown reasonably request, (iii) a negative assurances letter of counsel to the Company in customary form and covering such matters of the type customarily covered by such letters as the managing underwriters and/or Holders of a majority of the Registrable Securities included in such Shelf Takedown reasonably request, and (iv) customary certificates executed by authorized officers of the Company as may be requested by any Holder or any underwriter of such Registrable Securities included in such Shelf Takedown;

Ex B-16

(m)       with respect to each Free Writing Prospectus or other materials to be included in the Disclosure Package, ensure that no Registrable Securities be sold “by means of” (as defined in Rule 159A(b) promulgated under the Securities Act) such Free Writing Prospectus or other materials without the prior written consent of a majority of the Holders of the Registrable Securities that are being sold pursuant to such Free Writing Prospectus, which Free Writing Prospectuses or other materials shall be subject to the review of Counsel to the Holders; provided, however, the Company shall not be responsible or liable for any breach by a Holder that has not obtained the prior written consent of the Company pursuant to Section 16(l);

(n)       provide or maintain a CUSIP number for the Registrable Securities prior to the effective date of the first Registration Statement including Registrable Securities;

(o)       promptly notify in writing the Holders, the sales or placement agent, if any, therefor and the managing underwriters of the securities being sold, (i) when such Registration Statement or related Prospectus or Free Writing Prospectus or any Prospectus amendment or supplement or post-effective amendment has been filed, and, with respect to any such Registration Statement or any post-effective amendment, when the same has become effective and (ii) of any written comments by the Commission and by the blue sky or securities commissioner or regulator of any state with respect thereto;

(p)       (i) prepare and file with the Commission such amendments and supplements to each Registration Statement as (A) reasonably requested by any Holder (to the extent such request related to information relating to such Holder) or (B) may be necessary to comply with the provisions of the Securities Act, including post-effective amendments to each Registration Statement as may be necessary to keep such Registration Statement continuously effective for the applicable time period required hereunder, and if applicable, file any Registration Statements pursuant to Rule 462(b) promulgated under the Securities Act; (ii) cause the related Prospectus to be supplemented by any required Prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) promulgated under the Securities Act; (iii) comply with the provisions of the Securities Act and the Exchange Act and any applicable securities exchange or other recognized trading market with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement as so amended or in such Prospectus as so supplemented; (iv) provide additional information related to each Registration Statement as requested by, and obtain any required approval necessary from, the Commission or any Federal or state governmental authority; and (v) respond promptly to any comments received from the Commission and request acceleration of effectiveness promptly after it learns that the Commission will not review the Registration Statement or after it has satisfied comments received from the Commission;

(q)       cooperate with each Holder of Registrable Securities and each underwriter participating in the disposition of such Registrable Securities and underwriters’ counsel in connection with any filings required to be made with FINRA, including using commercially reasonable efforts to obtain FINRA’s pre-clearance and pre-approval of the Registration Statement and applicable Prospectus upon filing with the Commission;

Ex B-17

(r)       within the deadlines specified by the Securities Act, make all required filing fee payments in respect of any Registration Statement or Prospectus used under this Agreement (and any offering covered thereby);

(s)       if requested by any participating Holder of Registrable Securities or the managing underwriters, promptly include in a Prospectus supplement or amendment such information as the Holder or managing underwriters may reasonably request, including in order to permit the intended method of distribution of such securities, and make all required filings of such Prospectus supplement or such amendment as soon as reasonably practicable after the Company has received such request;

(t)       in the case of certificated Registrable Securities, cooperate with the participating Holders of Registrable Securities and the managing underwriters to facilitate the timely preparation and delivery of certificates (not bearing any legends) representing Registrable Securities to be sold after receiving written representations from each participating Holder that the Registrable Securities represented by the certificates so delivered by such Holder will be transferred in accordance with the Registration Statement, and enable such Registrable Securities to be in such denominations and registered in such names as the Holders or managing underwriters may reasonably request at least two Business Days prior to any sale of Registrable Securities;

(u)       pay the fees of the Company’s transfer agent and any reasonable, documented legal fees of outside counsel to the Company to provide an opinion to the effect that such transfer is permitted under the Securities Act and applicable state laws (or if outside counsel to the Company is unwilling or unavailable to provide such opinion, the reasonable, documented legal fees of one outside counsel to the Holders to provide such opinion) to effectuate the transfer of Registrable Securities from Holders to other Persons, as permitted by Section 7(c); provided, in each case, that such Holders shall provide such certificates and other documentation as the Company shall reasonably request in connection with such opinions and transfers;

(v)       if the registration statement referred to in Section 7.16(h) of the Business Combination Agreement has not been declared effective as of the Effective Date, use reasonable best efforts to cause such registration statement to become effective as soon as practicable after the Effective Date, and to use reasonable best efforts to cause such registration statement to remain effective; provided, however, that the obligations contained in this Section 8(v) shall terminate upon the earliest to occur of: (x) the date on which the securities included on such registration statement are disposed of pursuant to an effective registration statement under the Securities Act; (y) the date on which such securities are disposed of pursuant to Rule 144 (or any successor provision) promulgated under the Securities Act; and (z) the date on which such securities cease to be outstanding; and

(w)       use its commercially reasonable efforts to take all other actions necessary to effect the registration and sale of the Registrable Securities contemplated hereby.

Ex B-18

9.      Registration Expenses.

All Registration Expenses shall be borne by the Company. For the avoidance of doubt, subject to the proviso in Section 3(c) of this Agreement, all Registration Expenses in connection with any registration initiated as a Demand Registration shall be borne by the Company regardless of whether or not such registration has become effective and whether or not such registration has counted as one of the permitted Long-Form Registrations pursuant to Section 3(c) of this Agreement. All Selling Expenses relating to Registrable Securities registered shall be borne by the selling Holders of such Registrable Securities pro rata on the basis of the number of Registrable Securities sold.

10.     Indemnification; Contribution.

(a)       Indemnification by the Company. The Company agrees to indemnify and hold harmless each Holder of Registrable Securities, the Affiliates, directors, officers, employees, members, managers and agents of each such Holder and each Person who controls any such Holder within the meaning of either the Securities Act or the Exchange Act, to the fullest extent permitted by applicable law, from and against any losses, claims, expenses, damages and liabilities or whatever kind (including legal or other expenses reasonably incurred in connection with investigating, preparing or defending same and the cost of enforcing any right to indemnification hereunder) (collectively, “Losses”) to which they or any of them may become subject insofar as such Losses (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement as originally filed or in any amendment thereof, or the Disclosure Package, or any preliminary, final or summary Prospectus or Free Writing Prospectus included in any such Registration Statement, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any other federal law, any state or foreign securities law, or any rule or regulation promulgated under of the foregoing laws, relating to the offer or sale of the Registrable Securities, and in any such case, the Company agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating, preparing or defending any such Loss, claim, damage, liability, action or investigation (whether or not the indemnified party is a party to any proceeding); provided, however, that the Company will not be liable in any case to the extent that any such Loss arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information relating to such Holder furnished to the Company by or on behalf of any such Holder specifically for inclusion therein, including any notice and questionnaire. This indemnity agreement will be in addition to any liability which the Company may otherwise have.

Ex B-19

(b)       Indemnification by the Holders. Each Holder severally (and not jointly) agrees to indemnify and hold harmless the Company and each of its Affiliates, directors, employees, members, managers and agents and each Person who controls the Company within the meaning of either the Securities Act or the Exchange Act, to the fullest extent permitted by applicable law, from and against any and all Losses to which they or any of them may become subject insofar as such Losses arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement as originally filed or in any amendment thereof, or in the Disclosure Package or any Holder Free Writing Prospectus, preliminary, final or summary Prospectus included in any such Registration Statement, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent, but only to the extent, that any such untrue statement or alleged untrue statement or omission or alleged omission is contained in any written information relating to such Holder furnished to the Company by or on behalf of such Holder specifically for inclusion therein; provided, however, that the total amount to be indemnified by such Holder pursuant to this Section 10(b) shall be limited to the net proceeds (after deducting underwriters’ discounts and commissions) received by such Holder in the offering to which such Registration Statement or Prospectus relates; provided, further, that a Holder shall not be liable in any case to the extent that prior to the filing of any such Registration Statement or Disclosure Package, or any amendment thereof or supplement thereto, such Holder has furnished in writing to the Company, information expressly for use in, and within a reasonable period of time prior to the effectiveness of such Registration Statement or Disclosure Package, or any amendment thereof or supplement thereto which corrected or made not misleading information previously provided to the Company. This indemnity agreement will be in addition to any liability which any such Holder may otherwise have.

(c)       Conduct of Indemnification Proceedings. Promptly after receipt by an indemnified party under this Section 10 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 10, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve the indemnifying party from liability under Section 10(a) or Section 10(b) above unless and to the extent such action and such failure results in material prejudice to the indemnifying party and forfeiture by the indemnifying party of substantial rights and defenses; and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in Section 10(a) or Section 10(b) above. The indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, except as provided in the next sentence, after notice from the indemnifying party to such indemnified party of its election to so assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal expenses of other counsel or any other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. Notwithstanding the indemnifying party’s rights in the prior sentence, the indemnified party shall have the right to employ one firm of separate counsel (and one local counsel), and the indemnifying party shall bear the reasonable, documented fees, costs and expenses of such separate counsel if:

(i)       the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with an actual or potential conflict of interest;

Ex B-20

(ii)       the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party;

(iii)       the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within 10 days after notice of the institution of such action or such earlier time as may be necessary to pursue appropriate defenses, rights, and remedies; or

(iv)       the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party.

No indemnifying party shall, in connection with any one action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general circumstances or allegations, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for all indemnified parties. An indemnifying party shall not be liable under this Section 10 to any indemnified party regarding any settlement or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent is consented to by such indemnifying party, which consent shall not be unreasonably withheld. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement or compromise that (x) does not include as an unconditional term thereof the giving by the claimant or plaintiff therein, to such indemnified party, of a full and final release from all liability in respect to such claim or litigation or (y) includes a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of such indemnified party.

(d)       Contribution.

(i)       In the event that the indemnity provided in Section 10(a) or Section 10(b) above is unavailable to or insufficient to hold harmless an indemnified party for any reason, then each applicable indemnifying party agrees to contribute to the aggregate Losses to which such indemnifying party may be subject in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party on the one hand and by the indemnified party on the other from the offering of the Common Stock. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the indemnifying party on the one hand and the indemnified party on the other in connection with the statements or omissions which resulted in such Losses (or actions in respect thereof), as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party on the one hand or the indemnified party on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

Ex B-21

(ii)       The parties agree that it would not be just and equitable if contribution pursuant to this Section 10(d) were determined by pro rata allocation (even if the Holders of Registrable Securities or any agents or underwriters or all of them were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 10(d). The amount paid or payable by an indemnified party as a result of the Losses (or actions in respect thereof) referred to above in this Section 10(d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating, preparing or defending any such action or claim.

(iii)       For purposes of this Section 10, each Person who controls any Holder of Registrable Securities, agent or underwriter within the meaning of either the Securities Act or the Exchange Act and each director, officer, employee and agent of any such Holder, agent or underwriter shall have the same rights to contribution as such Holder, agent or underwriter, and each Person who controls the Company within the meaning of either the Securities Act or the Exchange Act and each officer and director of the Company shall have the same rights to contribution as the Company, subject in each case to the applicable terms and conditions of this Section 10(d).

(e)       The provisions of this Section 10 will remain in full force and effect, regardless of any investigation made by or on behalf of any Holder of Registrable Securities or the Company or any of the officers, directors or controlling Persons referred to in this Section 10 hereof, and will survive the transfer of Registrable Securities.

(f)       To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under Section 10 to the fullest extent permitted by law; provided, however, that: (i) no Person involved in the sale of Registrable Securities which Person is guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) in connection with such sale shall be entitled to contribution from any Person involved in such sale of Registrable Securities who was not guilty of fraudulent misrepresentation; and (ii) contribution by any seller of Registrable Securities shall be limited in amount to the net amount of proceeds received by such seller from the sale of such Registrable Securities pursuant to such Shelf Registration.

11.    Participation in Underwritten Offering/Sale of Registrable Securities.

(a)       No Person may participate in any underwritten offering hereunder unless such Person (i) agrees to enter into an underwriting agreement in customary form and provide the representations and warranties, and indemnities to the underwriters and the Company and to sell such Person’s securities on the basis provided in any such underwriting agreement and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements; provided that no Holder of Registrable Securities included in any underwritten offering shall be required to make any representations or warranties to the Company or the underwriters (other than representations and warranties regarding (A) such Holder’s ownership of its Registrable Securities to be sold or transferred free and clear of liens, (B) such Holder’s power and authority to effect, and lack of conflicts in effecting, such transfer and (C) such matters pertaining to compliance with securities laws as may be reasonably requested) or to undertake any indemnification obligations to the Company, except as otherwise provided in Section 10(b) hereof, or to the underwriters, except to the extent of the indemnification being given to the Company and its controlling persons in Section 10(b) hereof.

Ex B-22

(b)       Each Holder agrees that, upon receipt of any notice contemplated in Section 6(a), such Holder will promptly discontinue the disposition of its Registrable Securities pursuant to the applicable Registration Statement.

12.    Rule 144.

With a view to making available to the Holders of Registrable Securities the benefits of Rule 144 promulgated under the Securities Act, the Company covenants that it will (a) make available information necessary to comply with Rule 144, if available with respect to resales of the Registrable Securities under the Securities Act, at all times, and (b) take such further action as such Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (if available with respect to resales of the Registrable Securities), as such rule may be amended from time to time. Upon the reasonable request of any Holder of Registrable Securities, the Company will deliver to such Holder a written statement as to whether it has complied with such information requirements, and, if not, the specific reasons for non-compliance.

13.    Private Placement

Except for Section 7(a) and Section 7(b), the Company agrees that nothing in this Agreement shall prohibit the Holders, at any time and from time to time, from selling or otherwise transferring Registrable Securities pursuant to a private placement or other transaction which is not registered pursuant to the Securities Act. To the extent requested by a Holder, the Company shall take all reasonable steps to assist and cooperate with such Holder to facilitate such sale or transfer, including providing reasonable due diligence access to potential purchasers.

14.    Transfer of Registration Rights.

The rights of a Holder hereunder may be transferred, assigned, or otherwise conveyed on a pro rata basis in connection with any transfer, assignment, or other conveyance of Registrable Securities to any transferee or assignee (other than a transfer pursuant to a registration statement or under Rule 144 promulgated under the Securities Act, and except with respect to transfers of Demand Registration rights which may be transferred in whole and not in part as provided in Section 3(g)); provided that all of the following additional conditions are satisfied with respect to any transfer, assignment or conveyance of rights hereunder: (a) such transfer or assignment is effected in accordance with applicable securities laws; (b) such transferee or assignee agrees in writing to become subject to the terms of this Agreement by executing a joinder or similar document; and (c) the Company is given written notice by such Holder of such transfer or assignment, stating the name and address of the transferee or assignee, identifying the Registrable Securities with respect to which such rights are being transferred or assigned and specifying whether or not the Demand Registration rights pursuant to Section 3 have been assigned. Any transfer, assignment or other conveyance of the rights of a Holder in breach of this Agreement shall be void and of no effect.

Ex B-23

15.    Amendment, Modification and Waivers; Further Assurances.

(a)       Amendment. This Agreement may be amended with the consent of the Company and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company shall have obtained the written consent of each of the Apollo Demand Holders, the HGM Demand Holders and the QPAC Holders to such amendment, action or omission to act; provided that no such amendment, action or omission that adversely affects, alters or changes the rights of any Holder in a manner disproportionate to other similarly situated Holders shall be effective against such Holder without the prior written consent of such Holder.

(b)       Consents and Actions of Demand Holders. Subject to Section 3(g), if any action or consent is requested of the Apollo Demand Holders or the HGM Demand Holders, such action may be taken and any such consent shall be deemed granted if and only if holders of a majority of the Registrable Securities held by the Apollo Demand Holders and holders of a majority of the Registrable Securities held by the HGM Demand Holders s take such action or grant such consent. Notwithstanding the foregoing, any Apollo Demand Holder or HGM Demand Holder may request a Demand Registration, in accordance with the terms of Section 3(a).

(c)       Effect of Waiver. No waiver of any terms or conditions of this Agreement shall operate as a waiver of any other breach of such terms and conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof. No written waiver hereunder, unless it by its own terms explicitly provides to the contrary, shall be construed to effect a continuing waiver of the provisions being waived and no such waiver in any instance shall constitute a waiver in any other instance or for any other purpose or impair the right of the party against whom such waiver is claimed in all other instances or for all other purposes to require full compliance with such provision. The failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of such provision and shall not affect the right of such party thereafter to enforce each provision of this Agreement in accordance with its terms.

(d)       Further Assurances. Each of the parties hereto shall execute all such further instruments and documents and take all such further action as any other party hereto may reasonably require in order to effectuate the terms and purposes of this Agreement.

Ex B-24

16.    Miscellaneous.

(a)       Adjustments. If, and as often as, there are any changes in the Common Stock by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Common Stock as so changed.

(b)       Successors and Assigns. All covenants and agreements in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including any trustee in bankruptcy) whether so expressed or not. In addition, whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of purchasers or Holders of Registrable Securities are also for the benefit of, and enforceable by, any subsequent Holder of Registrable Securities. No assignment or delegation of this Agreement by the Company, or any of the Company’s rights, interests or obligations hereunder, shall be effective against any Holder without the prior written consent of such Holder.

(c)       Remedies; Specific Performance. Any Person having rights under any provision of this Agreement shall be entitled to enforce such rights specifically, to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting any bond or other security) in order to enforce or prevent violation of the provisions of this Agreement and shall not be required to prove irreparable injury to such party or that such party does not have an adequate remedy at law with respect to any breach of this Agreement (each of which elements the parties admit). The parties hereto further agree and acknowledge that each and every obligation applicable to it contained in this Agreement shall be specifically enforceable against it and hereby waives and agrees not to assert any defenses against an action for specific performance of their respective obligations hereunder. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies available under this Agreement or otherwise.

(d)       Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand, facsimile, electronic mail or postage prepaid mail (registered or certified) or nationally recognized overnight courier service and shall be deemed given when so delivered by hand, facsimile or electronic mail, or if mailed, three days after mailing (one Business Day in the case of overnight courier service), and shall be given to such party at the address or facsimile number specified for such party on Schedule I hereto. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the State of New York or the jurisdiction in which the Company’s principal office is located, the time period shall automatically be extended to the Business Day immediately following such Saturday, Sunday or legal holiday.

Ex B-25

(e)       No Inconsistent Agreements. The Company shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the Holders of Registrable Securities in this Agreement.

(f)       Counterparts. This Agreement may be executed in one or more counterparts, and may be delivered by means of facsimile or electronic transmission in portable document format, each of which shall be deemed to be an original and shall be binding upon the party who executed the same, but all of such counterparts shall constitute the same agreement.

(g)       Descriptive Headings; Interpretation; No Strict Construction. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs shall include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and, if applicable, hereof. The words “include,” “includes” or “including” in this Agreement shall be deemed to be followed by “without limitation.” The use of the words “or,” “either” or “any” shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. All references to laws, rules, regulations and forms in this Agreement shall be deemed to be references to such laws, rules, regulations and forms, as amended from time to time or, to the extent replaced, the comparable successor thereto in effect at the time. All references to agencies, self-regulatory organizations or governmental entities in this Agreement shall be deemed to be references to the comparable successors thereto from time to time.

(h)       Delivery by Facsimile and Electronic Means. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other electronic means, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or other electronic means as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

(i)       Arm’s Length Agreement. Each of the parties to this Agreement agrees and acknowledges that this Agreement has been negotiated in good faith, at arm’s length, and not by any means prohibited by law.

Ex B-26

(j)       Sophisticated Parties; Advice of Counsel. Each of the parties to this Agreement specifically acknowledges that (i) it is a knowledgeable, informed, sophisticated Person capable of understanding and evaluating the provisions set forth in this Agreement and (ii) it has been fully advised and represented by legal counsel of its own independent selection and has relied wholly upon its independent judgment and the advice of such counsel in negotiating and entering into this Agreement.

(k)       Attorneys’ Fees. In the event of litigation or other proceedings in connection with or related to this Agreement, the prevailing party in such litigation or proceeding shall be entitled to reimbursement from the opposing party of all reasonable expenses, including reasonable attorneys’ fees and expenses of investigation in connection with such litigation or proceeding.

(l)       FWP Consent. No Holder shall use a Holder Free Writing Prospectus without the prior written consent of the Company, which consent shall not be unreasonably withheld.

(m)       Notification of Status. Each Holder shall provide written notice to the Company within ten Business Days from the first day on which the Holder no longer holds Registrable Securities.

(n)       Governing Law. This Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) to the extent such rules or provisions would cause the application of the laws of any jurisdiction other than the State of New York.

(o)       Submission to Jurisdiction. Any action, suit or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby must be brought and determined in the Supreme Court of the State of New York (or, solely if such courts decline jurisdiction, in United States District Court for the Southern District of New York), and each party hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, in any such action, suit or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such, action, suit or proceeding in any such court or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(p)       Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 16(p).

Ex B-27

(q)       Complete Agreement. This Agreement and any certificates, documents, instruments and writings that are delivered pursuant hereto, represent the complete agreement between the parties hereto as to all matters covered hereby, and supersedes any prior agreements or understandings among the parties.

(r)       Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

(s)       Termination. The obligations of any Holder and of the Company with respect to such Holder, other than those obligations contained in Section 10, shall terminate as soon as both (i) such Holder no longer holds any Registrable Securities and (ii) such Holder is no longer an Affiliate of the Company or otherwise subject to the volume limitations set forth in Rule 144(e) promulgated under the Securities Act or any successor provision.

(t)       Amendment and Restatement. The QPAC Registration Rights Agreement is hereby terminated and shall be of no further force and effect and this Agreement shall amend and restate in full the Novitex Registration Rights Agreement.

*       *       *       *       *

Ex B-28

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Registration Rights Agreement as of the date first written above.

[ ]

By:
Name:
Title:

Signature Page for Amended and Restated Registration Rights Agreement

HOLDERS

[Name]

By:
Name:
Title:

Address:
Facsimile:

Signature Page for Amended and Restated Registration Rights Agreement

EXHIBIT C

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

[COMBINED COMPANY]

Pursuant to Section 245 of the

Delaware General Corporation Law

[COMBINED COMPANY], a corporation existing under the laws of the State of Delaware (the “Corporation”), by its Chief Executive Officer, hereby certifies as follows:

1. The name of the Corporation is “[COMBINED COMPANY]”

2. The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on July 15, 2014 and the Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on January 15, 2015, as amended on January 19, 2017 (the “Certificate of Incorporation”).

3. This Second Amended Restated Certificate of Incorporation restates, integrates and amends the Certificate of Incorporation of the Corporation.

4. This Second Amended and Restated Certificate of Incorporation was duly adopted by joint written consent of the directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 141(f), 228, 242 and 245 of the General Corporation Law of the State of Delaware (“GCL”).

5. The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as follows:

FIRST: The name of the corporation is [COMBINED COMPANY] (hereinafter sometimes referred to as the “Corporation”).

SECOND: The registered office of the Corporation is to be located at 615 S. DuPont Hwy., Kent County, Dover, Delaware. The name of its registered agent at that address is National Corporate Research, Ltd.

THIRD: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the GCL.

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is [350,000,000] of which [340,000,000] shares shall be Common Stock of the par value of $.0001 per share and [10,000,000] shares shall be Preferred Stock of the par value of $.0001 per share.

A. Preferred Stock. The Board of Directors of the Corporation (the “Board”) is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issue of such series and included in a certificate of designation (a “Preferred Stock Designation”) and as may be permitted by the GCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

Ex C-1

B. Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote for each such share on each matter properly submitted to the stockholders on which the holders of Common Stock are entitled to vote.

FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. Election of directors need not be by ballot unless the by-laws of the Corporation so provide.

B. The Board shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible. At the first election of directors by the incorporator, the incorporator shall elect a Class C director for a term expiring at the Corporation’s third Annual Meeting of Stockholders. The Class C director shall then appoint additional Class A, Class B and Class C directors, as necessary. The directors in Class A shall be elected for a term expiring at the first Annual Meeting of Stockholders, the directors in Class B shall be elected for a term expiring at the second Annual Meeting of Stockholders and the directors in Class C shall be elected for a term expiring at the third Annual Meeting of Stockholders. Commencing at the first Annual Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the GCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s by-laws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

C. The Board shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the by-laws of the Corporation as provided in the by-laws of the Corporation.

D. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

E. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Second Amended and Restated Certificate of Incorporation, and to any by-laws from time to time made by the stockholders; provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

SIXTH: A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL as the same exists or may hereafter be amended. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

Ex C-2

B. The Corporation, to the full extent permitted by Delaware law, as the same exists or may hereafter be amended from time to time, shall indemnify and hold harmless each person whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by any such indemnified person in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such person may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized hereby. The rights to indemnification and advancement of expenses conferred by this paragraph B shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent of the Corporation and shall inure to the benefit of his or her heirs, executors and administrators.

C. The Corporation hereby acknowledges that an indemnitee may have certain rights to other indemnification, advancement of expenses and/or insurance (collectively, the “Other Indemnitors”). The Corporation hereby agrees that with respect to any and all losses arising by reason of the fact that such indemnitee is or was a director, officer, employee or agent of the Corporation or any subsidiary thereof, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, (i) that the Corporation is the indemnitor of first resort (i.e., its obligations to an indemnitee are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such indemnitee are secondary), (ii) that the Corporation shall be required to advance the full amount of expenses incurred by an indemnitee in accordance with this paragraph C and shall be liable for the full amount of all losses to the extent legally permitted and as required by the terms of this Second Amended and Restated Certificate of Incorporation (or any other agreement between the Corporation and an indemnitee), without regard to any rights an indemnitee may have against the Other Indemnitors, and, (iii) that the Corporation irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Other Indemnitors on behalf of an indemnitee with respect to any claim for which such indemnitee has sought indemnification from the Corporation shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such indemnitee against the Corporation. The Corporation and each indemnitee agree that the Other Indemnitors are express third party beneficiaries of the terms of this paragraph C.

D. Any repeal or amendment of this Article SIXTH by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Article SIXTH, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of or related to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

SEVENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

Ex C-3

EIGHTH: A. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the GCL or this Second Amended and Restated Certificate of Incorporation or the Corporation’s by-laws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction.

B. If any action the subject matter of which is within the scope of paragraph A immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce paragraph A immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

C. If any provision or provisions of this Article EIGHTH shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article EIGHTH (including, without limitation, each portion of any sentence of this Article EIGHTH containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article EIGHTH.

NINTH: The Corporation elects not to be governed by Section 203 of the GCL.

TENTH: A. The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors in circumstances where the application of any such doctrine to a corporate opportunity would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Second Amended and Restated Certificate or in the future. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of the Corporation unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue.

Ex C-4

B. Without limiting the foregoing, to the extent permitted by applicable law, each of the stockholders and directors of the Corporation, their respective affiliates and all of their respective partners, principals, directors, officers, members, managers, equity holders and/or employees, including any of the foregoing who serve as officers or directors of the Corporation (other than the Corporation and its subsidiaries and other than directors that are employees of the Corporation or any of its subsidiaries) (each, an “Exempted Person”) shall not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries, except as otherwise expressly provided in any agreement entered into between the Corporation and such Exempted Person. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time available to the Exempted Persons, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Exempted Person shall have no duty to communicate or offer such business opportunity to the Corporation (and there shall be no restriction on the Exempted Persons using the general knowledge and understanding of the industry in which the Corporation operates which it has gained as an Exempted Person in considering and pursuing such opportunities or in making investment, voting, monitoring, governance or other decisions relating to other entities or securities) and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its subsidiaries or stockholders for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such Exempted Person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries, or uses such knowledge and understanding in the manner described herein, in each case, except as otherwise expressly provided in any agreement entered into between the Company and such Exempted Person. In addition to and notwithstanding the foregoing, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy. Any person or entity purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of the provisions of this Article TENTH.

C. Neither the alteration, amendment, addition to or repeal of this Article TENTH, nor the adoption of any provision of this Second Amended and Restated Certificate (including any Preferred Stock Designation) inconsistent with this Article TENTH, shall eliminate or reduce the effect of this Article TENTH in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article TENTH, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. This Article TENTH shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Second Amended and Restated Certificate, the Bylaws or applicable law

ELEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate (including any Preferred Stock Designation), in the manner now or hereafter prescribed by this Second Amended and Restated Certificate and the GCL; and, except as set forth in this Article ELEVENTH, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article ELEVENTH. In the event that the provisions of this Second Amended and Restated Certificate and the nomination agreement between the Corporation and Apollo Novitex Holdings, L.P. and the nomination agreement between the Corporation and HOVS LLC, HOVS Capital II LLC, Stern Capital LLC, Sunraj LLC, Pidgin Associates LLC, HandsOn Fund 4 I, LLC, and Sonino LLC conflict, the provisions of the such nomination agreements shall take precedence over this Second Amended and Restated Certificate.

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be signed by [●], its [●], as of the [●]th day of [●], 2017.

[OFFICER], [TITLE]

Ex C-5

EXHIBIT D

AMENDED AND RESTATED

BY LAWS

OF

[Combined Company]

ARTICLE I
OFFICES

1.1        Registered Office. The registered office of [Combined Company] (the “Corporation”) in the State of Delaware shall be established and maintained at 615 S. DuPont Highway, Kent County, Dover, Delaware and National Corporate Research, Ltd. shall be the registered agent of the corporation in charge thereof.

1.2        Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the board of directors of the Corporation (the “Board of Directors”) may from time to time determine or the business of the Corporation may require.

ARTICLE II
MEETINGS OF STOCKHOLDERS

2.1        Place of Meetings. All meetings of the stockholders shall be held at such time and place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof; provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 2.13.

2.2        Annual Meetings. The annual meeting of stockholders shall be held on such date and at such time as may be fixed by the Board of Directors and stated in the notice of the meeting, for the purpose of electing directors and for the transaction of only such other business as is properly brought before the meeting in accordance with these Amended and Restated Bylaws (the “Bylaws”).

Written notice of an annual meeting stating the place, date and hour of the meeting, shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the annual meeting.

To be properly brought before the annual meeting, business must be either (i) specified in the notice of annual meeting (or any supplement or amendment thereto) given by or at the direction of the Board of Directors, (ii) otherwise brought before the annual meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the annual meeting by a stockholder who is a stockholder of record on the date of the giving of the notice and on the record date for the determination of stockholders entitled to vote at such annual meeting and who complies with the notice procedures in this Section 2.2. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than sixty (60) days nor more than ninety (90) days prior to the meeting; provided, however, that in the event that less than seventy (70) days notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by a stockholder, to be timely, must be received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs. A stockholder’s notice to the Secretary shall set forth (a) as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these Bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, and (ii) any material interest of the stockholder in such business, and (b) as to the stockholder giving the notice (i) the name and record address of the stockholder and (ii) the class, series and number of shares of capital stock of the Corporation which are beneficially owned by the stockholder. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at the annual meeting except in accordance with the procedures set forth in this Article II, Section 2. The officer of the Corporation presiding at an annual meeting shall, if the facts warrant, determine and declare to the annual meeting that business was not properly brought before the annual meeting in accordance with the provisions of this Article II, Section 2, and if such officer should so determine, such officer shall so declare to the annual meeting and any such business not properly brought before the meeting shall not be transacted.

Ex D-1

2.3        Special Meetings. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the Second Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), may only be called by a majority of the entire Board of Directors, or the President or the Chairman, and shall be called by the Secretary at the request in writing of stockholders owning a majority in amount of the entire capital stock of the corporation issued and outstanding and entitled to vote. Without limiting the foregoing, upon the request of (a) HOVS LLC, HOVS Capital II LLC, Stern Capital LLC, Sunraj LLC, Pidgin Associates LLC, HandsOn Fund 4 I, LLC, and Sonino LLC (collectively, the “HGM Group”) (or its affiliate or assignee) so long as it (or its affiliate or assignee) has the right to nominate at least one director of the Board in accordance with the nomination agreement between the HGM Group and the Corporation or (b) Apollo Novitex Holdings, L.P. (“Apollo”) (or its affiliate or assignee) so long as it (or its affiliate or assignee) has the right to nominate at least one director of the Board in accordance with the nomination agreement between Apollo and the Corporation (collectively with the nomination agreement between the HGM Group and the Corporation, (collectively, the “Nomination Agreements”), the Chairman or the President shall call a special meeting of stockholders. Such request shall state the purpose or purposes of the proposed meeting.

Unless otherwise provided by law, written notice of a special meeting of stockholders, stating the time, place and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than ten (10) or more than sixty (60) days before the date fixed for the meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

2.4        Quorum. The holders of a majority of the capital stock issued and outstanding and entitled to vote thereat present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the Certificate of Incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled to vote at the meeting.

2.5        Organization. The Chairman of the Board of Directors shall act as chairman of meetings of the stockholders. The Board of Directors may designate any other officer or director of the Corporation to act as chairman of any meeting in the absence of the Chairman of the Board of Directors, and the Board of Directors may further provide for determining who shall act as chairman of any stockholders meeting in the absence of the Chairman of the Board of Directors and such designee.

The Secretary of the Corporation shall act as secretary of all meetings of the stockholders, but in the absence of the Secretary the presiding officer may appoint any other person to act as secretary of any meeting.

2.6        Voting. Unless otherwise required by law, the Certificate of Incorporation, the Nomination Agreements or these Bylaws, any question (other than the election of directors) brought before any meeting of stockholders shall be decided by the vote of the holders of a majority of the stock represented and entitled to vote thereat. At all meetings of stockholders for the election of directors, a plurality of the votes cast shall be sufficient to elect. Each stockholder represented at a meeting of stockholders shall be entitled to cast one vote for each share of the capital stock entitled to vote thereat held by such stockholder, unless otherwise provided by the Certificate of Incorporation. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize any person or persons to act for him by proxy. All proxies shall be executed in writing and shall be filed with the Secretary of the Corporation not later than the day on which exercised. No proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. The Board of Directors, in its discretion, or the officer of the Corporation presiding at a meeting of stockholders, in his discretion, may require that any votes cast at such meeting shall be cast by written ballot.

Ex D-2

2.7        Action of Shareholders Without Meeting. Any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders.

2.8        Voting List. The officer who has charge of the stock ledger of the corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the election, either at a place within the city, town or village where the election is to be held, which place shall be specified in the notice of the meeting, or, if not specified, at the place where said meeting is to be held. The list shall be produced and kept at the time and place of election during the whole time thereof, and may be inspected by any stockholder of the Corporation who is present. In the event that the Corporation determines to make the list available on an electronic network, the Corporation will take reasonable steps to ensure that such information is available only to stockholders of the Corporation.

2.9        Stock Ledger. The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Section 8 of this Article II or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

2.10      Adjournment. Any meeting of the stockholders, including one at which directors are to be elected, may be adjourned for such periods as the presiding officer of the meeting or the stockholders present in person or by proxy and entitled to vote shall direct.

2.11      Ratification. Any transaction questioned in any stockholders’ derivative suit, or any other suit to enforce alleged rights of the Corporation or any of its stockholders, on the ground of lack of authority, defective or irregular execution, adverse interest of any director, officer or stockholder, nondisclosure, miscomputation or the application of improper principles or practices of accounting may be approved, ratified and confirmed before or after judgment by the Board of Directors or by the holders of Common Stock and, if so approved, ratified or confirmed, shall have the same force and effect as if the questioned transaction had been originally duly authorized, and said approval, ratification or confirmation shall be binding upon the Corporation and all of its stockholders and shall constitute a bar to any claim or execution of any judgment in respect of such questioned transaction.

2.12      Inspectors. The election of directors and any other vote by ballot at any meeting of the stockholders shall be supervised by at least one inspector. Such inspectors shall be appointed by the Board of Directors in advance of the meeting. If the inspector so appointed shall refuse to serve or shall not be present, such appointment shall be made by the officer presiding at the meeting.

2.13       Meetings by Means of Conference Telephone. Stockholders may participate in a meeting of the stockholders by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this subsection shall constitute presence in person at such meeting.

Ex D-3

ARTICLE III
DIRECTORS

3.1        Powers; Number; Qualifications. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by law or in the Certificate of Incorporation. Subject to the terms and conditions in the Nomination Agreements, the number of directors which shall constitute the Board of Directors shall be not less than one (1) nor more than eight (8). Subject to the terms and conditions in the Nomination Agreements, the exact number of directors shall be fixed from time to time, within the limits specified in this Article III Section 1 or in the Certificate of Incorporation, by the Board of Directors. Directors need not be stockholders of the Corporation. The Board may be divided into Classes as more fully described in the Certificate of Incorporation.

3.2        Election; Term of Office; Resignation; Removal; Vacancies. Subject to the terms and conditions in the Nomination Agreements, each director shall hold office until the next annual meeting of stockholders at which his Class stands for election or until such director’s earlier resignation, removal from office, death or incapacity. Unless otherwise provided in the Certificate of Incorporation and the Nomination Agreements, vacancies and newly created directorships resulting from any increase in the authorized number of directors or from any other cause may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director and each director so chosen shall hold office until the next election of the class for which such director shall have been chosen, and until his successor shall be elected and qualified, or until such director’s earlier resignation, removal from office, death or incapacity.

3.3        Nominations. Nominations of persons for election to the Board of Directors of the Corporation at a meeting of stockholders of the Corporation may be made at such meeting by or at the direction of the Board of Directors, by any committee or persons appointed by the Board of Directors or by any stockholder of the Corporation entitled to vote for the election of directors at the meeting who is a stockholder of record on the date of the giving of the notice and on the record date for the determination of stockholders entitled to vote at such annual meeting and who complies with the notice procedures set forth in this Article III, Section 3. Such nominations by any stockholder shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than sixty (60) days nor more than ninety (90) days prior to the meeting; provided however, that in the event that less than seventy (70) days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder, to be timely, must be received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. Such stockholder’s notice to the Secretary shall set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person, (c) the class and number of shares of capital stock of the Corporation which are beneficially owned by the person, and (d) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the Rules and Regulations of the Securities and Exchange Commission under Section 14 of the Securities Exchange Act of 1934, as amended, and (ii) as to the stockholder giving the notice (a) the name and record address of the stockholder and (b) the class and number of shares of capital stock of the Corporation which are beneficially owned by the stockholder. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation. No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth herein. The officer of the Corporation presiding at an annual meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

3.4        Meetings. The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware. The first meeting of each newly elected Board of Directors shall be held immediately after and at the same place as the meeting of the stockholders at which it is elected and no notice of such meeting shall be necessary to the newly elected directors in order to legally constitute the meeting, provided a quorum shall be present. Regular meetings of the Board of Directors may be held without notice at such time and place as shall from time to time be determined by the Board of Directors. Special meetings of the Board of Directors may be called by the President (including upon the written request of at least two directors then in office) or a majority of the entire Board of Directors. Notice thereof stating the place, date and hour of the meeting shall be given to each director either by mail not less than seventy-two (72) hours before the date of the meeting, by telephone, facsimile, telegram or e-mail on forty-eight (48) hours notice,.

Ex D-4

3.5       Quorum. Except as may be otherwise specifically provided by law, the Certificate of Incorporation or these Bylaws, at all meetings of the Board of Directors or any committee thereof, a majority of the entire Board of Directors or such committee, as the case may be, and at least one director nominated by each of the HGM Group (or its affiliate or assignee) (so long as it has the right to nominate a director in accordance with the applicable Nomination Agreement) and Apollo (so long as it has the right to nominate a director in accordance with the applicable Nomination Agreement) shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. Notwithstanding the foregoing, if either a director nominated by Apollo (or its affiliate or assignee) or a director nominated by the HGM Group (or its affiliate or assignee) has informed the Corporation in writing that it will not attend a specific meeting and that it consents to a quorum without its presence, the presence of such person shall not be required to constitute a quorum at such meeting; provided, however, if a quorum shall not be present at the adjourned meeting because either no director nominated by Apollo (or its affiliate or assignee) or a member of the HGM Group (or its affiliate or assignee) is present, in person or by proxy and the directors nominated by Apollo (or its affiliate or assignee) and the HGM Group (or its affiliate or assignee) have received written notice of the time and place of the adjourned meeting in accordance with Section 3.4, such person’s presence shall not be required at the adjourned meeting to constitute a quorum at such adjourned meeting. If a quorum shall not be present at any meeting of the Board of Directors or of any committee thereof, a majority of the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

3.6        Organization of Meetings. The Board of Directors shall elect one of its members to be Chairman of the Board of Directors. The Chairman of the Board of Directors shall lead the Board of Directors in fulfilling its responsibilities as set forth in these By-Laws, including its responsibility to oversee the performance of the Corporation, and shall determine the agenda and perform all other duties and exercise all other powers which are or from time to time may be delegated to him or her by the Board of Directors.

Meetings of the Board of Directors shall be presided over by the Chairman of the Board of Directors, or in his or her absence, by the President, or in the absence of the Chairman of the Board of Directors and the President by such other person as the Board of Directors may designate or the members present may select.

3.7        Actions of Board of Directors Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filled with the minutes of proceedings of the Board of Directors or committee.

3.8        Removal of Directors by Stockholders. The entire Board of Directors or any individual Director may be removed from office with or without cause by a majority vote of the holders of the outstanding shares then entitled to vote at an election of directors. Notwithstanding the foregoing, if the Corporation’s board is classified stockholders may effect such removal only for cause. Subject to the terms and conditions of the Nomination Agreements, in case the Board of Directors or any one or more Directors be so removed, new Directors may be elected at the same time for the unexpired portion of the full term of the Director or Directors so removed.

3.9        Resignations. Any Director may resign at any time by submitting his written resignation to the Board of Directors or Secretary of the Corporation. Such resignation shall take effect at the time of its receipt by the Corporation unless another time be fixed in the resignation, in which case it shall become effective at the time so fixed. The acceptance of a resignation shall not be required to make it effective.

3.10      Committees. Subject to the terms and conditions of the Nomination Agreements, the Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Subject to the terms and conditions of the Nomination Agreements, in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided by law and in the resolution of the Board of Directors establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution or amending the Bylaws of the Corporation; and, unless the resolution expressly so provides, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock or to adopt a certificate of ownership and merger. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

Ex D-5

3.11      Compensation. The directors may be paid their reasonable, documented out-of-pocket expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed amount (in cash or other form of consideration) for attendance at each meeting of the Board of Directors or a stated salary as director and any other meetings or events attended on behalf of the Corporation at the Corporation’s request. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

3.12      Interested Directors. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if (i) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

3.13      Meetings by Means of Conference Telephone. Members of the Board of Directors or any committee designed by the Board of Directors may participate in a meeting of the Board of Directors or of a committee of the Board of Directors by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this subsection shall constitute presence in person at such meeting.

ARTICLE IV
OFFICERS

4.1        General. The officers of the Corporation shall be elected by the Board of Directors and may consist of: a Chairman of the Board, Vice Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, Secretary and Treasurer. The Board of Directors, in its discretion, may also elect one or more Vice Presidents (including Executive Vice Presidents and Senior Vice Presidents), Assistant Secretaries, Assistant Treasurers, a Controller and such other officers as in the judgment of the Board of Directors may be necessary or desirable. Any number of offices may be held by the same person and more than one person may hold the same office, unless otherwise prohibited by law, the Certificate of Incorporation or these Bylaws. The officers of the Corporation need not be stockholders of the Corporation, nor need such officers be directors of the Corporation.

4.2        Election. The Board of Directors at its first meeting held after each annual meeting of stockholders shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and all officers of the Corporation shall hold office until their successors are chosen and qualified, or until their earlier resignation or removal. Except as otherwise provided in this Article IV, any officer elected by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors. The salaries of all officers who are directors of the Corporation shall be fixed by the Board of Directors.

Ex D-6

4.3        Voting Securities Owned by the Corporation. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the President or any Vice President, and any such officer may, in the name and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and powers incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

4.4        Chief Executive Officer. Subject to the provisions of these Bylaws and to the direction of the Board of Directors, the Chief Executive Officer shall have ultimate authority for decisions relating to the general management and control of the affairs and business of the Corporation and shall perform such other duties and exercise such other powers which are or from time to time may be delegated to him or her by the Board of Directors or these Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors.

4.5        President. At the request of the Chief Executive Officer, or in the absence of the Chief Executive Officer, or in the event of his or her inability or refusal to act, the President shall perform the duties of the Chief Executive Officer, and when so acting, shall have all the powers of and be subject to all the restrictions upon such office. The President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe.

4.6        Chief Financial Officer. The Chief Financial Officer shall have general supervision, direction and control of the financial affairs of the Corporation and shall perform such other duties and exercise such other powers which are or from time to time may be delegated to him or her by the Board of Directors or these Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors. In the absence of a named Treasurer, the Chief Financial Officer shall also have the powers and duties of the Treasurer as hereinafter set forth and shall be authorized and empowered to sign as Treasurer in any case where such officer’s signature is required.

4.7        Vice Presidents. At the request of the President or in the absence of the President, or in the event of his or her inability or refusal to act, the Vice President or the Vice Presidents if there is more than one (in the order designated by the Board of Directors) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon such office. Each Vice President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe. If there be no Vice President, the Board of Directors shall designate the officer of the Corporation who, in the absence of the President or in the event of the inability or refusal of such officer to act, shall perform the duties of such office, and when so acting, shall have all the powers of and be subject to all the restrictions upon such office.

4.8        Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of stockholders and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or the President, under whose supervision the Secretary shall be. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, then any Assistant Secretary shall perform such actions. If there be no Assistant Secretary, then the Board of Directors or the President may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

Ex D-7

4.9        Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Corporation.

4.10      Assistant Secretaries. Except as may be otherwise provided in these Bylaws, Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Vice President, if there be one, or the Secretary, and in the absence of the Secretary or in the event of his disability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

4.11      Assistant Treasurers. Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Vice President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of his disability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. If required by the Board of Directors, an Assistant Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Corporation.

4.12      Controller. The Controller shall establish and maintain the accounting records of the Corporation in accordance with generally accepted accounting principles applied on a consistent basis, maintain proper internal control of the assets of the Corporation and shall perform such other duties as the Board of Directors, the President or any Vice President of the Corporation may prescribe.

4.13      Other Officers. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

4.14      Vacancies. The Board of Directors shall have the power to fill any vacancies in any office occurring from whatever reason.

4.15      Resignations. Any officer may resign at any time by submitting his written resignation to the Corporation. Such resignation shall take effect at the time of its receipt by the Corporation, unless another time be fixed in the resignation, in which case it shall become effective at the time so fixed. The acceptance of a resignation shall not be required to make it effective.

4.16      Removal. Subject to the provisions of any employment agreement approved by the Board of Directors, any officer of the Corporation may be removed at any time, with or without cause, by the Board of Directors.

Ex D-8

ARTICLE V
CAPITAL STOCK

5.1        Form of Certificates. The shares of stock in the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be in uncertificated form. Stock certificates shall be in such forms as the Board of Directors may prescribe and signed by the Chairman of the Board, President or a Vice President and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation.

5.2        Signatures. Any or all of the signatures on a stock certificate may be a facsimile, including, but not limited to, signatures of officers of the Corporation and countersignatures of a transfer agent or registrar. In case an officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

5.3        Lost Certificates. The Board of Directors may direct a new stock certificate or certificates to be issued in place of any stock certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new stock certificate, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or his legal representative, to advertise the same in such manner as the Board of Directors shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

5.4        Transfers. Stock of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws. Transfers of certificated stock shall be made on the books of the Corporation only by the person named in the certificate or by such person’s attorney lawfully constituted in writing and upon the surrender of the certificate therefor, which shall be canceled before a new certificate shall be issued. Transfers of uncertificated stock shall be made on the books of the Corporation only by the person then registered on the books of the Corporation as the owner of such shares or by such person's attorney lawfully constituted in writing and written instruction to the Corporation containing such information as the Corporation or its agents may prescribe. No transfer of uncertificated stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred. The Corporation shall have no duty to inquire into adverse claims with respect to any stock transfer unless (a) the Corporation has received a written notification of an adverse claim at a time and in a manner which affords the Corporation a reasonable opportunity to act on it prior to the issuance of a new, reissued or re-registered share certificate, in the case of certificated stock, or entry in the stock record books of the Corporation, in the case of uncertificated stock, and the notification identifies the claimant, the registered owner and the issue of which the share or shares is a part and provides an address for communications directed to the claimant; or (b) the Corporation has required and obtained, with respect to a fiduciary, a copy of a will, trust, indenture, articles of co-partnership, Bylaws or other controlling instruments, for a purpose other than to obtain appropriate evidence of the appointment or incumbency of the fiduciary, and such documents indicate, upon reasonable inspection, the existence of an adverse claim. The Corporation may discharge any duty of inquiry by any reasonable means, including notifying an adverse claimant by registered or certified mail at the address furnished by him or, if there be no such address, at his residence or regular place of business that the security has been presented for registration of transfer by a named person, and that the transfer will be registered unless within thirty days from the date of mailing the notification, either (a) an appropriate restraining order, injunction or other process issues from a court of competent jurisdiction; or (b) an indemnity bond, sufficient in the Corporation’s judgment to protect the Corporation and any transfer agent, registrar or other agent of the Corporation involved from any loss which it or they may suffer by complying with the adverse claim, is filed with the Corporation.

Ex D-9

5.5        Fixing Record Date. In order that the Corporation may determine the stockholders entitled to notice or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record is adopted by the Board of Directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than ten (10) days after the date upon which the resolution fixing the record date of action with a meeting is adopted by the Board of Directors, nor more than sixty (60) days prior to any other action. If no record date is fixed:

(a)        The record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

(b)        The record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is necessary, shall be the first date on which a signed written consent is delivered to the Corporation.

(c)        The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

5.6        Registered Stockholders. Prior to due presentment for transfer of any share or shares, the Corporation shall treat the registered owner thereof as the person exclusively entitled to vote, to receive notifications and to all other benefits of ownership with respect to such share or shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State Delaware.

ARTICLE VI
NOTICES

6.1        Form of Notice. Notices to directors and stockholders other than notices to directors of special meetings of the board of Directors which may be given by any means stated in Article III, Section 4, shall be in writing and delivered personally or mailed to the directors or stockholders at their addresses appearing on the books of the corporation. Notice by mail shall be deemed to be given at the time when the same shall be mailed. Subject to the rules of any applicable stock exchange, notice to stockholders and directors may also be given by telegram or email. If delivered by email, such notice shall be deemed to be given when the email is sent by the originator. The time stamp on the sent email shall act as proof of service.

6.2        Waiver of Notice. Whenever any notice is required to be given under the provisions of law or the Certificate of Incorporation or by these Bylaws of the Corporation, a written waiver, signed by the person or persons entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular, or special meeting of the stockholders, Directors, or members of a committee of Directors need be specified in any written waiver of notice unless so required by the Certificate of Incorporation.

ARTICLE VII
INDEMNIFICATION OF DIRECTORS AND OFFICERS

7.1        The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or any subsidiary thereof, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Ex D-10

7.2        To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 1 of this Article, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

7.3       The Corporation hereby acknowledges that an indemnitee may have certain rights to other indemnification, advancement of expenses and/or insurance (collectively, the “Other Indemnitors”). The Corporation hereby agrees that with respect to any and all losses arising by reason of the fact that such indemnitee is or was a director, officer, employee or agent of the Corporation or any subsidiary thereof, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, (i) that the Corporation is the indemnitor of first resort (i.e., its obligations to an indemnitee are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such indemnitee are secondary), (ii) that the Corporation shall be required to advance the full amount of expenses incurred by an indemnitee in accordance with this Article VII and shall be liable for the full amount of all losses to the extent legally permitted and as required by the terms of the Certificate of Incorporation and the Bylaws (or any other agreement between the Corporation and an indemnitee), without regard to any rights an indemnitee may have against the Other Indemnitors, and, (iii) that the Corporation irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Other Indemnitors on behalf of an indemnitee with respect to any claim for which such indemnitee has sought indemnification from the Corporation shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such indemnitee against the Corporation. The Corporation and each indemnitee agree that the Other Indemnitors are express third party beneficiaries of the terms of this Article VII.

7.4        Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Section. Such expenses (including attorneys’ fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

7.5       Any repeal or amendment of this Article VII by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of the Amended and Restated Certificate and the Bylaws inconsistent with this Article VII, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of or related to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

7.6        The indemnification and advancement of expenses provided by, or granted pursuant to the other sections of this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

7.7        The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article.

Ex D-11

7.8        For purposes of this Article, references to “the Corporation” shall include, in addition to the resulting Corporation, any constituent Corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer employee or agent of such constituent Corporation, or is or was serving at the request of such constituent Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article with respect to the resulting or surviving Corporation as he would have with respect to such constituent Corporation of its separate existence had continued.

7.9        For purposes of this Article, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article.

7.10      The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.11      No director or officer of the Corporation shall be personally liable to the Corporation or to any stockholder of the Corporation for monetary damages for breach of fiduciary duty as a director or officer to the fullest extent permitted by law.

ARTICLE VIII
GENERAL PROVISIONS

8.1        Reliance on Books and Records. Each Director, each member of any committee designated by the Board of Directors, and each officer of the Corporation, shall, in the performance of his duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation, including reports made to the Corporation by any of its officers, by an independent certified public accountant, or by an appraiser selected with reasonable care.

8.2        Maintenance and Inspection of Records. The Corporation shall, either at its principal executive office or at such place or places as designated by the Board of Directors, keep a record of its stockholders listing their names and addresses and the number and class of shares held by each stockholder, a copy of these by-laws, as may be amended to date, minute books, accounting books and other records.

Any such records maintained by the Corporation may be kept on, or by means of, or be in the form of, any information storage device or method, provided that the records so kept can be converted into clearly legible paper form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to the provisions of the Delaware General Corporation Law. When records are kept in such manner, a clearly legible paper form produced from or by means of the information storage device or method shall be admissible in evidence, and accepted for all other purposes, to the same extent as an original paper form accurately portrays the record.

Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the Corporation’s stock ledger, a list of its stockholders, and its other books and records and to make copies or extracts therefrom. A proper purpose shall mean a purpose reasonably related to such person’s interest as a stockholder. In every instance where an attorney or other agent is the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing that authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the Corporation at its registered office in Delaware or at its principal executive office.

Ex D-12

8.3        Inspection by Directors. Any director shall have the right to examine the Corporation’s stock ledger, a list of its stockholders, and its other books and records for a purpose reasonably related to his or her position as a director.

8.4        Dividends. Subject to the provisions of the Certificate of Incorporation, if any, dividends upon the capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the Directors shall think conducive to the interest of the Corporation, and the Directors may modify or abolish any such reserve in the manner in which it was created.

8.5        Checks. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other persons as the Board of Directors may from time to time designate.

8.6        Fiscal Year. The fiscal year of the Corporation shall be as determined by the Board of Directors. If the Board of Directors shall fail to do so, the President shall fix the fiscal year.

8.7        Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced.

8.8        Amendments. Subject to the terms and conditions of the Nomination Agreements, the original or other Bylaws may be adopted, amended or repealed by the stockholders entitled to vote thereon at any regular or special meeting or, if the Certificate of Incorporation so provides, by the Board of Directors. The fact that such power has been so conferred upon the Board of Directors shall not divest the stockholders of the power nor limit their power to adopt, amend or repeal Bylaws.

8.9        Interpretation of Bylaws. All words, terms and provisions of these Bylaws shall be interpreted and defined by and in accordance with the General Corporation Law of the State of Delaware, as amended, and as amended from time to time hereafter. In the event that the provisions of these Bylaws and the Nomination Agreements conflict, the provisions of the Nomination Agreements shall take precedence over these Bylaws.

Ex D-13